EXHIBIT 4.2


THIS SUPPLEMENTAL AGREEMENT is dated 28th September, 1998 between:

(1) DUNLOP STANDARD AEROSPACE GROUP LIMITED (registered no. 3573726) an English company with its registered office at 10 Snow Hill, London EC1A 2AL (the "Company") and each of the other Obligors as defined in the Original Credit Agreement referred to below and as set out in Schedule 1;

(2) THE FUJI BANK, LIMITED as arranger of the Facilities (in this capacity the "Arranger");

(3) THE BANKS AND FINANCIAL INSTITUTIONS set out in Schedule 2 as the original providers of the Facilities (as defined below) (in this capacity the "Original Lenders");

(4)        THE FUJI BANK, LIMITED as LC Bank (as defined below);

(5) THE FUJI BANK, LIMITED as agent for the Lenders (in this capacity the "Facility Agent");

(6) THE FUJI BANK, LIMITED as security agent and trustee for the Lenders (in this capacity the "Security Agent"); and

(7) THE FUJI BANK, LIMITED as syndication manager (in this capacity the "Syndication Agent").

WHEREAS:

(A) This Supplemental Agreement is supplemental to a credit agreement dated 31st July, 1998 (the "Original Credit Agreement") made between, inter alia, the Company, the Arranger, the Original Lenders and The Fuji Bank, Limited as Facility Agent and Security Agent pursuant to which the Lenders agreed to make available to the Borrowers certain term loan facilities, capital expenditure facilities and revolving credit facilities.

(B) The parties to this Supplemental Agreement have agreed to supplement and amend the Original Credit Agreement on the terms set out below.

IT IS AGREED as follows:

1.         INTERPRETATION

(a) Capitalised terms not otherwise defined in this Supplemental Agreement have the meanings given to them in the Original Credit Agreement, unless the context otherwise requires.

(b) Terms defined in the Recitals hereto have the same meaning when used in this Supplemental Agreement.

(c) Clause 1.2 of the Original Credit Agreement is deemed to be set out in full in this Supplemental Agreement but as if references to the Original Credit Agreement are references to this Supplemental Agreement.

2.         AMENDMENTS TO THE ORIGINAL CREDIT AGREEMENT

           The parties to this Supplemental Agreement hereby agree for themselves and for their successors, transferees and assigns pursuant to the Original Credit Agreement that, upon the satisfaction of the conditions precedent set out in Schedule 3 hereto, the Original Credit Agreement shall be supplemented, amended and restated, and thereafter shall be read and construed for all purposes, as set out in Schedule 4 to this Supplemental Agreement.

3.         REPRESENTATIONS AND WARRANTIES

           Each Obligor represents and warrants to the Agents and each Lender on the date hereof that:

           (a) Powers and authority: It has the power to enter into and has taken all necessary action to authorise the entry into and delivery of, this Supplemental Agreement and the transactions contemplated by this Supplemental Agreement (including, without limitation, under the Original Credit Agreement as supplemented and amended by this Supplemental Agreement).

           (b) Legal Validity: Subject to the Reservations, this Supplemental Agreement constitutes, and the Original Credit Agreement when supplemented and amended by this Supplemental Agreement will constitute, its legal, valid and binding obligation.

           (c) Non-conflict: The entry into and performance by it of, and the transactions contemplated by, this Supplemental Agreement and the Original Credit Agreement as supplemented and amended by this Supplemental Agreement do not and will not:

                     (i) conflict in any material respect with any law or regulation or any official or judicial order applicable to it; or

                     (ii)      conflict with its constitutional documents; or

                     (iii) conflict in any respect with, or entitle any third party to terminate, any agreement or document which is binding upon it, any other member of the Group or any asset of any member of the Group in a manner or to an extent which might have a Material Adverse Effect or would be reasonably likely to have a material adverse effect on the business assets or financial condition of the Company, any Borrower or any Material Group Subsidiary or in a manner or to an extent which could result in any liability on the part of any Finance Party to any third party.

           (d) Authorisations: All authorisations required by any Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by this Supplemental Agreement (including, without limitation, under the Original Credit Agreement) have been obtained or effected (as appropriate) and are in full force and effect.

4.         INCORPORATION

(a) This Supplemental Agreement is a Senior Finance Document for the purposes of the Original Credit Agreement and the other Senior Finance Documents.

(b) This Supplemental Agreement shall, from the date of this Supplemental Agreement, be deemed to be incorporated as part of the Original Credit Agreement.

(c) Except as otherwise provided in this Supplemental Agreement, the Senior Finance Documents remain in full force and effect.

5.         MISCELLANEOUS

           The provisions of Clauses 26 (Expenses), 29 (Amendments and Waivers), 36 (Notices) and 37 (Jurisdiction) of the Original Credit Agreement shall apply to this Supplemental Agreement as though they were set out in this Supplemental Agreement in full, but as if references in those Clauses to the Original Credit Agreement were references to this Supplemental Agreement.

6.         COUNTERPARTS

           This Supplemental Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Supplemental Agreement.

7.         GOVERNING LAW

           This Supplemental Agreement is governed by English law.

This Supplemental Agreement has been entered into on the date stated at the beginning of this Supplemental Agreement.

                                  SCHEDULE 1


The Obligors (other than the Company)

Dunlop Standard Aerospace (UK) Limited Serck Aviation Limited Dunlop Standard Aerospace Overseas Limited Dunlop Standard Aerospace (US) Inc.
Standard Aerospace (Canada) Limited (previously known as 351439-1 Canada Inc.) Dunlop Standard Aerospace Holdings Limited

                                  SCHEDULE 2

                                    Lenders


The Fuji Bank, Limited
River Plate House
7-11 Finsbury Circus
London EC3M 7DH

                                  SCHEDULE 3

                             Conditions Precedent


           A certified copy of a resolution of the board of directors of each of the Company (on behalf of itself and as Obligors' Agent on behalf of the other Obligors) and Dunlop Standard Aerospace (US) Inc. approving the terms of, and the transactions contemplated by, this Supplemental Credit Agreement and the Original Credit Agreement as supplemented, amended and restated by this Supplemental Credit Agreement and resolving that it execute this Supplemental Credit Agreement.

                                                              CONFORMED COPY




                         SUPPLEMENTAL CREDIT AGREEMENT



                          DATED 28th September, 1998



                                    Between



                    DUNLOP STANDARD AEROSPACE GROUP LIMITED
                   and others as Borrowers and/or Guarantors

                            THE FUJI BANK, LIMITED
                                  as Arranger

                                  THE LENDERS

                            THE FUJI BANK, LIMITED
                     as Facility Agent and Security Agent

                                      and

                            THE FUJI BANK, LIMITED
                             as Syndication Agent

                  ___________________________________________

                     relating to a Credit Agreement dated
                                31st July, 1998
                 _____________________________________________







                                 ALLEN & OVERY
                                    London
                                  B3:139964.5

                                   CONTENTS

Clause                                                                    Page

1.         Interpretation....................................................1
2.         Amendments to the Original Credit Agreement.......................2
3.         Representations and Warranties....................................2
4.         Incorporation.....................................................2
5.         Miscellaneous.....................................................3
6.         Counterparts......................................................3
7.         Governing Law.....................................................3


Schedules

Schedule 1 - The Obligors....................................................4
Schedule 2 - Lenders.........................................................5
Schedule 3 - Conditions Precedent............................................6
Schedule 4 - Conformed Copy Amended and Restated Credit Agreement............7

Signatories..................................................................181

THIS CREDIT AGREEMENT is dated 31st July, 1998 and made between:

(1) DUNLOP STANDARD AEROSPACE GROUP LIMITED (registered no. 3573726) an English company with its registered office at 10 Snow Hill, London EC1A 2AL (the "Company");

(2) THE COMPANIES listed in Part I of Schedule 1 as borrowers and drawers (in this capacity each an "Original Borrower");

(3) THE COMPANIES listed in Part II of Schedule 1 as guarantors (in this capacity each an "Original Guarantor");

(4) THE FUJI BANK, LIMITED as arranger of the Facilities (in this capacity the "Arranger");

(5) THE BANKS AND FINANCIAL INSTITUTIONS set out in Schedule 2 as the original providers of the Facilities (as defined below) (in this capacity the "Original Lenders");

(6)        THE FUJI BANK, LIMITED as LC Bank (as defined below);

(7) THE FUJI BANK, LIMITED as agent for the Lenders (in this capacity the "Facility Agent");

(8) THE FUJI BANK, LIMITED as security agent and trustee for the Lenders (in this capacity the "Security Agent"); and

(9) THE FUJI BANK, LIMITED as syndication manager (in this capacity the "Syndication Agent").

IT IS AGREED as follows:

1.         INTERPRETATION

1.1        Definitions

           In this Agreement terms defined above or in Clause 22 have the same meaning when used in this Agreement and:

           "Accountants' Report" means the reports dated on or before the Signing Date prepared by PricewaterhouseCoopers and addressed, amongst others, to Doughty Hanson & Co Limited and the Company.

           "Accounting Date" means each 31st March, 30th June, 30th September and 31st December falling after the Closing Date, save as any such date may be adjusted by the Company with the agreement of the Facility Agent to avoid an Accounting Date falling on a day which is not a Business Day and/or to ensure that all Accounting Dates fall on the same day of the week.

           "Accounting Period" in relation to any person means any period of approximately one month, three months or one year for which Accounts of such person are required to be prepared ending, in the case of each three month and each one year period, on an Accounting Date, provided that the first quarterly Accounting Period of the Group shall commence on the Closing Date and end on 30th September, 1998.

           "Accounts" means at any time the latest audited or unaudited, as the case may be, consolidated accounts of the Group and any other accounts of any member of the Group in each case delivered or required to be delivered to the Facility Agent pursuant to this Agreement, as the context requires.

           "Acquired Assets" means the shares and assets acquired or to be acquired by the Company and certain of its Subsidiaries pursuant to the terms of the Sale and Purchase Agreements (and as referred to in Clause 2 of the UK Sale and Purchase Agreement or Clause 2 of the US Sale and Purchase Agreement) and all other rights, assets and liabilities (tangible and intangible, present and future, actual and contingent) acquired by the Company or its Subsidiaries pursuant to the Sale and Purchase Agreements.

           "Acquisition" means the acquisition of the Acquired Assets by the Company or its Subsidiaries pursuant to the Acquisition Agreements.

           "Acquisition Agreements" means:

           (a) the Sale and Purchase Agreements;

           (b) the Dunlop Deed of Amendment (as defined in the UK Sale and Purchase Agreement);

           (c) the Serck Intellectual Property Licence and the Serck IPR Assignment (each as defined in the UK Sale and Purchase Agreement);

           (d) the Vendors' Guarantor's Indemnity (as defined in the UK Sale and Purchase Agreement);

           (e) the SWSW Licence (as defined in the US Sale and Purchase Agreement); and

           (f) the letter umbrella agreement between the Company and BTR International Limited,

           and all transfers and other instruments made pursuant to any thereof to which the Company, the Vendors or any member of the Group is a party.

           "Acquisition Costs" means all fees, costs, expenses, stamp, registration and capital taxes incurred by the Company (or any other member of the Group) in connection with the negotiation, preparation, execution and registration of the Transaction Documents.

           "Additional Borrower" means a member of the Group which becomes a Borrower in accordance with Clause 19.1.

           "Additional Cost" means (a) in relation to each Utilisation or overdue amount, the cost as calculated by the Facility Agent in accordance with Schedule 10 imputed to each Lender participating in such Utilisation or overdue amount through a Facility Office in the United Kingdom of compliance with the Mandatory Cost requirements of the Bank of England during that Interest Period, expressed as a percentage rate per annum and, (b) in relation to each Utilisation or overdue amount denominated in Dollars made to or owed by a U.S. Obligor, the rate per annum determined from the formula (A)(i) LIBOR applicable to such Utilisation or amount for the relevant Interest Period divided by (ii) 1 minus the Euro-Dollar Reserve Percentage minus (B) LIBOR applicable to such Utilisation or overdue amount for that Interest Period and (c) without double counting, in relation to each Utilisation or overdue amount the rate per annum certified by any Lender to the Facility Agent to be the cost to that Lender of compliance with all reserve assets, liquidity or cash margin or other requirements of any applicable monetary or other authority with whose requirements that Lender is required or accustomed to comply in relation to that Utilisation or overdue amount.

           "Additional Guarantor" means a member of the Group which becomes a Guarantor in accordance with Clause 19.2.

           "Advance" means the principal amount of each borrowing under this Agreement from (a) the Tranche A Commitments (each a "Tranche A Advance"), or (b) the Tranche B Commitments (each a "Tranche B Advance"), or (c) the Tranche C Commitments (each a "Tranche C Advance"), or (d) the Tranche D Commitments (each a "Tranche D Advance"), or (e) the Tranche E Commitments (each a "Tranche E Advance") or, in each case, the principal amount thereof outstanding from time to time and without any such designation means a Tranche A Advance, a Tranche B Advance, a Tranche C Advance, a Tranche D Advance or a Tranche E Advance as the context requires.

           "Aero Engine Equipment Division" means the businesses of designing and manufacturing heat exchangers, bleed valves, combustion heaters, air/oil separators, process heat exchangers and actuators carried on by Dunlop Aerospace Limited, Dunlop Limited, Dunlop Holdings Limited, Stewart Warner South Wind Corporation and Serck Aviation Limited from time to time and including the business of designing and manufacturing customised high technology rubber and polymer products.

           "Affiliate" in relation to any person means a Subsidiary or a Holding Company of that person and any other Subsidiary of a Holding Company of that person.

           "Agent" means the Facility Agent, the Syndication Agent or the Security Agent, as the context requires.

           "Agent's Spot Rate of Exchange" with respect to any Optional Currency on any day means the spot rate of exchange of the Facility Agent (as determined by the Facility Agent) for the purchase of the appropriate amount of such Optional Currency with Sterling in the London Foreign Exchange Market in the ordinary course of business at or about 10.00 a.m. on the day in question for delivery two Business Days thereafter.

           "Agreed Security Principles" means the memorandum entitled "Security Principles" in the agreed form.

           "Agreed Syndication List" means the list in the agreed form of those banks, financial institutions or trusts to which participations in the Facilities may be transferred without further consent of the Company.

           "Ancillary Bank" means any Bank which becomes an Ancillary Bank by operation of Clause 7.

           "Ancillary Commitment" means, at any time, the maximum principal amount permitted to be made available under the Ancillary Facility, relative thereto (which shall not, in any event exceed the Tranche D Commitment of the relevant Ancillary Bank) to the extent not cancelled or reduced under this Agreement.

           "Ancillary Documents" means the documents and other instruments pursuant to which the Ancillary Facility is made available and the Ancillary Outstandings are evidenced.

           "Ancillary Outstandings" means, at any time and with respect to any Ancillary Bank, the aggregate in Sterling (as calculated by such Ancillary Bank) of all of the following amounts outstanding at such time under the Ancillary Facility of such Ancillary Bank then in force:

           (a) all amounts of principal then outstanding under any overdraft, cheque drawing or other current account facilities determined on the same basis (whether net or gross) as that for determination of any limit on such facilities imposed by the terms thereof;

           (b) the maximum potential liability (excluding amounts stated to be in respect of interest) under all guarantees, bonds and letters of credit then outstanding under any guarantee, bond, letter of credit or acceptance facilities comprised in the Ancillary Facility; and

           (c) in respect of any other facility or financial accommodation, such other amount as fairly represents the aggregate exposure of that Ancillary Bank with respect thereto under its Ancillary Facility, as reasonably determined by that Ancillary Bank from time to time in accordance with its usual banking practice for facilities or accommodation of the relevant type.

           "Applicable Accounting Principles" means for the purposes of the preparation and/or audit of any Accounts (whether consolidated or unconsolidated):

           (a) of the Company or any member of the Group incorporated in England and Wales to be delivered hereunder, accounting principles and practices generally accepted in the United Kingdom and approved by the Institute of Chartered Accountants of England and Wales or other applicable authority and which are consistent with the accounting principles and practices applied in the preparation of the Business Plan and the Accountants Report, and any variation to such accounting principles and practices which has been approved under Clause 21.5(c); and

           (b) of any other member of the Group, accounting principles and practices generally accepted in the country in which such member is incorporated and approved by the relevant local accounting standards board or other applicable authority consistently applied, and any variation to such accounting principles and practices which have been approved under Clause 21.5(c).

           "Approved Bank" means the current clearing banks used by members of the Target Group in each jurisdiction unless the Majority Lenders notify the Obligors' Agent prior to Closing that they do not so approve of any such current bank or any other bank in such jurisdiction from time to time notified to the Facility Agent which has a short term rating of P1/A1 from Standard & Poors Corporation or Moody's Investor Services Inc., provided always that any such bank in the United Kingdom, the United States of America or Canada shall only be an Approved Bank if it has first been given and has acknowledged to the Security Agent any and all notices required by the Security Documents.

           "Auditors" means any of PricewaterhouseCoopers, Ernst & Young, KPMG, Arthur Andersen or Deloitte & Touche, or any successor firm of any of them appointed to audit the annual consolidated Accounts of the Company.

           "Available Facility Amount" means the amount of the Tranche D Commitments less the Original Sterling Amount of the then outstanding Tranche D Utilisations at such time taking into account any Tranche D Utilisations scheduled to be made, repaid or prepaid by assuming that the same occurs when due.

           "Availability Period" means the period from the date of this Agreement to (a) in respect of the Tranche A Commitments, the Tranche B Commitments and the Tranche C Commitments, close of business in London on the date three months from the Signing Date (respectively, the "Tranche A Availability Period", the "Tranche B Availability Period" and the "Tranche C Availability Period"), and
           (b) in respect of the Tranche D Commitments, close of business in London on the date one month prior to the Final A Repayment Date or if earlier the date that all amounts outstanding under the Tranche A Facility, the Tranche B Facility, the Tranche C Facility and the Tranche E Facility have been repaid or prepaid in full (the "Tranche D Availability Period"), and (c) in respect of the Tranche E Commitments, close of business in London on the seventh anniversary of Closing (the "Tranche E Availability Period").

           "Base Financial Statements" means the Accounts (as defined in each of the Sale and Purchase Agreements), including without limitation the management reports for the members of the Target Group for May 1998.

           "Borrower" means an Original Borrower or an Additional Borrower.

           "Borrower Accession Agreement" means a letter substantially in the form of Part II of Schedule 6 with such amendments as the Facility Agent may approve or reasonably require.

           "Borrowings" means any indebtedness (including any interest and other charges relating thereto) in respect of:

           (a)       moneys borrowed or raised and debit balances at banks;

           (b) any debenture, bond, bill, note, loan stock or other security;

           (c)       any acceptance or documentary credit;

           (d) receivables sold or discounted (otherwise than on a non-recourse basis);

           (e) the acquisition cost of any asset or service to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment (i) is arranged primarily as a method of raising finance or financing the acquisition of that asset or service or (ii) is normal in the trade concerned and the advance is expressed to be payable more than 180 days before, or the deferred payment is payable more than 180 days after, the date of acquisition or possession of such asset;

           (f) finance leases and hire purchase and other arrangements treated as finance leases in accordance with the Applicable Accounting Principles or which are entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

           (g) currency or interest rate swap, or hedging arrangements or financial futures transactions provided that any such arrangements or transactions shall be valued at the net amount owing to any counterparty under any such arrangement or transaction (to the extent that the underlying contract provides for net payments);

           (h) any other transaction having the commercial effect of a borrowing (whether involving money or commodities); or

           (i) any guarantee, indemnity, letter of credit or similar assurance against financial loss of any person in respect of any indebtedness falling within paragraphs (a) to (h) inclusive and any legally binding agreement to maintain the solvency of any person whether by investing in, lending to or purchasing any assets of such person.

           "Bridge Documents" means the Bridge Facility Agreement, any related fee letter, the Substitution Certificates, the Novation Agreements and Guarantor Accession Agreements (each as defined in the Bridge Facility Agreement), the Security Documents and the Priority Agreement and the Warrant Instrument (as defined in the Bridge Facility Agreement).

           "Bridge Facility Agreement" means the bridge facility agreement dated on or about the date hereof made between, amongst others, Dunlop Standard Aerospace Holdings Limited and others, The Fuji Bank, Limited as Arranger, Original Lender, Bridge Agent and the Security Agent.

           "Business Day" means:

           (a) a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in London of the type contemplated by this Agreement including for the giving and receiving of notices under this Agreement; and

           (b) in respect of a day on which a payment or other transaction in an Optional Currency is required under this Agreement a day (not being a Saturday or Sunday) on which banks and foreign exchange markets are open for business in:

                     (i) the principal financial centre in the country of that Optional Currency, or, if there is more than one relevant country, the countries designated by the Facility Agent; and

                     (ii) the principal financial centre of the country of the place of payment of the transaction or, if more than one relevant country, the countries designated by the Facility Agent.

           "Business Plan" means the base case model prepared by Doughty Hanson & Co Limited and approved by the Executives in the agreed form.

           "Canadaco" means Standard Aerospace (Canada) Limited (previously known as 351439-1 Canada Inc.).

           "Canadian Dollars" and "C$" means the lawful currency for the time being of Canada.

           "Canadian Re-organisation" means the merger of Canadaco with BTR Canada Inc. and Standard Aero Limited, as described in the Structure Memorandum.

           "Capex Blocked Account" means the account in the name of Holdco opened with the Facility Agent at its London office as referred to in Clause 4.4.

           "Capital Expenditure" means any expenditure which should be treated as capital expenditure in the audited consolidated Accounts of the Group in accordance with the Applicable Accounting Principles (which shall include for the avoidance of doubt, (i) expenditure on rental engine spares, (ii) any loans made to or subscriptions for shares or other investments in any Joint Venture (including, without limitation, the Kelly Air Force Base Joint Venture) save to the extent such loans, subscriptions or investments are to be used to fund working capital of such Joint Venture, and (iii) Deferred Costs).

           "Cash Equivalent Investments" means:

           (a) debt securities (denominated in Sterling, Canadian Dollars or Dollars) issued by the government of the United Kingdom or Canada or the United States of America having not more than six months to final maturity and which are not convertible into any other form of security;

           (b) debt securities (denominated in Sterling, Canadian Dollars or Dollars) which have not more than 60 days to final maturity, are not convertible into any other form of security, are rated P1 (Moody's Investor Services Inc.) and A-1 (Standard & Poor's Corporation) and are not issued or guaranteed by any member of the Group; and

           (c) such other securities (if any) as are approved as such in writing by the Facility Agent.

           "Certificates of Title" means the certificates of title in the agreed form prepared by Lovell White Durrant with respect to the Key Properties (other than the property at Bagworth as identified in the Debenture) addressed to inter alia, the Facility Agent, the Security Agent and the Lenders.

           "Chief Executive Officer" means the chief executive officer of the Company from time to time (being Robert C. Hamaberg at the Closing
           Date).

           "Chief Financial Officer" means the finance director of the Company from time to time (being David Unruh at the Closing Date) or in his absence his deputy (being a director of the Company).

           "Closing" means the completion of the Acquisition.

           "Closing Accounts" means accounts in the names of the Company and the Original Borrowers, Dunlop Aerospace Limited and BTR Canada Inc opened with the Facility Agent (and/or its Subsidiaries) before and for the purposes of Closing.

           "Closing Date" means the date on which Closing occurs pursuant to the Sale and Purchase Agreements, being the first Utilisation Date.

           "Commitment" in relation to a Lender means:

           (a) when designated "Tranche A", "Tranche B", "Tranche C", "Tranche D" or "Tranche E", the amount appearing and designated as such against that Lender's name in Schedule 2 or in a Transfer Agreement or other document by which it became party to or acquired rights under this Agreement; or

           (b) without any such designation, a Lender's Tranche A Commitment or Tranche B Commitment or Tranche C Commitment or Tranche D Commitment or Tranche E Commitment, as the context requires,

           in each case as reduced or increased from time to time pursuant to any Transfer Agreement or other transfer pursuant to Clause 30 to which such Lender is party, and to the extent not cancelled, reduced, transferred or terminated under this Agreement (collectively the "Total Commitments").

           "Dangerous Substance" means any radioactive emissions, noise and any natural or artificial substance (in whatever form) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

           "Debenture" means the mortgage debenture dated on or about the Signing Date entered into by the Company and the Chargors (as defined therein) in favour of the Security Agent, as supplemented by any deeds of accession or other instruments supplemental thereto.

           "Default" means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (where such other condition is specified in this Agreement as being applicable) or combination of the foregoing, would constitute an Event of Default provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

           "Deferred Costs" means any annual expenditure that may be deferred in the audited consolidated Accounts of the Group to be matched against future revenue streams in accordance with the Applicable Accounting Principles (which, for the avoidance of doubt, shall include original equipment manufacturer ("OEM") authorisation and licensing fees, costs of equipment provided free of charge to OEM's, the cost of acquiring rental engines and development costs and shall exclude amortisation) less the amount of any cash proceeds of any sale and leasebacks.

           "Disclosure Letter" means the letter designated the "Disclosure Letter" dated on or before the Signing Date from the Company to the Facility Agent counter-signed by the Facility Agent for the purposes of identification which makes specific disclosures against the representations and warranties set out in Clause 20.

           "Disposals Account" means the blocked account held with the Facility Agent as defined in Clause 9.5.

           "Documentary Credit" means any letter of credit, guarantee or bond issued or to be issued pursuant to Clause 5.5, in each case as varied from time to time.

           "Dollars" and "$" means the lawful currency for the time being of the United States of America.

           "Dunlop Aviation Division" means the businesses of designing, manufacturing and servicing wheel and braking systems and brake management systems for the international civil and military aircraft markets and designing and manufacturing electro-thermal de-icing and ice protection systems carried on by Dunlop Holdings Limited, Dunlop Limited, Dunlop Aerospace Limited, Dunlop Aviation (SE ASIA) Pte Limited, Dunlop Aviation North America Inc. and Dunlop Aviation Canada Inc. from time to time.

           "Dunlop Investments" means Dunlop Standard Aerospace Overseas Investment Limited (registered number 3599223).

           "Dutchco" means a new company to be incorporated in the Netherlands on or after the Closing Date with the name Dunlop Standard Aerospace (Nederland) B.V.

           "Encumbrance" means any mortgage, pledge, lien, charge (fixed or floating), assignment for the purpose of providing security, hypothecation, right in security, security interest or trust arrangement for the purpose of providing security, and any other security agreement or other arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien).

           "Environment" means all, or any of, the following media, the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water (including, without limitation, ground and surface water) and land (including, without limitation surface and sub-surface soil).

           "Environmental Claim" means any claim by any person:

           (a) in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

           (b) that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings.

           "Environmental Contamination" means each of the following and their consequences:

           (a) any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, occupied or used by any member of the Group into any part of the Environment; or

           (b) any accident, fire, explosion or sudden event at any site owned, occupied or used by any member of the Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

           (c)       any other pollution of the Environment.

           "Environmental Law" means all laws (including, without limitation, common law), regulations, directives, codes of practice, circulars, guidance notices and the like having in each case legal effect concerning the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

           "Environmental Licence" means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

           "ERISA" means the United States Employee Retirement Income Security Act of 1974 as amended from time to time, or any successor statute thereto and any regulations promulgated thereunder.

           "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA), whether or not incorporated which would be considered a single employer with any Obligor domiciled in the United States within the meaning of Section 414(b), (c), (m) or (o) of the IRC and regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA but not including an Investor or any company (other than a member of the Group) which is owned, in whole or in part, by an Investor.

           "Euro-Dollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System of the U.S.A. (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of "Eurocurrency liabilities" as specified in Regulation D (or in respect of any other category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

           "Event of Default" means an event specified as such in Clause 23.1.

           "Excess Cash Capex Amount" for any annual Accounting Period starting on or after 1st January, 1999 means the amount by which
           (A) the aggregate of all cash (not being cash standing to the credit of a Disposals Account) and Cash Equivalent Investments held by members of the Group on the 31st December immediately preceding the start of such annual Accounting Period, less the amount of any Tranche D Advances then outstanding, is in excess of (B) (pound)12,500,000 (or its equivalent in other currencies) less the amount of the Total Purchase Price paid or incurred by members of the Group during the previous annual Accounting Period to the extent the amount of such payment was permitted by Clause 21.15(d)(i)(C).

           "Executive" means each of David Shaw, David Johnson, Piet Walton-Knight, the Chief Executive Officer and the Chief Financial Officer (or any of their replacements from time to time as contemplated in Clause 21.33).

           "Expiry Date" means the date stated in a Documentary Credit to be its expiry date or the latest date on which demand may be made thereunder.

           "Facility" means each and any of:

           (a) the term loan facility referred to in Clause 2.1(a) (the "Tranche A Facility");

           (b) the term loan facility referred to in Clause 2.1(b) (the "Tranche B Facility");

           (c) the term loan facility referred to in Clause 2.1(c) (the "Tranche C Facility");

           (d) the revolving credit facility referred to in Clause 2.1(d) (the "Tranche D Facility");

           (e) the term loan facility referred to in Clause 2.1(e) (the "Tranche E Facility"); and

           (f) an ancillary facility referred to in Clause 2.1(f) (an "Ancillary Facility"),

           (together the "Facilities").

           "Facility Office" means in relation to any Lender the office or offices specified as such in Schedule 2 or in the Transfer Agreement by which such Lender became a party hereto or such other office notified by such Lender to the Facility Agent by not less than five Business Days' notice as the office through which it will perform all or any of its obligations under this Agreement.

           "Fee Letters" means the letters referred to in Clauses 25.1 and 25.3.

           "Final Maturity Date" means the ninth anniversary of the first Utilisation Date.

           "Final A Repayment Date" means the date 90 months from the first Utilisation Date.

           "Finance Documents" means:

           (a) when designated "Senior", this Agreement, the Fee Letters, the Ancillary Documents, the Transfer Agreements, the Borrower Accession Agreements, the Guarantor Accession Agreements, the Security Documents, the Hedging Documents, the Priority Agreement and any other document designated as such by the Facility Agent and the Company;

           (b) when designated "Subordinated", the Subordinated Documents or the Bridge Documents as the context requires; and

           (c) without any such designation the Senior Finance Documents and/or the Subordinated Finance Documents as the context requires,

           in each case as amended, novated or supplemented from time to time.

           "Finance Party" means the Arranger, a Lender, the LC Bank or the Agents (together the "Finance Parties").

           "Funds Flow Statement" means the chart and memorandum in the agreed form showing the payments to be made by any member of the Group or the Target Group at or immediately after Closing.

           "Group" means the Company and its Subsidiaries from time to time.

           "Guarantor" means an Original Guarantor or an Additional Guarantor.

           "Guarantor Accession Agreement" means a deed substantially in the form of Part III of Schedule 6 with such amendments as the Facility Agent may approve or reasonably require.

           "Guilders" and "DFL" means the lawful currency for the time being of the Netherlands.

           "Hedging Documents" means any and all currency or interest rate swap and/or interest cap and/or other hedging agreements entered into or to be entered into by any member of the Group as may from time to time be agreed in writing between the Company and the Facility Agent to constitute the Hedging Documents.

           "Holdco" means Dunlop Standard Aerospace (UK) Limited (registered no. 3599229).

           "Holding Company" means an entity of which another person is a Subsidiary.

           "Information Package" means the Business Plan and, when and to the extent agreed between the Company and the Syndication Agent, an information memorandum relating to the Group to be prepared for the purposes of syndication.

           "Insolvent Group Member" means any member of the Group:

           (a) which:

                     (i) is, or is deemed or declared for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits in writing its inability to pay its debts as they fall due unless such member of the Group is deemed to be insolvent solely under section 123(1)(a) of the Insolvency Act 1986 in circumstances where it is contesting the relevant debt in good faith and with due diligence; or

                     (ii) suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

                     (iii) by reason of financial difficulties, begins negotiations with its creditors generally with a view to the readjustment or rescheduling of any of its indebtedness; or

           (b) in respect of which:

                     (i) any step is taken by, or on behalf of, that company (including petition, proposal or convening a meeting) with a view to a composition, assignment or arrangement with any of its creditors; or

                     (ii) a meeting is convened by the company, its directors or its shareholders for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed (not being a solvent liquidation); or

                     (iii) any person presents a petition for its winding-up or administration (not being a frivolous or vexatious petition and not being a solvent liquidation); or

                     (iv) any order for its winding-up or administration is made (not being a solvent liquidation); or

                     (v) any other step is taken by or on behalf of that company (including petition, resolution, proposal or convening a meeting) with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of it; or

                     (vi) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed; or

                     (vii) its directors request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

                     (viii) any other steps are taken to enforce any Encumbrance over any material part of its assets, save where it is in good faith contesting such enforcement by appropriate proceedings, unless (in the case only of any action, other than the convening of a meeting to consider a resolution or to petition for the administration of the relevant company or the presentation of a petition or making of an order for administration or taking of any other step with a view to administration or appointment of an administrator, referred to in paragraph (ii), (iii),
                     (iv), (v), (vi) and (vii) above) the Company demonstrates to the Facility Agent's satisfaction that the action has been dismissed or revoked within 21 days; or

           (c) in respect of which there occurs in any country or territory in which it is incorporated or carries on business any event which, in the reasonable opinion of the Majority Lenders, corresponds to or is analogous with any of the events mentioned in paragraphs (a) or (b) above.

           "Intellectual Property Rights" means all know-how, patents, trademarks, service marks, designs, business names, topographical or similar rights, copyrights and other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) of any member of the Group.

           "Interest" means:

           (a)       interest and amounts in the nature of interest accrued;

           (b) prepayment penalties or premiums incurred in repaying or prepaying any Borrowings;

           (c) discount fees and acceptance fees payable or deducted in respect of any Borrowings (and/or all fees payable in connection with any letter of credit or guarantee); and

           (d) any other costs, expenses and deductions of the like effect (including, without limitation, the interest element of finance leases) and any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Hedging Documents), taking into account any premiums payable for the same and the interest element of any net payment (plus or minus any accrued exchange gains or losses) under any currency hedging instrument or arrangement, and "Interest" includes commitment, non-utilisation and annual agency fees (including, without limitation, those payable hereunder) but excludes front-end, management, arrangement and participation fees with respect to any Borrowings (including, without limitation, those payable hereunder) and any up-front premium or front-end fee payable pursuant to any Hedging Document.

           "Interest Date" means, in relation to any Advance or any overdue amount, the last day of an Interest Period relating thereto.

           "Interest Period" means, in relation to any Advance, each period determined in accordance with Clause 11.1 and, in relation to any overdue amount, each period determined in accordance with Clause 10.3.

           "Investor" means the various companies and limited partnerships referred to in Schedule II of the Subscription Agreement.

           "Investors Capex Contribution Amount" means a subscription by the Investors in cash for additional shares in the capital of the Company in each of the first four annual Accounting Periods of the Group in an amount of (i) (pound)5,000,000 on the Closing Date (being in addition to the amount of the Equity Subscription referred to in Clause 4.1(b)), (ii) (pound)5,000,000 on or before 31st January, 1999, (iii) (pound)5,000,000 on or before 31st January, 2000 and (iv) (pound)5,000,000 on or before 31st January, 2001.

           "IRC" means the United States Internal Revenue Code of 1986 as amended from time to time or any successor statute thereto and any regulations promulgated thereunder.

           "Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership in which any member of the Group has an interest from time to time.

           "Joint Venture Investment" has the meaning given to it in Clause
           21.34.

           "Kelly Air Force Base Joint Venture" means any special purpose limited liability entity in which any member of the Group has an interest established to tender for work at the Kelly Air Force Base in the United States of America.

           "Key Man Policies" means key man life assurance policies taken out or to be taken out by the Company and maintained by the Company in respect of the death or disability of each of the Executives listed below on such terms and with such insurers as the Facility Agent may reasonably require or approve, and in the following amounts for each Executive:

                       Executive                 Amount ((pound))

                       Robert C. Hamaberg            500,000
                       David Unruh                   500,000


           "Key Properties" means each of the freehold and leasehold properties owned by members of the Target Group at Coventry, Shepshed and Bagworth, as identified in the Debenture.

           "LC Bank" means The Fuji Bank, Limited and/or any Affiliate of it or any other bank which becomes the LC Bank pursuant to Clause 5.9.

           "Lender" means each bank, trust or other financial institution or Affiliate of such bank, trust or financial institution whose name is set out in Schedule 2 or to which rights and/or obligations under this Agreement are assigned or transferred pursuant to Clause 30 or which assumes rights and obligations pursuant to a Transfer Agreement, and any successor or successors in title to any of the foregoing, PROVIDED THAT upon (i) termination in full of all the Commitments of any such bank, trust or financial institution or Affiliate of such bank, trust or financial institution, and (ii) irrevocable payment in full of all amounts which may be or become payable to such bank, trust or financial institution or Affiliate of such bank, trust or financial institution under the Senior Finance Documents, such bank, trust or financial institution or Affiliate of such bank, trust or financial institution shall not be regarded as being a Lender for the purposes of determining whether any provision of any of the Senior Finance Documents requiring consultation with or the consent or approval of or instructions from the Lenders or the Majority Lenders has been complied with.

           "LIBOR" in relation to any Advance or overdue amount for any Interest Period relative thereto, means:

           (a)       the annual rate of interest which appears on:

                     (i) in the case of an Advance or overdue amount denominated in Sterling or Dollars Telerate page 3750;

                     (ii) in the case of an Advance or overdue amount denominated in an Optional Currency (other than Dollars or Canadian Dollars) Telerate page 3740; and

                     (iii) in the case of an Advance or overdue amount denominated in Canadian Dollars, the Bankers Acceptance Rate on Telerate page 3197,

                     or any equivalent successor to such page, as appropriate, (the "Telerate Screen") as determined by the Facility Agent at or about 11.00 a.m. (London time) on the first day of such Interest Period (in the case of an Advance denominated in Sterling) or two Business Days before the commencement of such Interest Period (in the case of an Advance denominated in an Optional Currency), as being the interest rate offered in the London Interbank Market for the offering of deposits in the currency of such Advance for a period comparable to such Interest Period; and

           (b) (if the relevant rate does not appear on the Telerate Screen for the purposes of paragraph (a) or the Facility Agent determines that no rate for a period of comparable duration to the relevant Interest Period appears on the Telerate Screen) the arithmetic mean (rounded upward to four decimal places) of the rates supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the first day of such Interest Period (in the case of an Advance denominated in Sterling) or two Business Days before the commencement of such Interest Period (in the case of an Advance denominated in an Optional Currency) for the offering of deposits in the currency of such Advance for a period comparable to its Interest Period, provided that if any of the Reference Banks fails to supply such offered rate to the Facility Agent by 1.00 p.m. (London time) on the required date, "LIBOR" for the relevant Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

           "Majority Lenders" means, at any time, Lenders the aggregate of whose Commitments:

           (a) represent by value at least 66 2/3 per cent. of the Total Commitments; or

           (b) if the Total Commitments have been reduced to zero, represented by value at least 66 2/3 per cent. of the Total Commitments immediately before the reduction,

           provided that Clause 2.2(k) shall be ignored for the purposes of this definition.

           "Managers" means those individuals who are to subscribe for shares in the capital of the Company at Closing who are identified in schedule I of the Shareholders Agreement.

           "Margin" means:

           (a) in respect of any Tranche A Advance or Tranche D Utilisation, one point seven five zero per cent. (1.750%) per annum, save as adjusted pursuant to Clause 10.4;

           (b) in respect of any Tranche B Advance, two point two five zero per cent. (2.250%) per annum; and

           (c) in respect of any Tranche C Advance or Tranche E Utilisation, two point five zero per cent. (2.50%) per annum.

           "Material Adverse Effect" means any effect which is, or is reasonably likely to (i) be, materially adverse to the business, assets or financial condition of the Company, any Operating Division or of the Group taken as a whole, or (ii) be materially adverse to the ability of any Obligor (taking into account those sources of finance shown to be available to it including from within the Group at the relevant time which are both lawful and permitted by the terms of this Agreement) to comply with its payment obligations under the Senior Finance Documents or its obligations under Clause 22.2 or (iii) result in any of this Agreement, the Bridge Facility Agreement, the Subordinated Facility Agreement or the Sale and Purchase Agreements not being legal, valid and binding on and enforceable substantially in accordance with their material terms against any party thereto or materially and adversely affect the value of the security (taken as a whole) provided pursuant to the Security Documents.

           "Material Group Subsidiary" means each member of the Group (i) whose pre-tax profits represent five per cent. or any greater percentage of the Consolidated EBIT of the Group, or (ii) the book value of whose gross assets is five per cent. or more of the consolidated gross assets of the Group, in either case determined in accordance with the Applicable Accounting Principles or (iii) whose aggregate sales to third parties in any annual Accounting Period, calculated on a consolidated basis in accordance with the Applicable Accounting Principles and excluding VAT and/or sales tax, are at least five per cent. or more of the aggregate sales of the Group to third parties (similarly calculated), and for this purpose:

           (A) in the case of a company which itself has Subsidiaries, the calculation shall be made by using the consolidated pre-tax profits or gross assets or aggregate sales, as the case may be, of it and its Subsidiaries;

           (B) the calculation of consolidated pre-tax profits or gross assets or aggregate sales shall be made by reference to:

                     (I) the latest accounts of the relevant company (or, as the case may be, a consolidation of the accounts of it and its Subsidiaries) used for the purpose of the then latest unaudited quarterly or audited annual consolidated Accounts of the Group delivered to the Facility Agent under Clause 21.2; and

                     (II) those unaudited quarterly or audited annual consolidated Accounts (as the case may be) of the Group;

           (C) each member of the Group named in Schedule 4 or, if later, in the latest annual list of Material Group Subsidiaries provided by the Company to the Facility Agent pursuant to Clause 21.2(d)(i)(B) shall be deemed to be a Material Group Subsidiary until either the next list of Material Group Subsidiaries is delivered to the Facility Agent pursuant to Clause 21.2(d)(i)(B) or it is shown to the Facility Agent's reasonable satisfaction not to be a Material Group Subsidiary under paragraph (B) above; and

           (D) any member of the Group which is not a Material Group Subsidiary to which any Material Group Subsidiary transfers in any annual Accounting Period any fixed assets in any transaction or series of transactions (related or not) with an aggregate book value or market value in excess of (pound)10,000,000 shall be deemed to be a Material Group Subsidiary (and the Material Group Subsidiary from which the assets were transferred shall be deemed to continue to be a Material Group Subsidiary) unless and until it is shown (in each such case) to the Facility Agent's reasonable satisfaction not to be a Material Group Subsidiary under paragraph (B) above.

           "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.

           "Net Proceeds" means:

           (a) the consideration received by any member of the Group in respect of the disposal to any person who is not a member of the Group of all or any part of its business, undertaking or assets (including the amount of any intercompany debt repaid to continuing members of the Group), net of all Taxes applicable on, or to any gain resulting from, the disposal and of all third party costs, fees and expenses properly incurred by members of the Group in arranging and effecting that disposal; and/or

           (b)       the proceeds of any claim:

                     (i) against any of the Vendors under the Acquisition Agreements (including, without limitation, any adjustment to the purchase price), but after deduction of all Taxes applicable on, and all third party costs, fees and expenses properly incurred in connection with, such claim; and/or

                     (ii) for loss or destruction of or damage to property of a member of the Group made by a member of the Group under any insurance policy (excluding the proceeds of any claim for loss of profits or business interruption), in each case, save where the claim is for the reimbursement or payment on account of monies lawfully and properly disbursed or to be disbursed (including for the reinstatement of or the purchase of replacement assets) and/or payments or liabilities lawfully and properly made or incurred or to be made or incurred by any member of the Group, in which case the proceeds shall only be taken into account for the purposes of this definition if (and to the extent that) (A) they exceed the amount of the monies and/or payments or liabilities actually so disbursed and/or made or incurred and/or (B) such monies or payments are not so disbursed or made within 12 months of the date of receipt of the proceeds of any such claim.

           "Newcos" means each of the Company, Dunlop Standard Aerospace Holdings Limited, Holdco, Dunlop Standard Aerospace Overseas Limited, Serck Aviation Limited, Dunlop Standard Aerospace (US) Inc., Dunlop Investments, Canadaco and Dutchco.

           "Novation Agreement" has the meaning given to it in Clause 30.3.

           "Obligor" means a Borrower or a Guarantor.

           "Obligors' Agent" means the Company appointed to act on behalf of each Obligor pursuant to Clause 2.4.

           "Operating Division" means each of:

           (i) the Standard Aero Division;

           (ii) the Dunlop Aviation Division; and

           (iii) the Aero Engine Equipment Division.

           "Operating Division Heads" means each of the Executives (other than the Chief Executive Officer and the Chief Financial Officer) at the date of this Agreement and each other person from time to time notified by the Company to the Facility Agent as managing any of the Operating Divisions.

           "Optional Currency" means any currency other than Sterling which is readily available and freely transferable in the London Foreign Exchange Market in sufficient amounts to fund the relevant Advance.

           "Original Sterling Amount" means in relation to any amount:

           (a) (if denominated in Sterling) the principal amount which is, or is to be, outstanding, drawn or issued; or

           (b) (if denominated in an Optional Currency) the Sterling Equivalent of the principal amount which is, or is to be, outstanding, drawn or issued calculated, in the case of an Advance, two Business Days prior to the Utilisation Date for that Utilisation and in the case of a Documentary Credit, on the Utilisation Date for that Utilisation.

           "Original Investors" means Doughty Hanson & Co. Limited (or funds managed by it).

           "Outstanding Liability Amount" in relation to any Documentary Credit at any time means the maximum amount for which the LC Bank or the Lenders, as the case may be, could be actually and/or contingently liable thereunder less the aggregate of (i) all amounts thereof repaid or prepaid hereunder and (ii) all amounts (if any) paid out by the LC Bank (or the Lenders) thereunder for which the LC Bank and/or the Lenders have been reimbursed by the Obligors (whether or not out of the proceeds of a Tranche D Advance).

           "Party" means a party to this Agreement.

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

           "Pension Plan" means a Plan that is subject to Title IV of ERISA.

           "Plan" means an "employee benefit plan" within the meaning of
           Section 3(3) of ERISA and which is subject to ERISA with respect to which any U.S. Obligor, any Subsidiary of a U.S. Obligor or any ERISA Affiliate may have any liability (other than a Multiemployer
           Plan).

           "Priority Agreement" means the priority agreement dated on or about the Signing Date between the Company, the Borrowers and Guarantors, the Agents, the Lenders, the Hedging Banks, the Subordinated Lenders, the Subordinated Agent and the Intercompany Creditors and Intercompany Debtors (each as defined therein).

           "Proforma Accounts" means the form of monthly and quarterly consolidated management Accounts of the Group in the format and with the headings and level of information agreed by the Company and the Facility Agent from time to time (or if not so agreed as reasonably required by the Facility Agent).

           "Recognised Lender" means, a bank, trust or other financial institution which is:

           (a) in respect of a Utilisation made available to a Borrower whose jurisdiction of incorporation is in or part of the United Kingdom:

                     (i) a bank as defined in Section 840A of the Income and Corporation Taxes Act 1988 (or any statutory re-enactment or modification thereof) which is within the charge to United Kingdom corporation tax as regards interest payable or paid to it under this Agreement; or

                     (ii) if at any time Section 349 or Section 840A of the Income and Corporation Taxes Act 1988 (or any statutory re-enactment or modification thereof, in substantially the same form and context as at the date hereof) shall not at any time continue in full force and effect, is a bank carrying on through its Facility Office a bona fide banking business in the United Kingdom which is within the charge to United Kingdom corporation tax as regards any interest payable or paid to it under this Agreement; or

                     (iii) in respect of a bank, trust or other financial institution making an Advance under the Tranche B Facility, Tranche C Facility or Tranche E Facility only, at the time the bank, trust or other financial institution becomes a party to this Agreement, is resident in a country with which the United Kingdom has an appropriate double taxation treaty and such treaty provides at the date hereof (or in the case of a transferee under Clause 30, at the date of transfer) under its terms for full relief from United Kingdom income Tax on interest for an entity such as the bank, trust or other financial institution or its transferee when acting through the office or any branch, Affiliate or agency through which it is acting for the purposes of this Agreement; or

           (b) in respect of Utilisations made available to a Borrower whose jurisdiction of incorporation is other than in the United Kingdom:

                     (i) for the time being lending through a branch, Affiliate or agency in the jurisdiction of incorporation of such Borrower; or

                     (ii) (A) lending through any other branch, Affiliate or agency if, at the time the bank, trust or financial institution becomes a party to this Agreement, it is resident in a country with which the jurisdiction of incorporation of such Borrower has an appropriate double taxation treaty which provides at the date hereof (or in the case of a transferee under Clause 30, at the date of transfer) under its terms for full relief from that jurisdiction's income Tax on that jurisdictions' source interest for an entity such as such bank, trust or other financial institution when acting through the branch, Affiliate or agency through which it is acting; and

                               (B)        prior to the first Interest Date
                                          after the date on which such Lender
                                          became a party to this Agreement on
                                          which any interest on any of the
                                          Advances to such Borrower in which
                                          such Lender has a participation is
                                          payable, has made and filed an
                                          appropriate application for relief
                                          under such treaty (or would have
                                          done so but for any failure by such
                                          Borrower to comply with its
                                          obligations under Clause 13.5); or

                     (iii) in respect of Utilisations made available to a Borrower resident in Canada, for the time being lending through its Facility Office or though any branch, Affiliate or agency used for the purposes of making Utilisations to any other Borrower under this Agreement.

           "Reference Banks" means the principal London offices of The Fuji Bank, Limited and of such other Lenders as may become Reference Banks pursuant to Clause 30.4.

           "Re-organisation" means those aspects of the Target Group re-organisation expressed to occur on or after the Closing Date as described in the Structure Memorandum (including, without limitation, the Canadian Re-organisation, the transfer of Dunlop Standard Aerospace US Inc. to Dunlop Aerospace Limited and the transfer of some or all of Dunlop Investment's interests in BTR Aerospace B.V. and Vliegwiel B.V. to Dutchco).

           "Repayment Date" means a Tranche A Repayment Date, a Tranche B Repayment Date, a Tranche C Repayment Date or a Tranche E Repayment Date or such of them as the context requires.

           "Repayment Instalment" means a Tranche A Repayment Instalment (as defined in Clause 8.1), a Tranche B Repayment Instalment (as defined in Clause 8.2), a Tranche C Repayment Instalment (as defined in Clause 8.3) or a Tranche E Repayment Instalment (as defined in Clause 8.5) or such of them as the context requires.

           "Reportable Event" means a "reportable event" described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC and other than a reportable event described in Section 4043(c)(9) to (12) of ERISA).

           "Reports" means each of:

           (a)       the Accountants' Report;

           (b) the legal due diligence report dated on or before the Signing Date prepared by, amongst others, Lovell White Durrant;

           (c) the industry and market report dated on or before the Signing Date prepared by Canaan Group Limited;

           (d) the environmental report dated on or before the Signing Date prepared by Dames & Moore; and

           (e) the insurance due diligence investigation dated 16th July, 1998 prepared by Willis Corroon (the "Insurance Report"),

           in each case either addressed to the Agents and the Lenders or the subject of a separate reliance letter confirming that the Agents and the Lenders are entitled to rely on such report.

           "Request" means a request made by a Borrower or by the Obligors' Agent on behalf of a Borrower for a Utilisation, substantially in the form of Schedule 5.

           "Reservations" means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence, (in the case of default interest) representing a penalty or similar reasons and any other reservations or qualifications of law (but not of fact) expressed in any of the legal opinions issued pursuant to Schedule 3, Part I, paragraphs 15 and 22.

           "Sale and Purchase Agreements" means:

           (i) the share and business sale and purchase agreement between certain of the Vendors, the Company and certain of its Subsidiaries dated on or before the Signing Date providing, inter alia, for the sale by BTR International Limited (or certain of its Affiliates) and the purchase by the Company and certain of such Subsidiaries of Dunlop Holdings Limited, BTR Canada Inc, BTR Aerospace B.V., BTR Vliegwiel B.V., Standard Aero (Asia) Pte Limited, Dunlop Aviation (SE Asia) Pte Limited and Standard Aero International Pty Limited (the "UK Sale and Purchase Agreement"); and

           (ii) the agreement between certain of the Vendors, the Company and certain of its subsidiaries dated on or before the Signing Date providing, inter alia, for the sale by BTR International Limited (or certain of its Affiliates) and the purchase by the Company and certain of such Subsidiaries of Standard Aero Inc., Stewart Warner South Wind Corporation and Dunlop Aviation North America Inc. (the "US Sale and Purchase Agreement").

           "Security Costs" means all fees, costs, expenses, stamp, registration and capital taxes incurred by the Company (or any other member of the Group) in connection with the execution and registration of the Security Documents.

           "Security Documents" means the share charges and other security documents identified in Schedule 7, together with such other security documents as may be required to be entered into by any Obligor pursuant to any of the Finance Documents.

           "Service Contracts" means the contracts of service made between each of the Executives and the Company.

           "Shareholders Agreement" means the investment agreement dated on or before the Signing Date made between the Company, the Investors and the Managers pursuant to which the Investors and Managers agree to subscribe for and have issued to them shares in the Company.

           "Shares" means each and any of the shares in the capital of the Company.

           "Signing Date" means the date of this Agreement.

           "Standard Aero Division" means the engine repair and overhaul businesses carried on by BTR Aerospace B.V., BTR Vliegwiel B.V., Standard Aero VoF., Standard Aero (Australia) Pty Limited, Standard Aero (International) Pty Limited, Standard Aero Inc., Standard Aero (Alliance) Inc., Standard Aero (San Antonio) Inc., Standard Aero de Mexico S.A. de C.V., BTR Canada Inc., Standard Aero Limited, Fasco Motors Limited and Standard Aero (Asia) Pte Limited from time to time.

           "Sterling" and "(pound)" means the lawful currency for the time being of the United Kingdom.

           "Sterling Equivalent" means, in relation to an amount expressed or denominated in an Optional Currency, the equivalent thereof in Sterling converted at the Agent's Spot Rate of Exchange on the date of the relevant calculation (and if used in relation to an amount expressed or denominated in Sterling, such amount).

           "Structure Memorandum" means the memorandum and chart in the agreed form delivered to the Facility Agent on the date of this Agreement prepared by PricewaterhouseCoopers setting out the legal and beneficial capital and share ownership of members of the Group (and giving details of any minority shareholdings in any Subsidiary) and all material intercompany loans between any members of the Group and identifying all interests of members of the Group in other companies and partnerships all as of and immediately after Closing and showing all reorganisational steps with respect to members of the Group to be taken at or shortly after Closing, as supplemented by the Supplemental Structure Memorandum.

           "Subordinated Borrower" means Dunlop Standard Aerospace Holdings Limited or a US incorporated corporation which is a direct Subsidiary of the Company.

           "Subordinated Documents" means the Subordinated Facility Agreement, any related fee letters, the Substitution Certificates, any Novation Agreement and Guarantor Accession Agreement (each as defined in the Subordinated Facility Agreement), the Security Documents and the Priority Agreement.

           "Subordinated Facility Agreement" means a subordinated facility agreement between, amongst others, the Subordinated Borrower, certain banks and financial institutions as lenders and the Subordinated Agent.

           "Subordinated Lenders" means the Lenders under the Bridge Facility Agreement or the Subordinated Facility Agreement as the context requires.

           "Subsidiary" means in relation to any person, any entity which is controlled directly or indirectly by that person or of whose dividends or distributions that person is entitled to receive more than 50 per cent. and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and "control" for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

           "Substitution Certificate" means a duly completed certificate substantially in the form of Part I of Schedule 6.

           "Supplemental Structure Memorandum" means the memorandum and chart in agreed form prepared by PricewaterhouseCoopers which supplements the Structure Memorandum.

           "Targets" means each of Dunlop Holdings Limited, Dunlop Aviation North America Inc., Standard Aero Inc, Stewart Warner South Wind Corporation, BTR Canada Inc, Standard Aero (Asia) PTE Limited, Dunlop Aviation (SE Asia) PTE Limited, Standard Aero (Australia) PTY Ltd, BTR Aerospace B.V., BTR Vliegwiel B.V. and the Serck Business (as defined in the UK Sale and Purchase Agreement) (each a "Target").

           "Target Group" means the Targets (including without limitation, the Serck Business) and their respective Subsidiaries.

           "Taxes" means all taxes, imposts, duties, levies, charges, deductions and withholdings in the nature or on account of tax, together with all interest thereon and penalties with respect thereto and "Tax" shall be construed accordingly.

           "Term Advances" means the Tranche A Advances, the Tranche B Advances, the Tranche C Advances and the Tranche E Advances.

           "Total Purchase Price" has the meaning given to that term in Clause 21.15.

           "Tranche A Repayment Date" means each date identified in Clause
           8.1.

           "Tranche B Repayment Date" means each date identified in Clause
           8.2.

           "Tranche C Repayment Date" means each date identified in Clause
           8.3.

           "Tranche E Repayment Date" means each date identified in Clause
           8.5.

           "Transaction Documents" means the Finance Documents, the Acquisition Agreements, the Shareholders Agreement and the Service Contracts.

           "Transfer Agreement" means a Novation Agreement or a Substitution Certificate.

           "U.S. Obligor" means each Obligor incorporated in the United States of America (or any of its states or territories or any political or legal sub-division thereof).

           "U.S. Person" means a person who is a citizen or resident of the United States of America and any corporation or other entity created or organised in or under the laws of the United States of America or any political or legal sub-division thereof.

           "Utilisation" means a utilisation under this Agreement of the Tranche A Facility (a "Tranche A Utilisation") and/or a utilisation under this Agreement of the Tranche B Facility (a "Tranche B Utilisation") and/or a utilisation under this Agreement of the Tranche C Facility (a "Tranche C Utilisation") and/or a utilisation under this Agreement of the Tranche D Facility (a "Tranche D Utilisation") and/or a utilisation under this Agreement of the Tranche E Facility (a "Tranche E Utilisation") or such of them as the context requires.

           "Utilisation Date" means in relation to each Utilisation, the date specified as such in the relative Request or, on and after the making and/or issue thereof pursuant to such Request, the date on which it was made and/or issued.

           "Vendors" means BTR International Limited (and certain of its Affiliates) named as the vendors' guarantor or a vendor in any of the Sale and Purchase Agreements.

           "Withholding Period" means in relation to a Tranche B Advance, Tranche C Advance or a Tranche E Advance made available to a Borrower resident in Canada, the period beginning on the date of Utilisation of such Tranche B Advance, Tranche C Advance or Tranche E Advance and ending on the date five years and one day from the date of the last such Utilisation.

1.2        Construction

(a) In this Agreement, unless the contrary intention appears, a reference to:

           (i) "assets" includes properties, revenues and rights of every description present, future and contingent;

                     an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

                     a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if such period starts on the last day in a calendar month or there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in such later calendar month;

                     a "regulation" includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

           (ii) a provision of a law is a reference to that provision as amended or re-enacted;

           (iii) a Clause or a Schedule is, unless otherwise specified, a reference to a clause of or a schedule to this Agreement;

           (iv) a Transaction Document or any other document is a reference to that Transaction Document or that other document as amended, novated or supplemented from time to time (including, where relevant by any Borrower Accession Agreement, Guarantor Accession Agreement and/or Transfer Agreement);

           (v) a time of day is a reference to London time and a reference to close of business is to close of business in London;

           (vi) words importing the singular shall include the plural and vice versa;

           (vii) a document in an "agreed form", is a reference to such document either in a form previously agreed in writing by or on behalf of the Company and the Facility Agent or otherwise in form and substance satisfactory to the Lenders acting reasonably;

           (viii) an outstanding Documentary Credit is "repaid" or "prepaid" by providing (in accordance with the terms hereof) cash cover therefor in the same currency as that in which such Documentary Credit is denominated or expressed to be payable, by reducing (in accordance with the terms hereof) the Outstanding Liability Amount of such Documentary Credit or by cancelling such Documentary Credit and returning the original to the LC Bank or the Facility Agent on behalf of the Lenders or providing other evidence (in form and substance satisfactory to the LC Bank or, as the case may be, Facility Agent) that no further liability exists thereunder; references to Utilisations being repaid or prepaid are to be construed accordingly insofar as those Utilisations involve Documentary Credits;

           (ix) an amount "outstanding" at any time under or in respect of a Documentary Credit (or the "principal amount" thereof at any time) is the Outstanding Liability Amount of such Documentary Credit and a "drawing" under the Tranche D Facility includes the issue of a Documentary Credit and each provision of this Agreement which contains reference to the concepts contained in this paragraph (ix) shall be construed accordingly;

           (x) where the LC Bank is also a Lender (the "Indemnifying Lender") which has a Tranche D Commitment then the LC Bank in its capacity as such shall be treated as a separate entity from such Indemnifying Lender and for all the purposes of the Finance Documents the Indemnifying Lender shall be treated as having a liability to the LC Bank under Clause 5.7 in respect of Documentary Credits issued by the LC Bank;

           (xi) any reference to a Party or other person includes, unless otherwise provided in this Agreement, such Party's or person's permitted successors, assigns, transferees or substitutes; and

           (xii) reference to the "equivalent in other currencies" or like terms shall, unless otherwise agreed or the context otherwise requires, mean the Sterling Equivalent of the relevant amount in other currencies.

(b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d) Without prejudice to any action already taken by the Facility Agent or any of the Lenders under Clause 23.2 or the Security Documents an Event of Default relating to a breach of a financial covenant contained in Clause 22.2 shall not be treated as subsisting from the time that any annual or quarterly consolidated Accounts of the Group are subsequently delivered to the Facility Agent under Clause
           21.2 establishing compliance with that financial covenant as at any subsequent test date together with any related certificates delivered pursuant to Clause 21.2(d).

(e) Where any representation or warranty contained in Clause 20 is qualified by the expression "to its knowledge" or any similar expression:

           (i) the relevant representation and warranty shall be deemed to include an additional statement that it has been made after reasonable enquiry of the Executives up to the date of the making or repetition of such representation and warranty; and

           (ii) such representation or warranty shall be given by the Company only and the knowledge of the Company shall be deemed to be limited to the knowledge of the Executives, the Operating Division Heads and Ken Terry.

(f) Where the Company is, under any provision of this Agreement, either obliged to make a payment or procure that another member of the Group makes the payment, the Company shall only procure that another member of the Group makes such payment where such other member of the Group would not be in breach of any financial assistance or other applicable law if it made such payment, provided always that despite any such prohibition or illegality affecting any of its Subsidiaries the Company shall remain liable to make any such payment.

2.         THE FACILITies

2.1        Facilities

           Subject to the terms of this Agreement, the Lenders grant:

           (a) Tranche A Facility: A term loan facility under which the Lenders shall, when requested by the Obligors' Agent pursuant to a Request, make to Dunlop Aerospace Limited and Dunlop Standard Aerospace (UK) Limited or such other company as the Lenders may agree up to 5 Tranche A Advances denominated in Sterling, Dollars, Canadian Dollars or Guilders in an aggregate Original Sterling Amount equal to the Tranche A Commitments;

           (b) Tranche B Facility: A term loan facility under which the Lenders shall, when requested by the Obligors' Agent pursuant to a Request, make to Dunlop Standard Aerospace
                     (US) Inc. and/or Canadaco up to 2 Tranche B Advances denominated in Dollars or Canadian Dollars in an aggregate Original Sterling Amount equal to the Tranche B Commitments;

           (c) Tranche C Facility: A term loan facility under which the Lenders shall, when requested by the Obligors' Agent pursuant to a Request, make to Dunlop Standard Aerospace
                     (US) Inc. and/or Canadaco and/or Dunlop Aerospace Limited up to 2 Tranche C Advances in Dollars in an aggregate Original Sterling Amount equal to the Tranche C Commitments;

           (d) Tranche D Facility: A revolving credit facility under which the Lenders shall, when requested by the Obligors' Agent pursuant to a Request, make to the relevant Borrower, Tranche D Advances or issue, or procure the LC Bank to issue for the account of such Borrower, Documentary Credits denominated in Sterling and/or an Optional Currency or Optional Currencies up to an aggregate Original Sterling Amount outstanding at any time which does not exceed the Tranche D Commitments;

           (e) Tranche E Facility: A term loan and Documentary Credit facility under which the Lenders shall, when requested by the Obligors' Agent pursuant to a Request, make to the relevant Borrower Tranche E Advances or issue to the account of such Borrower, syndicated Documentary Credits denominated in Sterling or an Optional Currency. The aggregate Original Sterling Amount of all Tranche E Utilisations shall not exceed the Tranche E Commitments. No more than 14 Tranche E Utilisations may be outstanding at any time; and

           (f) Ancillary Facilities: Ancillary facilities under which an Ancillary Bank may provide to certain Borrowers:

                     (i) overdraft, cheque drawing and other current account facilities;

                     (ii)      forward foreign exchange facilities;

                     (iii) guarantee, bonding, documentary or stand-by letter of credit facilities; and/or

                     (iv)      such other facilities or financial
                               accommodation as the relevant Ancillary Bank may agree.

2.2        Limitations

(a) The Tranche A Commitments, the Tranche B Commitments and the Tranche C Commitments must be fully drawn down at Closing.

(b)        The first drawdown shall comprise:

           (i) no more than five Tranche A Advances each with an Interest Period of 1 month;

           (ii) no more than two Tranche B Advances each with an Interest Period of 1 month; and

           (iii) no more than four Tranche C Advances each with an Interest Period of 1 month.

(c) No Tranche D Utilisation may be made unless and until the Tranche A Advances and the Tranche B Advances and the Tranche C Advances have been, or are on the same Utilisation Date being, made.

(d) No more than 20 Tranche D Utilisations may be outstanding at any time.

(e) No more than 14 Tranche E Utilisations may be outstanding at any time.

(f) No amount may be drawn under the Tranche D Facility if the Sterling Equivalent of such proposed Tranche D Utilisation together with the aggregate of the Original Sterling Amount of the outstanding Tranche D Utilisations and all outstanding third party Borrowings permitted by Clause 21.10(f) would exceed the total Tranche D Commitments at such time.

(g) the Original Sterling Amount of the Tranche A Advances denominated in Dollars, Canadian Dollars or Guilders (if any) shall not exceed the amounts of the Tranche A Facility specified in the Structure Memorandum as being drawn down in those currencies unless otherwise agreed in writing by the Facility Agent.

(h) Canadaco and BTR Canada Inc may not borrow any amount under the Tranche A Facility.

(i) The Borrowers of the Tranche A Advances, the Tranche B Advances and the Tranche C Advances will be those Borrowers identified in the Structure Memorandum. To the extent that immediately prior to Closing Dunlop Aerospace Limited had outstanding Borrowings (whether owed to the Vendors or otherwise), Dunlop Aerospace Limited will borrow an amount of the Tranche A Advances equal to the amount of such outstanding Borrowings.

(j) The Tranche D Commitment of each Ancillary Bank shall be reduced by the amount of its Ancillary Commitment but shall automatically increase upon any amount of its Ancillary Commitment being cancelled or otherwise ceasing to be available to the relevant Borrower.

(k) The aggregate of the Original Sterling Amount of the Tranche D Utilisations and the Ancillary Outstandings at any time may not exceed the Tranche D Commitments then in effect, (ignoring for this purpose the effect of Clause 2.2(j)).

(l) The Tranche E Facility may not be drawn down by way of Advance by any Borrower incorporated in Canada after the second day prior to the third anniversary of Closing.

(m) The Obligors shall procure that, to the extent that they are able to do so having regard to the currencies in which the Target Group generates its cashflow, Tranche B shall be denominated in Dollars and borrowed by a U.S. Obligor.

2.3        Nature of a Finance Party's rights and obligations

(a) No Lender is obliged to participate in the making of any Utilisation (i) in the case of a Tranche A Advance or a Tranche B Advance or a Tranche C Advance if the aggregate Original Sterling Amount of its participation in all such Tranche A Advances, Tranche B Advances, Tranche C Advances would exceed its Commitment bearing the same designation, or (ii) in the case of a Tranche D Utilisation or a Tranche E Utilisation, if to do so would cause the aggregate of the Original Sterling Amount of its participation in the Tranche D Utilisations or the Tranche E Utilisations outstanding under this Agreement at such time to exceed its Tranche D Commitment or its Tranche E Commitment, provided that for the purpose of this Clause 2.3(a) its participation in an outstanding Documentary Credit issued under the Tranche D Facility by the LC Bank shall be its maximum potential liability under Clause 5.7 in respect of such Documentary Credit.

(b) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(c) (i) The obligations of each Lender under this Agreement in respect of each Advance to be made available by it under this Agreement may be discharged by such Lender procuring that an Affiliate (which is itself a party to this Agreement) of such Lender which is named in Schedule 2 (or, as the case may be, the assignment or transfer document or Transfer Agreement by which such Lender (and Affiliate) became a party hereto) as being the lender of any Advance to be made to any Borrower incorporated in a jurisdiction specified opposite the name of such Affiliate in Schedule 2 (or in any such transfer or assignment document or Transfer Agreement) lends or otherwise makes available to the relevant Borrower in accordance with and subject to the terms of this Agreement the amount which such Lender is obliged to lend or so make available hereunder.

           (ii) The provisions of Clause 10, 13, 14, 15, 16, 27 and 33 shall apply to any Affiliate of any Lender which is named in Schedule 2 (or, as the case may be, such assignment or transfer document or Transfer Agreement) and to any Advance made by any such Affiliate as if such Affiliate were a Lender.

(d) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.4        Obligors' Agent

(a) Each Obligor (other than the Company) by its execution of this Agreement (including by way of execution of a Borrower Accession Agreement or a Guarantor Accession Agreement) irrevocably authorises the Company to act on its behalf as its agent in relation to the Senior Finance Documents and irrevocably authorises
           (i) the Company on its behalf to supply all information concerning itself, its financial condition and otherwise to the Lenders as contemplated under this Agreement and to give all notices and instructions (including, in the case of a Borrower, Requests and notices pursuant to Clause 11.1) to be given by such Obligor under the Senior Finance Documents (and the Finance Parties may rely on any Requests or other notices given by the Company on behalf of such Obligor), to execute on its behalf any Senior Finance Document (other than Security Documents) and to enter into any agreement in connection with the Senior Finance Documents notwithstanding that the same may affect such Obligor, without further reference to or the consent of such Obligor, and (ii) each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Senior Finance Documents to the Company on its behalf, and in each such case such Obligor will be bound thereby as though such Obligor itself had given such notice and instructions, executed such agreement or received any such notice, demand or other communications.

(b) Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Company under this Agreement, or in connection with this Agreement (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under this Agreement) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same (and irrespective of whether the Company has complied with its obligations under paragraph (c) below). In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

(c) Without prejudice to the foregoing, the Company shall at all times keep each Obligor informed of all such actions taken or notices or instructions given by the Company on behalf of such Obligor and to the extent practicable or desirable consult with and take instructions from such Obligor.

2.5        Change of currency

(a) If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

           (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent; and

           (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent acting reasonably.

(b) If a change in any currency of a country occurs, this Agreement will be amended to the extent the Facility Agent acting in good faith specifies to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

3.         PURPOSE

(a) The proceeds of the Tranche A Advances, the Tranche B Advances, and the Tranche C Advances, shall be applied in or towards financing payment in full of the purchase price for the Acquired Assets payable to the Vendors at Closing under the Acquisition Agreements, any Acquisition Costs (up to an aggregate amount not exceeding (pound)30,000,000 (or its equivalent in other currencies) or in the refinancing of the indebtedness of the Target Group.

(b) The proceeds of the Tranche D Utilisations shall be applied in or towards financing the general corporate purposes of the relevant Borrower and its Subsidiaries.

(c) The proceeds of the Tranche E Utilisations shall be applied in or towards financing Capital Expenditure.

(d) Each Borrower undertakes that no Utilisation shall be used in any way which would be illegal under or cause the invalidity or unenforceability of any Finance Document under any applicable law.

(e) Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of any Utilisation.

(f) Documentary Credits shall only be opened in favour of Approved Banks or of persons from time to time notified by the Obligors' Agent to the Facility Agent provided that the Majority Lenders (through the Facility Agent) do not, prior to the issue of such Documentary Credit, notify the Obligors' Agent that they are not willing to open a Documentary Credit in favour of such person.

4.         CONDITIONS PRECEDENT

4.1        Conditions precedent to first Utilisation

           The obligations of each Finance Party to the Obligors under this Agreement are subject to the conditions precedent that:

           (a) Documents:

                     (i) on or prior to the Signing Date the Facility Agent shall have received all of the documents set out in Part I of Schedule 3 in the agreed form, and each of the documents referred to in
                               Part I of Schedule 3 as being certified shall be certified by the Obligors' Agent on behalf of the party providing that document as being a true, complete and up to date copy and in full force and effect as at the date such document is required to be delivered;

                     (ii) on or prior to the Closing Date the Facility Agent shall have received all of the documents set out in Part II of Schedule 3 in the agreed form, and each of the documents referred to in
                               Part II of Schedule 3 as being certified shall be certified by the Obligors' Agent on behalf of the party providing that document as being a true, complete and up to date copy and in full force and effect as at the date such document is required to be delivered.

           (b) Equity: the Facility Agent shall be satisfied that the Original Investors have subscribed in cash in an aggregate amount of not less than (pound)150,000,000 (the "Equity Subscription"), of which not less than (pound)203,000 shall have been subscribed for by the Executives, for Shares issued to them pursuant to the Shareholders Agreement at Closing (and the Shares to be subscribed at Closing pursuant to the Shareholders Agreement have been issued to and are registered in their respective names in the books of the Company);

           (c) Subordinated Loan: the Facility Agent shall be satisfied and shall have received such evidence as it requires to show that the Subordinated Lenders have lent to the Subordinated Borrower in cash an aggregate amount of not less than (pound)125,000,000 (or its equivalent in other currencies) pursuant to the Subordinated Finance Documents (the "Subordinated Loan");

           (d)       Closing: the Facility Agent shall be satisfied that:

                     (i) the aggregate amount of the moneys payable in respect of the Equity Subscription and the Subordinated Loan have been paid into, and are standing to the credit of, the relevant Closing Account and the aggregate amount of those moneys and the proceeds of the Tranche A Advances, the Tranche B Advances and the Tranche C Advances, are at least equal to the aggregate of the amount required to be paid by the Company and its Subsidiaries to the Vendors at Closing pursuant to the Acquisition Agreements and the Acquisition Costs and the amount to be paid to any third party to pay off any Borrowings of members of the Target Group being repaid at Closing;

                     (ii) the obligations of all the parties to the Transaction Documents (other than under the Service Contracts) are unconditional and the conditions to completion in each of the Sale and Purchase Agreements has been satisfied, save to the extent that any of those obligations are conditional upon the making of a Utilisation or Utilisations under this Agreement;

                     (iii) the conditions set out in Clause 4.1 of the UK Sale and Purchase Agreement and the conditions set out in Clause 4.1 of the US Sale and Purchase Agreement have been satisfied; and

           (e) Availability: unless otherwise agreed in writing by the Lenders the Closing Date must occur by no later than the date 3 months after the Signing Date.

4.2        Further conditions precedent to first Utilisation

           The obligations of the Finance Parties to participate in the Utilisations to be made on the first Utilisation Date are in addition to the conditions set out in Clause 4.1 subject only to the further condition precedent that both at the date of the Request for such Utilisation and at the Utilisation Date therefor:

           (a)       the representations and warranties in Clauses 20.1(a),
                     (b), (c), (d), (e), (f), (l), (p) and (r) are correct and will be correct immediately after the first Utilisation is made in respect of each Newco and each Borrower (save in the case of the representation and warranty in Clause 20.1(e) only for Dunlop Aerospace Limited and BTR Canada Inc.) and the representation and warranty in Clause 20.1(q) is correct and will be correct in all material respects immediately after the first Utilisation is made;

           (b) there has been no breach of Clauses 21.6, 21.7, 21.8, 21.9, 21.10, 21.12, 21.14, 21.15, 21.16, 21.17, 21.26,
                     21.35, 21.36 or 21.40 by any of the Newcos which has not been waived by the Original Lenders;

           (c) no Default or Event of Default has occurred and is continuing or would result from the making of such Utilisation under any of Clauses 23.1(f), (g), (h), (i),
                     (j), or (k), by or relating to any of the Newcos, any Borrower, any of the Targets or any other company specified in Schedule 7 Part III (save where, in the case of any Target or company specified in Schedule 7 Part III which is not (i) a Newco or a Borrower or a Holding Company of a Borrower or (ii) a Material Group Subsidiary, no formal insolvency, bankruptcy, dissolution, liquidation or administration or similar proceedings have been commenced and no such company has taken any steps to commence any such proceedings);

           (d) no Default or Event of Default has occurred and is continuing or would result from the making of such Utilisation under any of Clauses 23.1(d), (e), (n), (o) or (p) by or relating to any of the Newcos or the Acquisition Agreements;

           (e) the Company has provided to the Facility Agent evidence satisfactory to it (acting reasonably) that on and from the Signing Date the business and assets of the Target Group have been adequately insured.

           This Clause 4.2 does not affect the rights of the Finance Parties in respect of any breach of representation or warranty made or deemed repeated on the first Utilisation Date under Clause 20.2 or any Default or Event of Default occurring on or in existence on the first Utilisation Date. No such Default or Event of Default shall be waived by the making of the first Utilisations under this Agreement and the Finance Parties reserve all of their rights and remedies in respect of any such Default or Event of Default.

4.3        Conditions Precedent to each other Utilisation

           The obligations of the Finance Parties in respect of each Utilisation made after the first Utilisation Date (and for the avoidance of doubt this Clause 4.3 does not apply to any Utilisations being made on the Closing Date) are subject to the further condition precedent that both at the date of the Request for such Utilisation and at the Utilisation Date therefor:

           (a) in respect of each Tranche D Advance requested to be made to a Borrower which is matched by a Tranche D Advance of the same (or a greater) amount which is repaid by such Borrower under Clause 8.4 on the proposed Utilisation Date for such Advance (a "Rollover Utilisation"), no Event of Default has occurred and is continuing or would result from the making of such Rollover Utilisation which has not been waived; and

           (b) in respect of each Utilisation (other than a Rollover Utilisation) the representations and warranties in Clause 20 to be repeated on those dates are correct and will be correct immediately after the Utilisation is made and no Default has occurred and is continuing or would result from the making of such Utilisation which has not been waived.

4.4        Utilisation of Tranche E Facility

(a) Without prejudice to Clauses 4.1 and 4.3, the obligations of the Finance Parties in respect of each Tranche E Utilisation are subject to the further conditions precedent that:

           (i) the Facility Agent is satisfied that the Investors Capex Contribution Amount, if any, for the relevant annual Accounting Period (the first of which shall end on 31st December, 1998) and (if contemplated in the definition of Investors Capex Contribution Amount) for each previous annual Accounting Period of the Group has been made and that the Company has received the proceeds of such Investors Capex Contribution Amount in cash; and

           (ii) except in the case of any Tranche E Utilisation made prior to 31st December, 1998, the Facility Agent has received not less than 5 Business Days before the proposed Utilisation Date the unaudited consolidated management Accounts of the Group for the previous December under Clause 21.2(c) showing the amount (if any) of the Excess Cash Capex Amount.

(b) The Company will procure that the aggregate Original Sterling Amount of the Tranche E Utilisations in any annual Accounting Period shall not exceed the budgeted Capital Expenditure for such annual Accounting Period shown in Clause 22.3 as increased with the agreement of the Majority Lenders in accordance with this Agreement plus any amount of Capital Expenditure permitted to be carried forward from the previous annual Accounting Period under Clause 22.3, minus the aggregate of (A) the Investors Capex Contribution Amount for such annual Accounting Period, (B) the Excess Cash Capex Amount for such annual Accounting Period and (C) any amount standing to the credit of the Capex Blocked Account at the start of such annual Accounting Period.

(c) (i) The proceeds of each Tranche E Advance must be paid into the Capex Blocked Account.

           (ii) Where a Tranche E Utilisation is made by way of a Documentary Credit the Company will procure that on issue of the Documentary Credit the bank or financial institution providing the facility backstopped by such Documentary Credit will pay an amount equal to the principal amount of such Documentary Credit into the Capex Blocked Account.

           (iii) Amounts may only be withdrawn by a member of the Group from the Capex Blocked Account to be applied in or towards any Capital Expenditure or if approved by the Majority Lenders in payment of any amount due under this Agreement provided that amounts standing to the credit of the Capex Blocked Account shall not be used to prepay Tranche B Advances or Tranche E Utilisations outstanding to a Canadian resident borrower if such prepayment would cause more than 25% of the Original Sterling Amount of such Tranche B Advances or Tranche E Utilisations to be repaid during a Withholding Period taking into account all scheduled Repayment Instalments and all prepayments of such Tranche B Advances and Tranche E Utilisations already made (except as a consequence of an Event of Default).

           (iv) Before any member of the Group may withdraw any amount from the Capex Blocked Account in any annual Accounting Period the Company must deliver to the Facility Agent a certificate signed by the Chief Financial Officer certifying that (A) an amount at least equal to the aggregate of the Investors Capex Contribution Amount plus the Excess Cash Capex Amount for such annual Accounting Period has already been spent on Capital Expenditure by members of the Group during such annual Accounting Period, and (B) the amount to be withdrawn from the Capex Blocked Account will be applied in financing Capital Expenditure of members of the Group.

(d) No more than four Tranche E Utilisations may be drawn down in any annual Accounting Period.

(e) Each Tranche E Utilisation shall be in a minimum Original Sterling Amount of(pound)500,000 and if greater in an integral multiple of(pound)100,000.

(f) Where a Tranche E Utilisation has been made and the amount of such Tranche E Utilisation was determined by reference to the Excess Cash Capex Amount as shown in the unaudited monthly management Accounts of the Group for the previous December delivered under Clause 21.2(c) and following receipt of the audited consolidated Accounts of the Group for the previous annual Accounting Period under Clause 21.2(a)(i) it is shown that the Excess Cash Capex Amount is greater than the Excess Cash Capex Amount shown in such unaudited monthly management Accounts (such excess amount being hereinafter referred to as the "Excess Amount"), the amount of all future Tranche E Utilisations shall be reduced by an aggregate amount equal to the Excess Amount.

5.         DRAWDOWN

5.1        Receipt of Requests

(a) A Borrower may make a Utilisation if the Facility Agent receives from the Obligors' Agent, not later than 11.00 a.m. three Business Days before the proposed Utilisation Date (or, in respect of Utilisations to be made at Closing, by such other time as the Original Lenders may agree), a Request complying with Clause 5.2.

(b) Unless the relevant Documentary Credit is substantially in the form set out in Schedule 8, no Request may be made hereunder requesting the issuance of a Documentary Credit until the form of the Documentary Credit has been agreed by the Facility Agent, the Obligors' Agent, the beneficiary and either the LC Bank or (in the case of a Documentary Credit to be issued severally by the Lenders) the Lenders. Any Documentary Credit issued under the Tranche E Facility shall be issued severally by the Lenders.

5.2        Completion of Requests

           Each Request will specify the name of the relevant Borrower and:

           (a) the Utilisation Date, being a Business Day in the relevant Availability Period;

           (b) whether the Utilisation is a Tranche A Advance, a Tranche B Advance, a Tranche C Advance, a Tranche D Utilisation, or a Tranche E Utilisation;

           (c) the principal amount of the Utilisation being, in the case of the Tranche A Advances, the Tranche B Advances and the Tranche C Advances the amounts shown in the Funds Flow Statement, in the case of a Tranche D Utilisation or a Tranche E Utilisation an amount the Sterling Equivalent of which (calculated on the date of such Request) shall not be less than (pound)500,000 and if more shall be an integral multiple of (pound)500,000 (or its equivalent in other currencies) or the available undrawn amount of the Tranche D Commitments or Tranche E Commitments, as the case may be, provided always that the requested amount for a Tranche D Utilisation may not exceed the then Available Facility Amount;

           (d) in relation to an Advance the duration of its (or its first) Interest Period;

           (e) if a Tranche D Utilisation or a Tranche E Utilisation, whether the Utilisation is by way of Advance or Documentary Credit;

           (f) the currency of the Advance or Documentary Credit requested;

           (g) in the case of a Documentary Credit, the name and address of the beneficiary, the beneficiary's receiving bank account and reasonable details of the liabilities payment of which is to be assured by the Documentary Credit, as well as the Expiry Date of the Documentary Credit (which in the case of a Tranche D Utilisation shall be less than one year from the Utilisation Date therefor unless the Facility Agent shall otherwise agree); and

           (h) in the case of an Advance, payment instructions (being, in the case of an Advance to be made on the Closing Date, instructions to pay to a Closing Account).

           The Facility Agent shall promptly notify the relevant Lenders of the details of the requested Utilisation and, in the case of an Advance, the currency and amount of its participation in such Advance.

           Each Request shall be irrevocable and the Borrower named therein shall be bound to borrow the Advance or accept the issue of the Documentary Credit referred to therein.

5.3        Amount of each Lender's participation in Advance

           The amount of a Lender's participation in any Advance will be the proportion of the Advance which its Commitment bearing the same designation bears to the aggregate of the Lenders' Commitments bearing such designation on the date of receipt of the relevant Request.

5.4        Payment of Proceeds

           Subject to the terms of this Agreement, each Lender shall make its participation in each Advance available to the Facility Agent for the relevant Borrower on the relevant Utilisation Date.

5.5        Issue of Documentary Credits

(a) Subject to the terms of this Agreement, on the proposed Utilisation Date for a Documentary Credit, either the LC Bank or the Facility Agent (on behalf of all the Lenders severally in proportion to their Tranche D Commitments or Tranche E Commitments, as the case may be,) will when requested issue a Documentary Credit, in the form set out in Schedule 8 or otherwise in a form approved, as specified in the relevant Request by delivering the same to or to the order of the beneficiary.

(b) The LC Bank shall not be obliged to issue a Documentary Credit if it has not approved the identity of any assignee or transferee of or substitute for any Lender with respect to its Tranche D Commitment or any part thereof, in which case such Documentary Credit will be issued by the Facility Agent on behalf of the Lenders severally in proportion to their Tranche D Commitments. Any Documentary Credit issued under the Tranche E Facility, will be issued by the Facility Agent on behalf of the Lenders severally in proportion to their Tranche E Commitments.

5.6        Counter-Indemnity from Account Party

(a) Without prejudice to Clause 5.7, the Borrower for whose account any Documentary Credit is opened or issued (the "Account Party") will indemnify and hold harmless and keep each Finance Party indemnified and held harmless from and against all liabilities, losses, damages, claims and costs which such Finance Party may suffer or incur in connection with such Documentary Credit and any payment made pursuant to it, except to the extent that any such liability, loss, damage, claim or cost results from such Finance Party's negligence or wilful misconduct or a breach of its obligations under the Uniform Customs and Practice for Documentary Credits
           (1993) (ICC Publication No. 500) (the "Code").

(b) Each Account Party irrevocably authorises each Finance Party to pay without further confirmation or investigation from or by it any demand appearing or purporting to be validly made pursuant to any Documentary Credit. Where any Documentary Credit calls for certificates or other documents each Finance Party may assume, without investigation, that the certificates or documents tendered are duly signed by the person by whom they appear to be signed and that such certificates or documents and any matters or facts stated therein are genuine and correct. Without prejudice to the rights under the Code (which shall apply in relation to all Documentary Credits issued under this Agreement), the relevant Account Party agrees to reimburse each Finance Party forthwith on written demand for any amounts paid by such Finance Party pursuant to any such demand in the currency paid by such Finance Party, together with interest on such amounts at a rate determined in accordance with Clause 10.3 from the date such amounts are paid by such Finance Party until reimbursement as aforesaid.

(c) The obligations of each Account Party under this Clause 5.6 shall not be impaired by (a) any waiver or time granted to or by any Finance Party, (b) any release or dealings with any rights or security by any Finance Party (including, without limitation, under the Finance Documents), (c) any invalidity of any Documentary Credit, or (d) any other circumstances which might impair such obligations.

(d) So long as any amount is or is capable of becoming outstanding by any Obligor to any of the Finance Parties under any of the Finance Documents or any Commitment is in force, no Account Party shall by virtue of any payment made by it pursuant to this Clause 5.6 or by virtue of any realisation of security made in respect of its obligations under this Clause 5.6, claim or exercise any right of subrogation, contribution or indemnity against any member of the Group in competition with any Finance Party.

(e) The general obligations of the Finance Parties under the Code in respect of any Documentary Credit shall be supplemented by any specific written instructions from the Obligors' Agent which any such Finance Party agrees in writing to implement in respect of a specific Documentary Credit.

5.7        Lenders' Counter-guarantee

(a) Each Lender as primary obligor guarantees to the LC Bank, on demand by the LC Bank from time to time, the due performance by each Account Party in relation to each Documentary Credit issued by the LC Bank, of its obligations under Clause 5.6, provided that the liability of each Lender in relation to any particular default in performance of such obligations by such Account Party shall not exceed such Lender's pro rata share (being the proportion which its Tranche D Commitment bears to the aggregate of the Tranche D Commitments at the date the Documentary Credit was issued) of the amount in default.

(b)        (i)       Unless the LC Bank has confirmed in writing to any Lender
                     (not being an Original Lender) which has a Tranche D
                     Commitment (a "Tranche D Lender") that it would not require such Tranche D Lender to make any deposit with it, the LC Bank may require that any such Tranche D
                     Lender which has a long term credit rating of less than A- (when rated by Standard and Poor's Corporation) or A3
                     (when rated by Moody's Investor Services Inc.) deposits
                     (free of Encumbrances or third party claims) with the LC
                     Bank prior to 10.00 a.m. on the Utilisation Date for any Documentary Credit to be issued pursuant to the Tranche D
                     Facility by the LC Bank (or if later within 3 Business
                     Days of any such request by the LC Bank) an amount equal to the maximum potential liability of such Tranche D
                     Lender to the LC Bank under this Clause 5.7 in respect of such Documentary Credit.

           (ii) The LC Bank shall be entitled to apply such deposit (by application of funds, set-off, combination of accounts or otherwise as the LC Bank shall determine) against amounts due to it from such Tranche D Lender under this Clause 5.7.

           (iii) Any such deposit shall be on terms that the LC Bank shall only be required to repay such deposit to or to the order of such Tranche D Lender on the expiry (if no demand has then been made under such Documentary Credit) or repayment in full of the relevant Documentary Credit or on compliance in full by such Tranche D Lender with its obligations to the LC Bank under Clause 5.7(a) and (d) (as supplemented by Schedule 9).

           (iv) Any such deposit shall be denominated in the same currency as payments are to be made under such Documentary Credit and shall bear interest at a rate of LIBID minus 0.125% per annum calculated on the aggregate amount of the deposit, on the basis referred to in Clause
                     10.6. Such interest shall be payable (subject to deduction of Tax if so required by applicable law) by the LC Bank to such Tranche D Lender quarterly in arrears (or as otherwise agreed) until repayment of the deposit or application of the deposit by the LC Bank against the obligations of such Tranche D Lender to it under Clause 5.7(a) and (d) (as supplemented by Schedule 9).

(c) The LC Bank shall promptly notify each Lender, the Facility Agent and the Company of any demand served on it under any Documentary Credit and each payment made pursuant thereto and of any failure by any Account Party in performing its obligations under Clause 5.6.

(d) The guarantees of each of the Lenders contained in this Clause 5.7 shall be as supplemented by the terms set out in Schedule 9 (to which terms each Lender consents). The provisions of Clauses 12.4 and 13.1 shall apply, mutatis mutandis, in relation to payments to be made by each Lender to the LC Bank pursuant to this Clause.

(e) Each Obligor agrees that, to the extent that any Lender makes any payment to the LC Bank pursuant to this Clause 5.7, that Lender will thereupon be subrogated to any rights the LC Bank may then have against any Obligor in respect of the amount so paid by that Lender, and each Account Party will indemnify such Lender in respect of the amount so paid by that Lender. Each Account Party shall also indemnify that Lender against all costs and expenses incurred by that Lender in recovering or attempting to recover any amount pursuant to its rights of subrogation referred to above.

5.8        LC Bank's Position

           To the extent not inconsistent with the LC Bank acting as principal and not as agent in issuing and agreeing to issue any Documentary Credit under this Agreement and, subject to Clause 5.6 (e) above, the provisions of Clause 24 excluding or restricting liability and responsibility shall apply mutatis mutandis for the benefit of the LC Bank in its relations with the Lenders and each Account Party.

5.9        Change of LC Bank

(a) The Facility Agent, with the prior approval of the Company and the Majority Lenders, may designate any Lender (if such Lender agrees so to act) as a replacement LC Bank, but not with respect to Documentary Credits already issued by an existing LC Bank.

(b) The LC Bank may resign at any time on or after the first anniversary of the Closing Date on giving not less than three months' prior written notice to the Facility Agent and the Company to expire on or after such first anniversary if (i) the Company and the Majority Lenders consent, or (ii) there is in the reasonable opinion of the LC Bank an actual or potential conflict of interest in it continuing to act as LC Bank, or (iii) it ceases to have a Commitment in effect.

(c) If the LC Bank does so resign and no replacement is so appointed, any Documentary Credit to be issued in accordance with the terms of this Agreement will be issued by the Facility Agent on behalf of the Lenders severally in proportion to their respective Tranche D Commitments as in effect at the date of issue.

6.         OPTIONAL CURRENCIES

6.1        Selection of Optional Currency

           The Obligors' Agent may in any Request in relation to any Advance or Documentary Credit, specify an Optional Currency in which it wishes that Advance or Documentary Credit to be denominated and the Facility Agent shall promptly notify the Lenders of that request.

6.2        Notification of Agent's Spot Rate of Exchange

           If a Utilisation is to be denominated or issued in an Optional Currency, the Facility Agent shall promptly notify the Obligors' Agent and the Lenders of the applicable Agent's Spot Rate of Exchange, the Optional Currency amount and the Sterling Equivalent of such Utilisation as soon as practicable after they are ascertained.

6.3        Determination of Currency

           If a Lender (the "Determining Lender") gives notice to the Facility Agent (which shall promptly notify the Obligors' Agent) before
           10.00 a.m. at least two Business Days prior to the Utilisation Date relative to any Advance to be denominated in Sterling or an Optional Currency certifying in that notice that by reason of circumstances affecting the London Interbank Market deposits in the currency specified in the relevant Request of an amount of not less than its participation in such Advance will not be readily available to it in the London Interbank Market for the Interest Period relative to such Advance, (such certification being, in the absence of manifest error, conclusive against the relevant Borrower), then the Obligors' Agent and the Facility Agent may agree before 11.00 a.m. two Business Days prior to the proposed Utilisation Date that the drawdown shall not be made (and the Facility Agent shall promptly notify the Lenders of such fact) or that the Determining Lender's portion of such Advance shall be denominated in Sterling (if not initially requested) or a different Optional Currency, and in the absence of such notice from the Obligors' Agent by such time the Determining Lender's portion of such Advance shall be denominated in Sterling. Such changes shall be deemed to be made to the definition of LIBOR as the Facility Agent may reasonably determine to be necessary for the purpose of determining LIBOR to apply to the Determining Lender's portion of such Advance, which rate it shall notify to the Obligor's Agent and the relevant Lenders.

6.4        Revocation of currency

           If prior to 10.00 a.m. on the second Business Day prior to the proposed Utilisation Date there shall occur any changes in national or international, financial, political or economic conditions, currency availability, currency exchange rates or exchange controls which, in the reasonable opinion (which shall be conclusive) of the Facility Agent after consultation with the Reference Banks, render it impracticable for any Advance to be denominated in Sterling or the Optional Currency concerned, the Facility Agent shall give notice to the Obligors' Agent to that effect before 10.30 a.m. two Business Days prior to the Utilisation Date for the making of that Advance. In that event the Obligors' Agent and the Facility Agent may agree before 11.00 a.m. two Business Days prior to the proposed Utilisation Date that the drawdown shall not be made (and the Facility Agent shall promptly notify the Lenders of such fact) and in the absence of such agreement the relevant Advance shall be denominated in Sterling as specified by the Facility Agent unless the Obligors' Agent, the Facility Agent and the Lenders participating in such Advance agree that it shall be denominated in another Optional Currency (in which case, for the purpose only of determining LIBOR to apply to that Advance, such changes shall be deemed to be made to the definition of LIBOR as the Facility Agent may reasonably determine, and which it shall notify to the Obligors' Agent and the Lenders).

6.5        Amount

           Subject as otherwise provided in this Agreement if an Advance is to be made in an Optional Currency, each Lender will make available to the Facility Agent an amount in that Optional Currency determined by notionally converting into that Optional Currency such Lender's participation in the Original Sterling Amount of that Advance on the basis of the Agent's Spot Rate of Exchange two Business Days before the proposed Utilisation Date.

7.         ANCILLARY FACILITIES

7.1        Ancillary Facility

(a) The Obligors' Agent may, at any time during the Tranche D Availability Period, by notice in writing to the Facility Agent request the establishment of an Ancillary Facility by the conversion of any Bank's undrawn Tranche D Commitment (or part thereof) into an Ancillary Commitment with effect from the date (the "Effective Date") specified in such notice (being a date not less than five Business Days after the date such notice is received by the Facility Agent). Any such notice shall specify:

           (i)       the proposed Borrower;

           (ii) the proposed start and expiry date for the Ancillary Facility concerned (and the expiry date must fall on or prior to the date 90 months from the Closing Date);

           (iii)     the type of the proposed Ancillary Facility;

           (iv)      the proposed Ancillary Bank;

           (v)       the amount of the proposed Ancillary Commitment; and

           (vi) such other details as to the nature, amount and operation of the proposed Ancillary Facility as the Facility Agent may reasonably require,

           and the Facility Agent shall promptly notify each Bank upon receipt of any such notice.

(b) Any Bank so nominated shall become an Ancillary Bank authorised to make the proposed Ancillary Facility available with effect on and from the Effective Date subject to the approval of the Facility Agent (acting reasonably) and the Facility Agent having received notification in writing from the Bank so nominated that it approves of the proposed Ancillary Facility. Such Bank shall have no obligation to give such an approval.

(c) Any material variation in any Ancillary Facility or any proposed increase or reduction in the Ancillary Commitment relating thereto shall be effected on and subject to the provisions, mutatis mutandis, of this Clause 7.

(d) Until notice has been served under any of Clauses 23.2(b), (c) (and a demand for payment has been made as referred to therein), (d) or
           (e), no Ancillary Bank may demand repayment of any moneys or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility, or take any analogous action under its Ancillary Facility, save to the extent that there is at such time a Tranche D Advance available to be drawn down under this Agreement (and for the purposes of determining whether or not a Tranche D Advance is so available the Tranche D Commitment of the Ancillary Bank shall be deemed to be increased by the amount, not exceeding the amount of its Ancillary Commitment, so demanded, such Tranche D Advance shall be deemed to be a Rollover Advance and Clause 2.2(d) shall not apply), and such Tranche D Advance shall be used to repay or provide cash cover in respect of the amount so demanded under the Ancillary Facility. Each Bank will participate in such Tranche D Advance in such amount (as determined by the Facility Agent) as will result as nearly as possible in the aggregate amount of its participation in all of the Tranche D Advances and its maximum potential liability in respect of Documentary Credits (whether under such Documentary Credits or under Clause 5.7) then outstanding bearing the same proportion to the aggregate amount of the Tranche D Utilisations then outstanding as its Tranche D Commitment bears to the aggregate of the Tranche D Commitments.

(e) The Ancillary Commitment of any Ancillary Bank shall terminate no later than the date 90 months from the Closing Date. Any Ancillary Outstanding on the date 90 months from the Closing Date shall be repaid in full by the relevant Borrower on such date.

7.2        Operation of Ancillary Facilities

(a) The rate of interest, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the Ancillary Bank and the Borrower concerned and the fees and other remuneration for all Ancillary Facilities shall be based upon the normal market rates and terms from time to time of the Ancillary Bank.

(b) In the case of inconsistency between any term of an Ancillary Facility and of this Agreement, the terms of this Agreement shall prevail.

(c) Subject to paragraphs (a) and (b) above, the terms governing the operation of any Ancillary Facility shall be those determined by agreement between the Ancillary Bank and the Borrower concerned, PROVIDED THAT such terms are based upon normal commercial terms, save as may be varied by this Agreement. A copy of any such terms shall on request by the Facility Agent be provided by the Ancillary Bank to the Facility Agent (and each Borrower consents to such copies being provided to the Facility Agent and, if requested, any
           Bank).

(d) Each Borrower and the Ancillary Bank agrees with and for the benefit of each Bank that the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Bank shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

(e) Each Borrower and each Ancillary Bank will, promptly upon request by the Facility Agent, supply the Facility Agent with such information relating to the operation of each Ancillary Facility provided by such Ancillary Bank (including, without limitation, the Ancillary Outstandings thereunder) as the Facility Agent may from time to time reasonably request. Each Borrower consents to all such information being released to the Facility Agent and each Bank.

8.         REPAYMENT

8.1        Tranche A Facility

(a) Subject to Clause 9, the Borrowers shall repay each of the Tranche A Advances in full by the instalments specified below on the Tranche A Repayment Dates specified below. The amount of each Tranche A Advance repaid by the Borrowers on each Tranche A Repayment Date shall be the percentage of the amount of each such Tranche A Advance made at Closing set out below opposite that Tranche A Repayment Date. The aggregate of the amounts of each Tranche A Advance repaid on any Tranche A Repayment Date is a "Tranche A Repayment Instalment".

                           Tranche A                                     Tranche A
                        Repayment Dates                                  Repayments
              (months from first Utilisation Date)              (% of each Tranche A Advance
                                                                      made at Closing)

                               6                                            2.00%
                               12                                           2.00%
                               18                                           4.50%
                               24                                           4.50%
                               30                                           6.40%
                               36                                           6.40%
                               42                                           7.75%
                               48                                           7.75%
                               54                                           7.00%
                               60                                           7.00%
                               66                                           8.75%
                               72                                           8.75%
                               78                                           8.50%
                               84                                           8.50%
                               90                                          10.20%

           Any amount of the Tranche A Advances outstanding on the Final A Repayment Date shall be repaid in full on the Final A Repayment Date.

(b) The Tranche A Advances shall each be repaid pro rata on each Tranche A Repayment Date.

8.2        Tranche B Facility

(a) Subject to Clause 9, the Borrowers shall repay the Tranche B Advances in full by the instalments specified below on the Tranche B Repayment Dates specified below. The aggregate Original Sterling Amount of the Tranche B Advances (a "Tranche B Repayment Instalment") repaid by the Borrowers on each Tranche B Repayment Date shall be the amount representing the percentage of the aggregate Original Sterling Amount of the Tranche B Advances made at Closing set out below opposite that Tranche B Repayment Date.


                          Tranche B                                             Tranche B
                       Repayment Dates                                    Repayment Instalments
             (months from first Utilisation Date)               (% of Tranche B Advances made at Closing)

                              12                                                           1%
                              24                                                           1%
                              36                                                           1%
                              48                                                           1%
                              60                                                           1%
                              72                                                           1%
                              84                                                           1%
                              96                                                          93%

           Any Amount of the Tranche B Advances outstanding on the date 96 months from the first Utilisation Date shall be repaid in full on such date.

(b) The Tranche B Advances shall each be repaid pro rata on each Tranche B Repayment Date.

8.3        Tranche C Facility

(a) Subject to Clause 9, the Borrowers shall repay the Tranche C Advances in full by the instalments specified below on the Tranche C Repayment Dates specified below. The aggregate Original Sterling Amount of the Tranche C Advances (a "Tranche C Repayment Instalment") repaid by the Borrowers on each Tranche C Repayment Date shall be the amount representing the percentage of the aggregate Original Sterling Amount of the Tranche C Advances made at Closing set out below opposite that Tranche C Repayment Date.

                          Tranche C                                             Tranche C
                       Repayment Dates                                    Repayment Instalments
             (months from first Utilisation Date)               (% of Tranche C Advances made at Closing)

                              12                                                           1%
                              24                                                           1%
                              36                                                           1%
                              48                                                           1%
                              60                                                           1%
                              72                                                           1%
                              84                                                           1%
                              96                                                           1%
                             108                                                          92%

           Any Amount of the Tranche C Advances outstanding on the Final Maturity Date shall be repaid in full on such date.

(b) The Tranche C Advances shall each be repaid pro rata on each Tranche C Repayment Date.

8.4        Tranche D Advances

(a) Each Borrower shall repay the full amount of each Tranche D Advance made to it on the Interest Date relating to that Advance. Any Tranche D Utilisation then outstanding shall be repaid in full on the earlier of the Final A Repayment Date and the day on which the Term Advances are repaid or prepaid in full.

(b) Without prejudice to each Borrower's obligations to repay the full amount of each Tranche D Advance made to it on the due date, on the date of any Rollover Utilisation made by any Borrower the amount to be repaid and the amount to be drawn down by such Borrower shall be netted off against each other so that the amount of cash which such Borrower is actually required to repay or, as the case may be, the amount of cash which the Lenders are actually required to advance to such Borrower, shall be the net amount.

8.5        Tranche E Facility

(a) Subject to Clause 9, the Borrowers shall repay the Tranche E Utilisations in full by the instalments specified below on the Tranche E Repayment Dates specified below. The aggregate Original Sterling Amount of the Tranche E Utilisations (a "Tranche E Repayment Instalment") repaid by the Borrowers on each Tranche E Repayment Date shall be the amount representing the percentage of the aggregate Original Sterling Amount of the Tranche E Utilisations outstanding on the seventh anniversary of the first Utilisation Date set out below opposite that Tranche E Repayment Date.

                          Tranche E                                                    Tranche E
                       Repayment Dates                                           Repayment Instalments
             (months from first Utilisation Date)               (% of Tranche E Utilisations outstanding on the seventh
                                                                                anniversary of the first
                                                                                   Utilisation Date)

                              96                                                           50%
                             108                                                           50%

           Any Amount of the Tranche E Utilisations outstanding on the Final Maturity Date shall be repaid in full on such date.

(b) The Tranche E Repayment Instalments shall be applied first in repayment of all Tranche E Advances pro rata until repaid or prepaid in full and second in prepayment of all Tranche E Utilisations made by way of Documentary Credit pro rata until such Tranche E Utilisations are repaid in full.

9.         PREPAYMENT AND CANCELLATION

9.1        Automatic Cancellation of the Total Commitments

(a) Any part of the Tranche A Commitments, the Tranche B Commitments, the Tranche C Commitments or the Tranche E Commitments not borrowed hereunder before the expiry of the Tranche A Availability Period, Tranche B Availability Period, Tranche C Availability Period or Tranche E Availability Period respectively shall be automatically cancelled at close of business on such expiry.

(b) The Tranche D Commitments shall be automatically cancelled at close of business on the expiry of the Tranche D Availability Period.

9.2        Voluntary Cancellation

           The Obligors' Agent may, by giving not less than five Business Days prior notice to the Facility Agent, cancel the unutilised portion of the Tranche D Commitments or the Tranche E Commitments in whole or in part (but, if in part in a minimum amount of (pound)5,000,000 and integral multiples of (pound)1,000,000) without incurring any penalty or other cost, but subject in the case of the Tranche D Commitments to providing to the Facility Agent evidence reasonably satisfactory to the Majority Lenders that notwithstanding such cancellation the Group will have sufficient working capital facilities available to it to enable the businesses of the Group members to be operated substantially as contemplated in the Business Plan and in such a way as to enable the Obligors to repay all outstandings under the Senior Finance Documents on or before the due date for each such amount. Any cancellation in part of the Tranche D Commitments or the Tranche E Commitments shall be applied against the Tranche D Commitment or the Tranche E Commitments, as the case may be, of each Lender pro rata.

9.3        Voluntary Prepayment

(a) Subject to Clause 9.6, on giving at least five Business Days prior notice to the Facility Agent, specifying the Utilisation and amount to be prepaid, any Borrower may prepay any Utilisation made by it in whole or in part on the date and in the amount so specified. Such payment of a Utilisation shall be, if in part, in an Original Sterling Amount of not less than (pound)5,000,000 (or if more shall be in an integral multiple of (pound)1,000,000). No such prepayment of a Term Advance may be made unless the Term Advances are all prepaid pro rata, save as provided in paragraph (b) below.

(b) Any such prepayment shall be applied pro rata against the participations of the Lenders in the Utilisation prepaid PROVIDED THAT in the case of any partial prepayment of the Tranche B Advances or Tranche C Advances or Tranche E Utilisations (but not in the case of a prepayment in full) any Lender (the "Notifying Lender") having a participation in the Tranche B Advances or the Tranche C Advances or the Tranche E Utilisations then outstanding may by notice to the Facility Agent decline to accept such prepayment of its participation (the amount of such prepayment being the "Declined Amount") in such Tranche B Advances or Tranche C Advances or Tranche E Utilisations. The Declined Amount shall be treated as a new prepayment under this Clause 9.3 and, subject as provided in this paragraph (b), shall be applied in prepayment of the Term Advances pro rata.

9.4        Right of prepayment and cancellation

           If any Borrower is required to pay any amount to a Lender under Clauses 13, 14 or 15 the Obligors' Agent may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent. On the date falling seven Business Days after the date of service of the notice:

           (a) each Borrower shall prepay that Lender's participation in any Utilisation (including any participation through the operation of Clause 5.7) made to it together with all other amounts payable by it to that Lender under this Agreement; and

           (b) all such Lender's Commitments shall be cancelled (but without prejudice to such Lender's obligations under Clause 5.7).

9.5        Mandatory Prepayment from Net Proceeds

           If:

           (a) any of the assets, business or undertaking of any member of the Group are disposed of; or

           (b) any funds are recovered from any of the Vendors under the Acquisition Agreements which represent Net Proceeds and which are not, within 12 months of receipt by a member of the Group, applied in meeting the liability or loss which gave rise to the claim; or

           (c) any funds which represent Net Proceeds are recovered pursuant to a claim by a member of the Group under any insurance policy,

           the Company, unless the Majority Lenders shall otherwise consent in writing, shall apply, or shall procure that a Subsidiary of it shall apply forthwith an amount equal to the Net Proceeds arising from the disposal or recovery in or towards prepayment of the Utilisations in accordance with this Clause 9, provided that the foregoing shall not apply to Net Proceeds arising from:

           (i) a disposal of trading stock or services in the ordinary course of trading; or

           (ii) a disposal of assets not constituting trading stock which are to be replaced by other assets being acquired for use for like purposes and are so replaced within twelve months of the date of such disposal (save to the extent the Net Proceeds exceed the acquisition cost of those replacement assets) and where an amount equal to the full amount of such Net Proceeds is paid into the Disposals Account as referred to below at the time of receipt of such Net Proceeds by the relevant member of the Group; or

           (iii)     any disposal permitted by Clause 21.8(b)(i), (iii), (iv),
                     (v), (vi) or (x); or

           (iv) any disposal the Net Proceeds from which, when taken together with the consideration for any related disposals, does not exceed(pound)75,000 (or its equivalent in other currencies); or

           (v) any disposal of assets the Net Proceeds from which, when aggregated with the Net Proceeds of all other disposals made by any other member of the Group in any twelve month period (other than any referred to in paragraphs (i), (ii), (iii) or (iv) above), does not exceed (pound)2,500,000 (or its equivalent in other currencies) and the Net Proceeds of each disposal thereafter in such twelve month period (other than disposals referred to in paragraphs (i), (ii), (iii) or (iv) above) shall be applied in prepayment,

           PROVIDED THAT:

           (I) if the Company gives notice to the Facility Agent that it wishes the provisions of Clause 9.5 (ii) to apply the Company may pay or procure the payment into an interest bearing account (the "Disposals Account") in the name of the Company held with the Facility Agent in London of an amount equal to the Net Proceeds received by such member of the Group at the time of receipt by the relevant member of the Group of the Net Proceeds;

           (II) no amounts may be paid into the Disposals Account save as expressly permitted by this Clause 9.5;

           (III) while any amount remains outstanding under any of the Senior Finance Documents no amount may be withdrawn by any member of the Group from the Disposals Account except for (A) application in the acquisition of a replacement asset (as contemplated in Clause 9.5(ii) above) within twelve months of the date on which the asset which is being replaced was disposed of, or (B) application in repayment or prepayment of any Utilisation;

           (IV) at any time after an Event of Default has occurred which is continuing unwaived the Facility Agent may (but is not obliged to) apply the whole or any part of the sums standing to the credit of the Disposals Account in or towards payment of any amount due from any Obligor under the Senior Finance Documents but unpaid.

           A Borrower resident in Canada shall not be obliged to prepay any Tranche B Advance, Tranche C Advance or Tranche E Utilisation from any funds received by it under Clause 9.5(b) if such prepayment would cause more than 25% of the Original Sterling Amount of such Tranche B Advances, Tranche C Advances or Tranche E Utilisations to be repaid during a Withholding Period taking into account all scheduled Repayment Instalments and all prepayments of such Tranche B Advances, Tranche C Advance or Tranche E Utilisations already made (except as a consequence of an Event of Default).

           No Borrower that is a Canadian resident shall fail to prevent an event which would entitle a claim to be made by it under any insurance policy as contemplated in paragraph (c) above. Failure by any such Borrower to avoid such event shall result (only) in such Borrower being required to repay an amount of the Utilisations in an amount equal to the Net Proceeds of any such claim.

9.6        Order of Application

           Any amount required to be applied in prepayment pursuant to Clauses
           9.3 or 9.5, shall be applied as follows:

           (a) first, in prepayment of the Term Advances pro rata until repaid or prepaid in full;

           (b) second, in prepayment of the Tranche D Utilisations pro rata until the Tranche D Utilisations are prepaid in full.

9.7        Adjustment of Repayment Instalments

(a) Each prepayment of the Term Advances made pursuant to Clause 9.3 shall be applied against future Repayment Instalments determined pursuant to Clause 8 as the Obligors' Agent directs in writing to the Facility Agent at the time of prepayment.

(b) Each prepayment of a Term Advance made pursuant to any other provision of this Agreement shall be applied against future Repayment Instalments relative to such Term Advance determined pursuant to Clause 8 pro rata.

9.8        Date for Prepayment

(a) If any Borrower becomes obliged to prepay or procure the prepayment of any amount under Clause 9.5 the prepayment shall be made on the next Interest Date relating to the Advance to be repaid (or forthwith in the case of an outstanding Documentary Credit) and pending such application shall be deposited in an interest bearing blocked account (the "Blocked Account") in the name of the relevant Borrower held with the Facility Agent, unless the Obligors' Agent by not less than five Business Days' written notice to the Facility Agent has specified that it wishes to make an immediate prepayment in which case the prepayment shall be made on the date of such disposal, recovery, listing, sale or issue, as the case may be.

(b) So long as any Utilisation remains outstanding or any of the Commitments are available for drawing (whether or not subject to conditions precedent), no amount shall be withdrawn from any Blocked Account by any member of the Group except for immediate application in making any required prepayment (which the relevant Borrower may do by giving five Business Days' written notice to the Facility Agent) or accelerated repayment of any Utilisation or as provided in paragraph (c) below.

(c) The Facility Agent shall be entitled (but not obliged) to apply the whole or any part of the sums standing to the credit of any Blocked Account in the name of any Obligor in or towards payment of any unpaid sums then due from that Obligor under this Agreement.

9.9        Miscellaneous provisions

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

(c) No prepayment of any Utilisation or cancellation of any Commitment is permitted except in accordance with the express terms of this Agreement.

(d) No amount of any Term Advance repaid or prepaid under this Agreement may subsequently be re-borrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10.        INTEREST

10.1       Interest rate

           The rate of interest on each Advance for each Interest Period relative thereto is the rate per annum determined by the Facility Agent to be the aggregate of:

           (a)       the applicable Margin;

           (b)       the applicable LIBOR; and

           (c) the Additional Cost relative to such Advance during such Interest Period.

10.2       Due dates

           Except as otherwise provided in this Agreement, accrued interest on each Advance for each Interest Period relative thereto shall be paid by the relevant Borrower on the Interest Date relating to such Interest Period and also, in the case of a Tranche A Advance or a Tranche D Advance with an Interest Period of longer than six months, on the last day of each consecutive period of six months from the first day of such Interest Period.

10.3       Default interest

(a) If an Obligor fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Facility Agent from time to time pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the "Default Rate") determined by the Facility Agent to be one per cent. (1.0%) per annum above the higher of:

           (i)       the rate of interest on the overdue amount under Clause
                     10.1 immediately before the due date (if of principal) or the rate of interest under Clause 10.1 on the principal amount in respect of which such overdue amount has accrued due (if of interest); and

           (ii) the rate of interest which would have been payable if the overdue amount had, during the period of non-payment, constituted a Tranche D Advance,

           in each case for successive Interest Periods of such duration as the Facility Agent may determine having regard to its estimate of the likely duration of the default (each a "Designated Period").

(b) The Default Rate will be determined on each Business Day or on the date two Business Days prior to the commencement of or on the first day of the relevant Designated Period, as the Facility Agent shall determine, and interest will be compounded at the end of each Designated Period if not paid.

(c) If the Facility Agent determines that Clause 14 would apply if the overdue amount were an Advance during the Designated Period, the rate to be used pursuant to (ii) above will be determined in accordance with Clause 14.

10.4       Margin Adjustment

(a) If at any time any consolidated annual or quarterly Accounts of the Group for an Accounting Period ending on or about 30th June or 31st December in any year delivered to the Facility Agent pursuant to Clause 21.2(a) or (b) disclose that the ratio of Consolidated EBIT to Consolidated Net Interest Payable for a period comprising an annual Accounting Period or four consecutive quarterly Accounting Periods ending on or after the first anniversary of the Closing Date is:

           (I)       greater than 2.50:1 but less than or equal to 3.25:1; or

           (II)      greater than 3.25:1 but less than or equal to 4.00:1; or

           (III)     greater than 4.00:1,

           then (subject as mentioned below and subject to there being no outstanding Event of Default at such time) the Margin in respect of any Tranche A Advance or Tranche D Utilisation shall be reduced such that if the test in sub-paragraph (I) above is met the Margin shall be one point six two five per cent. (1.625%) per annum, if the test in sub-paragraph (II) above is met the Margin shall be one point three seven five per cent. (1.375%) per annum and if the test in sub-paragraph (III) above is met the Margin shall be one per cent. (1.00%) per annum, in each case during (but only during) the period from (and including) the date on which the Facility Agent has received the relevant Accounts pursuant to Clauses 21.2(a)(i) or 21.2(b), as the case may be, and the reports and certificates relating thereto pursuant to Clause 21.2(d)(i) or (ii), as the case may be, until (but excluding) the earlier of the following dates:

           (i) the date on which the Facility Agent next receives the relevant Accounts for an annual Accounting Period or four consecutive quarterly Accounting Periods for an Accounting Period ending on or about 30th June or 31st December in any year pursuant to Clauses 21.2(a)(i) or Clause 21.2(b), as the case may be, and a report and certificate relating thereto pursuant to Clause 21.2(d)(i) or (ii); or

           (ii) the latest date (the "Latest Date") by which the Facility Agent should have received any such Accounts and certificates in accordance with the terms of such Clauses where the Facility Agent has not received the same by such date;

           PROVIDED THAT:

           (A) if the Margin has been reduced in reliance on the unaudited consolidated Accounts of the Group (and corresponding certificate) for four consecutive quarterly Accounting Periods together constituting an annual Accounting Period and the audited consolidated Accounts of the Group for such annual Accounting Period (and corresponding report and certificate) do not justify that reduction, such reduction shall be reversed with retrospective effect so that the Margin shall be that justified by the audited consolidated Accounts of the Group and amounts calculated by reference to the reduced Margin (whether or not already paid) shall be recalculated by reference to the Margin justified by such audited Accounts and the Borrowers shall be required to make a payment to the Facility Agent to cover any shortfall in amounts which should have been received by the Lenders following any such recalculation;

           (B) any reduced Margin which would otherwise apply by virtue of the provisions of this Clause shall be suspended and the Margin in respect of any Tranche A Advance or Tranche D Utilisation shall be increased to one point seven five zero per cent. (1.750%) per annum from the date on which the Facility Agent gives notice pursuant to Clause 23.2 until the Facility Agent has waived the Event of Default or the Facility Agent is notified in writing that the Event of Default is otherwise remedied.

10.5       Determination conclusive; notification

           Each determination of a rate of interest by the Facility Agent under this Agreement shall, in the absence of manifest error, be conclusive and shall be promptly notified to the Obligors' Agent by the Facility Agent.

10.6       Lender basis

           Interest shall accrue from day to day and be computed on the basis of a year of 360 days (or 365 days in the case of a sum denominated in Sterling or Belgian Francs or any other currency in respect of which interest is customarily calculated on the basis of a year of 365 days in the London Interbank Market) for the actual number of days elapsed.

11.        INTEREST PERIODS

11.1       Selection and agreement

           The Obligors' Agent shall give notice to the Facility Agent not later than 11.00 a.m. on the third Business Day prior to the commencement of each Interest Period relative to any Advance (or in the Request therefor) specifying the duration of such Interest Period, which shall be (i) in respect of the Tranche A Advances and the Tranche D Advances one, two, three or six months and (ii) in the case of the Tranche B Advances, Tranche C Advances and Tranche E Advances six months, or in each case such other duration as may be agreed by the Facility Agent or as may be required in order to comply with Clause 11.3 (provided that if such duration is over six months the Facility Agent may only agree with the unanimous consent of the Lenders participating in such Advance). If the Obligors' Agent fails to specify the duration of an Interest Period for any Tranche A Advance or Tranche D Advance the duration of that Interest Period shall be one month.

11.2       Splitting

           The Obligor's Agent may, in any notice given pursuant to Clause 11.1, split a Tranche A Advance into up to two Tranche A Advances, provided that one of such Tranche A Advance shall be in an amount at least equal to the Repayment Instalment due to be repaid with respect to such Tranche A Advances on the next Repayment Date (and shall have an Interest Period ending on such Repayment Date). No more than five Tranche A Advances may be outstanding at any time.

11.3       Restrictions on selection

(a) The Obligors' Agent (on behalf of the relevant Borrower) shall select the duration of Interest Periods pursuant to Clause 11.1 so as to ensure that (i) each Tranche A Repayment Date will also be an Interest Date in relation to an amount of the Tranche A Advances at least equal to the amount of the Tranche A Repayment Instalment due to be paid on such Tranche A Repayment Date, (ii) no Tranche B Advance or Tranche C Advance or Tranche E Advance shall have an Interest Period expiring after the Final Maturity Date, and (iii) no Tranche A Advance or Tranche D Advance shall have an Interest Period expiring after the Final A Repayment Date.

(b) Each of the first three Interest Periods for each of the Tranche A Advances, the Tranche B Advances and the Tranche C Advances shall be of one month's duration or such other period as the Facility Agent may agree with the Obligors' Agent. The fourth Interest Period for each of the Tranche B Advances and the Tranche C Advances shall be of three months' duration (or such other period as the Facility Agent may agree with the Obligors' Agent). The Interest Periods for any Tranche D Advance or Tranche E Advance drawn during the first three months after the Closing Date shall be as specified by the Facility Agent, after consultation with the Obligors' Agent, in order to facilitate syndication of the Facilities.

(c) If it appears to the Facility Agent in good faith that the requirements of paragraphs (a) or (b) above, or that the requirements of the Original Lenders (in consultation with the Company) for an orderly primary syndication of the Facilities, will not be met by the Obligors' Agent's selection of any Interest Period, the Facility Agent, on behalf of and after consultation to the extent practicable with the Obligors' Agent, shall select a different duration for such Interest Period.

11.4       Duration

           The (or the first) Interest Period relative to each Advance shall commence on its Utilisation Date and end on the last day of the period selected therefor and any subsequent Interest Period relative to a Term Advance shall commence on the expiry of the immediately preceding Interest Period relating thereto and end on the last day of the period so selected therefor, provided that if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end instead on the next Business Day in the same calendar month (if there is one) or on the preceding Business Day (if there is not).

11.5       Notification

           The Facility Agent will notify the relevant Lenders and the Obligors' Agent of the duration of each Interest Period relating to an Advance and of the rate of interest applicable thereto promptly after ascertaining the same (and such duration and rate shall, in the absence of manifest error, be conclusive).

12.        PAYMENTS

12.1       Funds

           (a) Payments under this Agreement to the Facility Agent shall be made in freely transferable funds for same day value on the due date at such times and in such manner as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the currency in which the amount concerned is denominated to the account of the Facility
                     Agent:

                     (i) if in Sterling by CHAPS to Sort Code 40-50-88 or to such account at such bank or office as the Facility Agent shall designate by at least three Business Days' notice to the Party liable; and

                     (ii) if in any Optional Currency, at such bank or office in the principal financial centre in the country of such Optional Currency as the Facility Agent may designate by not less than three Business Days' notice to the Party concerned.

           (b) Payments by the Obligors shall, unless otherwise specified in this Agreement, be made to the Facility Agent for the account of the relevant Party.

12.2       Distribution

(a) Each payment received by the Facility Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank as it may notify to the Facility Agent for this purpose by not less than 10 Business Days' prior notice.

(b) The Facility Agent may apply any amount received by it for an Obligor in or towards payment of any amount due (but unpaid) from an Obligor under this Agreement.

(c) Where a sum is to be paid under this Agreement to the Facility Agent for the account of another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, at its sole discretion, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated at a rate determined by the Facility Agent to reflect its cost of funds.

12.3       Currency

(a) Interest accrued under this Agreement shall be payable in the currency in which the relevant amount in respect of which it has accrued was denominated during the period of accrual.

(b) The principal of each Advance shall be repaid or prepaid in the currency in which it is denominated when drawn down (subject to Clause 2.5).

(c) Any amount (other than of principal and/or interest) calculated on or by reference to or payable in respect of another amount shall be payable in the currency in which that other amount is denominated at the time of payment.

(d) Amounts payable in respect of costs, expenses, Taxes and the like are payable in the currency in which they are incurred.

(e) Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in Sterling.

12.4       Set-off and counterclaim

           All payments to be made by an Obligor under any Senior Finance Document shall be made without set-off or counterclaim.

12.5       Non-Business Days

(a) If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day.

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

12.6       Partial payments

(a) If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Facility Agent shall apply that payment towards the obligations of the Obligors in the following order:

           (i) first, in or towards payment pro rata of any unpaid costs and expenses of the Agents under the Senior Finance Documents;

           (ii) secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 25;

           (iii) thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

           (iv) fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

           (v) fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b) The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (v) above.

(c) Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

12.7       Security Agent as Joint Creditor

(a) Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint creditor (together with the relevant Finance Party) of each and every obligation of any Obligor towards each of the Finance Parties under this Agreement, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to one of the Security Agent or the relevant Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b) Without limiting or affecting the Security Agent's rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent's right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, the Priority Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

13.        TAXES

13.1       Gross-up
           All payments by an Obligor under the Senior Finance Documents shall be made without any deduction or withholding and free and clear of and without deduction or withholding for or on account of any Taxes except to the extent that the Obligor is required by law to make payment subject to any Tax. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made or Tax accounted for, from or in respect of any amounts payable or paid by an Obligor, or paid or payable by the Facility Agent to a Finance Party, under the Senior Finance Documents, the Obligor shall pay such additional amounts (save as referred to in Clause 13.3), as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax.

13.2       Tax receipts

           All Taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Senior Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within a month of the payment being made, deliver to the Facility Agent for the relevant Lender evidence satisfactory to that Lender (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.3       Recognised Lender

(a) If, otherwise than as a result of the introduction of, change in, or change in the interpretation, administration or application of, any law or regulation or any practice or concession of any applicable Tax authority occurring after the date of this Agreement, a Lender is not or ceases to be a Recognised Lender, no Obligor shall be liable to pay to that Lender under Clause 13.1 any amount in respect of Taxes levied or imposed in excess of the amount it would have been obliged to pay if that Lender had been a Recognised Lender.

(b)        No Obligor is liable to pay to a Lender any amount under Clause
           13.1 in respect of Taxes (not being withholding taxes) imposed on the overall net income or gains of a Lender by the jurisdiction in which its principal office is located or on the overall net income or gains of the Lender's Facility Office by the jurisdiction in which that Facility Office is located.

(c) Each Lender confirms to the Company that on the date of this Agreement (or if later on the date it becomes a Party to this Agreement) it is, or prior to the first Interest Date on which interest is payable to it under this Agreement will be, a Recognised Lender.

13.4       Tax Saving

(a) If, following the imposition of any Tax on any payment by any Obligor (or any corresponding payment by the Facility Agent to any Finance Party under this Agreement) in consequence of which such Obligor pays an additional amount under Clause 13.1, any Finance Party shall as a result of such payment receive or be granted a credit against or remission for or deduction or relief from or in respect of any Tax payable by it which in such Finance Party's sole opinion (acting in good faith) is both identifiable and quantifiable by it without requiring such Finance Party or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a "saving"), such Finance Party shall, to the extent that it can do so without prejudice to the retention of the relevant saving and subject to such Obligor's obligation to repay promptly on demand by the Finance Party the amount to such Finance Party if the relevant saving is subsequently disallowed or cancelled, reimburse such Obligor promptly after receipt of such saving by such Finance Party with such amount as such Finance Party shall in its sole opinion but in good faith have concluded to be the amount or value of the relevant saving.

(b) Nothing contained in this Agreement shall interfere with the right of any Finance Party to arrange its Tax and other affairs in whatever manner it thinks fit. No Finance Party shall be required to disclose any confidential information relating to the organisation of its affairs.

13.5       Double tax treaty filings

           Each Finance Party shall, and the Company shall ensure that each relevant Borrower (and if a payment falls or is likely to fall to be made by it, each Guarantor) shall, file all such forms, make all such applications and take all such other action, in each case as it may reasonably be able to file, make or take, pursuant to all relevant treaties for the avoidance of double taxation in order that payments by it hereunder to which such treaties apply (or would apply were such filings, applications or other action made or taken) may be made without (or, where complete avoidance is not possible, with a reduced rate of) withholding tax. Each Finance Party shall give to each relevant Obligor and each relevant Obligor shall give to each Finance Party such assistance as the other may reasonably require in connection with the completion and filing of such forms, the making of such applications and the taking of such other duties as aforesaid.

13.6       U.S. Taxation - delivery of forms and statements

(a) Each Finance Party which is not a U.S. Person shall, subject as otherwise provided in Clause 13.6(d), deliver (through the Facility Agent) to each U.S. Obligor within 21 days of a request from the Facility Agent, duly completed, two copies of such form or forms as may be required to indicate that such Finance Party is entitled to receive payments under this Agreement without deduction, withholding or payment by the U.S. Obligor of any United States federal Taxes, including, without limitation, either:

           (i) two copies of Form 1001 of the Internal Revenue Service of the United States of America (relating to an applicable double revenue tax treaty concluded by the United States of America); or

           (ii) two copies of Form 4224 of the Internal Revenue Service of the United States of America (relating to income effectively connected with the conduct of a trade or business in the United States of America); or

           (iii) two copies of Form W.8 of the Internal Revenue Service of the United States of America (relating to the certification by a Finance Party of non United States status).

           Each such Finance Party, subject as otherwise provided in Clause 13.6(d), shall deliver (through the Facility Agent) to each U.S. Obligor additional duly completed copies of any of the above forms and/or such additional or successor forms as shall be adopted from time to time by the Internal Revenue Service of the United States of America if it is notified by the U.S. Obligor or the Internal Revenue Service of the United States of America that any previous such form delivered by it pursuant to this Clause 13.6 has expired or that Finance Party becomes aware that any such form shall have become incomplete or inaccurate in any respect unless prior to that delivery any event occurs which renders the relevant form inapplicable.

(b) Each Finance Party which is a U.S. Person shall deliver (through the Facility Agent) to each U.S. Obligor a statement signed by an authorised signatory of the Finance Party to the effect that it is a U.S. Person and if necessary to avoid United States backup withholding, a duly completed copy of Internal Revenue Service Form W-9 (or successor form) establishing that such Finance Party is not subject to United States backup withholding.

(c) The Facility Agent shall have no responsibility or liability for and no obligation to check the accuracy or appropriateness of any form or statement delivered by any Finance Party pursuant to Clause 13.6(a) or (b) respectively.

(d) If any Finance Party determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to any U.S. Obligor any form or certificate that the Finance Party is obliged to submit pursuant to Clause 13.6(a) or 13.6(b), or that such Finance Party is required to withdraw or cancel any form or certificate previously submitted, the Finance Party shall promptly notify each U.S. Obligor of that fact.

14.        MARKET DISRUPTION

(a)        If, in relation to any Advance:

           (i) no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate for the purposes of determining the applicable LIBOR (where LIBOR is being determined pursuant to paragraph (b) of that definition) or the Facility Agent otherwise determines that adequate and fair means do not exist for ascertaining the applicable LIBOR; or

           (ii) the Facility Agent receives notification from Lenders whose participations in an Advance exceed fifty per cent. (50%) by value of that Advance that, in their opinion, by reason of circumstances affecting the London Interbank
                     Market:

                     (A) matching deposits will not be available to them in the London Interbank Market in the ordinary course of business in amounts sufficient to fund their participations in that Advance for the relevant Interest Period; or

                     (B) the cost to them of such matching deposits in the London Interbank Market for that Interest Period would be in excess of the applicable LIBOR,

           the Facility Agent shall promptly notify the Obligors' Agent and the Lenders of that fact and that this Clause 14 is in operation.

(b)        After any notification under paragraph (a) above:

           (i) if Clause 14(a)(ii)(A) applies, no further Requests may be delivered and no Lender shall be obliged to participate in the Advance to which such notification relates, unless such Advance is already outstanding, until the Facility Agent notifies the Obligors' Agent that the event specified in the notification no longer prevails;

           (ii) if the Obligors' Agent so requires, within five Business Days of receipt of any such notification, the Obligors' Agent and the Facility Agent (on behalf of the Lenders) shall, in good faith, enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis (the "Substitute Basis") for determining the rate of interest and/or funding applicable to any future Advance and to maintaining any existing Advances to which such notification relates;

           (iii) any Substitute Basis agreed under sub-paragraph (ii) above shall be, with the prior consent of all the Lenders, binding on all the Parties; and

           (iv) until and unless a Substitute Basis is so agreed, each Lender's participation in each outstanding Advance to which such notification related shall bear interest during the current Interest Period relative thereto at the rate certified by such Lender to be its cost of funds (from such source as it may reasonably select) for such Interest Period in relation to such Advance, plus the applicable Margin.

(c) The Facility Agent, in consultation with the Obligors' Agent shall, not less often than monthly, review whether or not the circumstances referred to in Clause 14(a) still prevail with a view to returning to the normal interest provisions of this Agreement.

15.        INCREASED COSTS

15.1       Increased costs

(a) Subject to Clause 15.2 (Exceptions), the Company shall forthwith on demand by a Finance Party pay (or procure that there is paid to) that Finance Party the amount of any increased cost incurred by it (or any Holding Company of it) as a result of the introduction of or change in or change in the interpretation, administration or application of any law, directive or regulation (including any law or regulation relating to taxation, change in currency of a country or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control) whether or not having the force of law but, if not, being a directive or regulation with which it is the practice of banks in the relevant jurisdiction to comply or compliance by any Finance Party (or any Holding Company of such Finance Party) with any such introduction or change.

(b)        In this Agreement "increased cost" means:

           (i) an additional cost incurred by a Finance Party (or any Holding Company of it) as a result of it having entered into, or performing, maintaining or funding its obligations under, any Senior Finance Document or Documentary Credit; or

           (ii) that portion of an additional cost incurred by a Finance Party (or any Holding Company of it) in making, funding or maintaining all or any advances, letters of credit or guarantees comprised in a class of advances, letters of credit or guarantees formed by or including the participations in the Advances or Documentary Credits made or to be made under this Agreement which is attributable to it making, funding or maintaining those participations; or

           (iii) a reduction in any amount payable to a Finance Party (or any Holding Company of it) or the effective return to a Finance Party (or any Holding Company of it) under any Finance Document or on its (or such Holding Company's) capital; or

           (iv) the amount of any payment made by a Finance Party (or any Holding Company of it), or the amount of interest or other return foregone by a Finance Party (or any Holding Company of it), calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

15.2       Exceptions

           Clause 15.1 does not apply to any increased cost:

           (a) compensated for by the operation of Clause 13 (or which would have been so compensated for but for the operation of Clause 13.3(a)) or Clause 10.1(c);

           (b) attributable to any change in the rate of tax on the overall net income or gains of a Lender imposed in the jurisdiction in which its principal office is located or on the overall net income or gains of the Lender's Facility Office by the jurisdiction in which that Facility Office is located; or

           (c) attributable to any penalty having been imposed by the relevant central bank or other monetary authority upon the affected Finance Party by virtue of its having exceeded any country or sector borrowing limits or broken any directives imposed upon it prior to entering into this Agreement or becoming a party to it.

15.3       Regulation D Compensation

           Unless such additional interest is paid in accordance with Clause 10.1(c) any Lender which is required by Regulation D issued by the Board of Governors of the Federal Reserve System of the USA to maintain and does maintain any reserves against "Eurocurrency liabilities" (as defined in such Regulation) pursuant to such Regulation may require any U.S. Obligor to pay, contemporaneously with each payment of interest on any Advance (in respect of which the Eurodollar Reserve Percentage applies) made to such U.S. Obligor for any Interest Period relative thereto, additional interest on the participation of such Lender in that Advance at the rate per annum determined from the formula (A)(i) LIBOR applicable to such Advance for that Interest Period divided by (ii) one minus the Euro-Dollar Reserve Percentage minus (B) LIBOR applicable to such Advance for that Interest Period. Any Lender requiring payment by any U.S. Obligor of such additional interest shall notify such U.S. Obligor and the Facility Agent at least five Business Days prior to the last day of each Interest Period for each relevant Advance of the amount due to be paid to it with respect to such Advance pursuant to this Clause 15.3 (certifying in that notice that the amount claimed does not exceed such part of the cost to such Lender of maintaining such reserves as in the opinion of that Lender should fairly and reasonably be apportioned to such Advance), which notice shall be final and binding in the absence of manifest error. No Lender shall be required to disclose in support of any claim hereunder any information reasonably regarded by such Lender as being confidential.

16.        ILLEGALITY

16.1       Illegality

           If it becomes (or any change in the interpretation, administration or application of any law or regulation makes it apparent that it
           is) unlawful in any applicable jurisdiction or contrary to any applicable regulation (if not having the force of law, being one which it is the practice of banks, trusts or financial institutions in the relevant jurisdiction to comply), for a Finance Party to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation then:

           (a) the Finance Party may notify the Obligors' Agent through the Facility Agent accordingly;

           (b)       (i)       each Borrower shall forthwith or by such later
                               date as is immediately prior to the illegality taking effect prepay that Finance Party's participation in all Utilisations (including, without limitation, any such participation by virtue of Clause 5.7) made to it together with all other amounts payable by it to that Finance
                               Party under this Agreement; and

                     (ii) such Finance Party's Commitments shall be cancelled and (save for its obligations under Clause 5.7) the obligations of the Finance Party to the Obligors hereunder shall cease;

           (c) if the unlawfulness referred to in this Clause 16 relates only to Utilisations made available to a particular Borrower, under a particular Facility or in a particular currency, the Borrower shall only be obliged to prepay Utilisations in respect of that Borrower, Facility and/or currency and the obligation of the Lenders to make facilities available to that Borrower shall be cancelled and discharged in each case only to the extent necessary or desirable to remove, remedy or mitigate the unlawfulness; and

           (d) the affected Lender's Commitments shall not, however, be cancelled if:

                     (i) the affected Borrower makes the prepayment of its Utilisations referred to in this Clause 16; and

                     (ii) any other Borrower is entitled, subject to the terms of this Agreement, to make a Utilisation in an amount equal to or less than the amount so prepaid under the terms of this Clause 16; and

                     (iii) such affected Lender, in its opinion after taking such advice as it considers appropriate and consistent with its existing internal credit sanction in relation to this Agreement and in accordance with its usual policies, could lawfully give effect to its obligations as contemplated by this Agreement and fund and maintain its participations in the proposed Utilisations to other Borrowers.

           If this Clause 16.1(d) applies the Facility Agent and the Obligors' Agent, each acting in good faith, will use their reasonable endeavours to agree any necessary changes to this Agreement.

17.        MITIGATION

17.1       Mitigation

           If Clauses 13, 14, 15 or 16 operate in relation to any Finance Party to the detriment of any Borrower then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under Clauses 13, 14, 15 or 16, the Facility Agent or such Lender, as the case may be, shall upon written request from such Obligor, take such steps as may be reasonably practical to mitigate the effect of those circumstances including (without limitation) submitting all forms required by a national taxation authority in connection with the payment of gross sums under any applicable double tax treaty, the transfer of its Facility Office to another jurisdiction or the transfer and assignment of all its rights and obligations hereunder to another bank or financial institution, which is willing to participate in the Facilities in its place, provided that neither the Facility Agent nor the Finance Party concerned shall be under any obligation to submit any such forms or to make any such transfer or assignment and transfer to another bank or financial institution if, in its opinion, it would or might have an adverse effect upon its business, operations or financial condition or the management of its tax affairs or cause it to incur any material costs or expenses which might not be reimbursed pursuant to Clause 17.3 and nothing in this Clause shall require any Finance Party to disclose any confidential information relating to its business or tax affairs.

17.2       Transfer

           If Clauses 13, 14, 15 or 16 apply, the Obligors' Agent shall be entitled to request one or more of the other Lenders, or designate a replacement lender, to accept the transfer of all or a rateable part of the affected Finance Party's Commitments and participations in outstanding Utilisations in accordance with Clause 30. If one or more Lenders, or a replacement lender (a "willing transferee") is willing to accept such a transfer and comply with Clause 30 in respect of such transfer then, subject only to the consent of the Facility Agent, the affected Lender shall be obliged to transfer by means of a Substitution Certificate at par and against payment in full in cash all or such part of its rights and obligations under the Finance Documents (being a rateable part of its Commitment and its participation in outstanding Utilisations) as one or more willing transferees will accept.

17.3       Costs and Expenses

           Any reasonable costs and expenses incurred by any Finance Party pursuant to this Clause 17 shall be paid by the Obligors' Agent within five Business Days after receipt of a demand specifying the same in reasonable detail.

18.        GUARANTEE

18.1       Guarantee

           Each Guarantor irrevocably, unconditionally, jointly and severally:

           (a) as principal obligor, and not merely as surety, guarantees to each Finance Party prompt performance by each other Obligor of all its obligations under the Senior Finance Documents and the payment when due of all sums from time to time payable by each other Obligor;

           (b) undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Senior Finance Document, that Guarantor shall forthwith on demand by the Facility Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

           (c) indemnifies each Finance Party on demand against any loss or liability suffered by such Finance Party if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal, subject in the case of any Additional Guarantor to applicable law and to any limitation specified in the Guarantor Accession Agreement by which it became a party to this Agreement.

18.2       Continuing guarantee

           This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Obligors or any of them under the Senior Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3       Reinstatement

(a) Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 18 shall continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4       Waiver of defences

           The obligations of each Guarantor under this Clause 18 will not be affected by any act, circumstance, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 18 or prejudice or diminish those obligations in whole or in part, including without limitation (whether or not known to it or any other Party):

           (a) any time, indulgence or waiver granted to, or composition with, any Obligor or other person;

           (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

           (c) any legal limitation, disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

           (d) any variation (however fundamental and whether or not involving an increase in liability of any Obligor) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 18 (Guarantee) shall include each variation or replacement;

           (e) any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or security or any failure of any Obligor or proposed Obligor to become bound by the terms of any Finance Document;

           (f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order, so that each such obligation shall, for the purposes of the Guarantor's obligations under this Clause 18, remain in full force and be construed as if there were no such act, circumstance, variation, omission, matter or thing.

18.5       Immediate recourse

           Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from or file any proof or claim in any insolvency proceedings of any person before claiming from that Guarantor under this Clause 18.

18.6       Appropriations

           Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

           (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

           (b) hold in an interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7       Non-competition

           Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 18:

           (a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause 18 and, to the extent that any Guarantor is so subrogated or entitled by law, that Guarantor (to the fullest extent permitted by law) waives and agrees not to exercise or claim those rights, security or money or that right of contribution or indemnity;

           (b) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf) unless otherwise required by the Facility Agent or by law (in which case any proceeds of any claim in respect of any rights, security or monies of any Finance Party to which such Guarantor was subrogated will be paid by such Guarantor to the Facility Agent to be applied in accordance with the provisions of the Senior Finance Documents); or

           (c) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor (and without prejudice to the foregoing, each Guarantor shall forthwith pay to the Facility Agent for the benefit of the Finance Parties an amount equal to any amount so set-off by it).

           Each Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 18.7.

18.8       Additional security

           This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

18.9       Limitations

           Notwithstanding any other provision of this Clause 18:

           (a) the obligations of each U.S. Obligor in its capacity as a Guarantor under this Clause 18 shall be limited to a maximum aggregate amount equal to the greater of (A) two thirds of the amount by which the fair saleable value of the property of such Guarantor from time to time exceeds the total liabilities of such Guarantor (including contingent liabilities, but excluding the obligations of such Guarantor hereunder) from time to time and (B) the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such U.S. Obligor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such U.S. Obligor in respect of intercompany indebtedness to the Borrowers or Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such U.S. Obligor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such U.S. Obligor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such U.S. Obligor and other Affiliates of the Borrowers of obligations arising under guarantees by such parties;

           (b) the obligations of any company incorporated in Canada in its capacity as a Guarantor under this Clause 18 shall be limited to guaranteeing only the liabilities of each other Obligor (i) which is a subsidiary (as defined below) of that company or (ii) of which that company is a wholly owned subsidiary (as defined below). For the purposes of this Clause 18.9(b) only, a company is a "wholly owned subsidiary" of another company if (A) all of its issued shares are held by (I) that other company,
                     (II) that other company and other bodies corporate wherein that other company holds all of the shares of the other bodies corporate, or (III) two or more bodies corporate wherein that other company holds all of the shares of such bodies corporate, or (B) it is a wholly owned subsidiary of a body corporate that is a wholly owned subsidiary of that other company. For the purposes of this Clause 18.9(b) only a "subsidiary" of another company shall be any body corporate that (A) is controlled by (I) it, (II) it and other bodies corporate which it also controls, or (III) two or more bodies corporate each of which is controlled by it; or (B) is a subsidiary of a body corporate that is its subsidiary.

19.        Additional Borrowers, GuaraNtors and Security

19.1       Additional Borrowers

(a) If any wholly-owned Subsidiary of the Company wishes to become a Borrower, it and the Obligors' Agent (for itself and on behalf of the existing Borrowers and Guarantors) shall execute and deliver to the Facility Agent a duly completed Borrower Accession Agreement.

(b)        If:

           (i) all the Lenders confirm to the Facility Agent their agreement to the relevant Subsidiary becoming a Borrower; or

           (ii) in the case of a Subsidiary becoming a Borrower on or prior to Closing, if such Subsidiary is specified in
                     Schedule 7 Part IV; or

           (iii) such Subsidiary is an operating company incorporated in the United States of America, Canada or England and Wales,

           the Facility Agent shall execute such Borrower Accession Agreement for itself and on behalf of the other Finance Parties.

(c) Subject to Clause 19.1(d), upon execution of such Borrower Accession Agreement by the relevant Subsidiary as Additional Borrower, the Obligors' Agent and the Facility Agent as aforesaid, such Subsidiary shall become an Additional Borrower in accordance with the terms hereof and thereof. If included in the Borrower Accession Agreement, the Additional Borrower's right to make Utilisations hereunder may be limited in accordance with the terms so included.

(d) The obligations of the Finance Parties to such Additional Borrower with respect to the making of the first Utilisation to it under this Agreement are subject to the condition precedent that the Lenders shall have received in form and substance satisfactory to it each of the documents listed in Schedule 3 Part IV and such other reports, opinions and other documents relating to such Additional Borrower as the Facility Agent may reasonably require.

19.2       Additional Guarantors

(a) The Obligors shall procure that, subject to any provision of law prohibiting the relevant person from becoming an Additional
           Guarantor:

           (i)       the companies or corporations identified in Schedule 7
                     Part III shall on or as soon as practicable after the Closing Date each become an Additional Guarantor, and the Company shall deliver or shall procure that there is delivered to the Facility Agent all of the documents set out in Schedule 3 Part III in the agreed form, and each of the documents referred to in Schedule 3 Part III as being certified shall be certified by a director of the Obligor's Agent on behalf of the party providing that document as being a true, complete and up to date copy and in full force and effect as at the date such document is required to be delivered and the Obligors will use all reasonable endeavours to procure that such companies and corporations shall become an Additional Guarantor as soon as practicable after Closing;

           (ii) any Additional Borrower (other than Dunlop Aerospace Limited which shall become an Additional Guarantor as soon as practicable after Closing) shall at the same time become an Additional Guarantor;

           (iii) Fasco Motors will, if on the Closing Date its gross assets exceed(pound)500,000, become an Additional Guarantor;

           (iv) Dunlop Investments will become an Additional Guarantor on or before Closing;

           (v) Dutchco will, prior to the acquisition by it of any assets, the commencement of trading by it or the transfer to it of any assets belonging to any member of the Group including, without limitation, the transfer of the entire issued share capital of BTR Aerospace B.V. and/or BTR Vliegwiel B.V. as contemplated in the Supplemental Structure Memorandum, become an Additional Guarantor; and

           (vi) any Material Group Subsidiary and any Subordinated Borrower and if there has, in the opinion of the Majority Lenders, been a material and adverse change in the business, assets or financial condition of any Material Group Subsidiary any other member of the Group shall become, as soon as possible after being required by the Facility Agent on the instructions of the Majority Lenders to become, an Additional Guarantor.

           Each such company or corporation shall become an Additional Guarantor by (A) executing and delivering to the Facility Agent a Guarantor Accession Agreement (duly executed by the Obligors' Agent for itself and on behalf of the existing Borrowers and Guarantors) and (B) delivering to the Facility Agent each of the documents listed in Schedule 3 Part IV (or in the case of the companies and corporations listed in Schedule 7 Part III each of the documents listed in Schedule 3 Part III) and such other reports, opinions and documents (if any) as the Facility Agent may reasonably require in respect of the Additional Guarantor, in order to satisfy itself as to the efficacy of the Guarantor Accession Agreement each in form and substance reasonably satisfactory to the Facility Agent.

(b) Where any such prohibition as is referred to above exists, each Obligor shall use its reasonable endeavours lawfully to overcome the prohibition.

19.3       Additional Security

(a) The Obligors shall procure that (i) (A) the Security Documents specified in Schedule 7 Part I are executed and delivered to the Security Agent on or prior to the Signing Date and (B) (subject in the case of any member of the Target Group incorporated in England and Wales to any provision of law prohibiting such member of the Target Group from giving such security) the Security Documents specified in Schedule 7 Part II are executed and delivered to the Security Agent where identified in Schedule 7 Part II prior to Closing and otherwise as soon as practicable after Closing and (C) following the acquisition by Dunlop Aerospace Limited of the entire issued share capital of Dunlop Standard Aerospace (US) Inc. as contemplated in the Structure Memorandum, Dunlop Aerospace Limited will deliver to the Security Agent executed but undated stock transfer forms and share certificates in respect of all the shares in Dunlop Standard Aerospace (US) Inc. and a share charge over the shares of Dunlop Standard Aerospace (US) Inc. in substantially the same form as the share charge referred to in paragraph 2 of
           Schedule 7 Part I and (D) prior to the acquisition by Dutchco of any assets, the commencement of trading by Dutchco or the transfer to it of any assets belonging to any member of the Group, Dunlop Standard Aerospace Overseas Limited will deliver to the Security Agent a share charge over the shares of Dutchco in substantially the same form as the share charge referred to in paragraph 1 of
           Schedule 7 Part II under the heading "The Netherlands (Dutch Law)" and (E) following the acquisition by Dutchco of the entire issued share capital of BTR Aerospace B.V. and BTR Vliegwiel B.V. as contemplated in the Supplemental Structure Memorandum, Dutchco will deliver to the Security Agent a share charge over the shares of BTR Aerospace B.V. and BTR Vliegwiel B.V. in substantially the same form as the share charge referred to in paragraph 1 of Schedule 7
           Part II under the heading "The Netherlands (Dutch Law)", and (F) following the acquisition by, or issue to, Dunlop Investments of some or all of the issued share capital of Dutchco as contemplated in the Supplemental Structure Memorandum, Dunlop Investments will deliver to the Security Agent a share charge over the shares of Dutchco held by it in substantially the same form as the share charge referred to in paragraph 1 of Schedule 7 Part III under the heading "The Netherlands (Dutch Law)" and (ii) on acquiring any asset which is deemed by the Majority Lenders to be of material value, or material to the operation of the business of any Obligor, the Obligor acquiring such asset shall (if such asset is not, in the opinion of the Security Agent, subject to a charge under any existing Security Document and in accordance with the Agreed Security Principles) execute and deliver to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Lenders may reasonably require in substantially the same terms as the Security Documents (if any) charging similar assets entered into at Closing, and (iii) if there has, in the opinion of the Majority Lenders, been a material and adverse change in the business, assets or financial condition of any Material Group Subsidiary, such Material Group Subsidiary shall execute and deliver to the Security Agent such further or additional Security Documents in such form and in relation to such of its assets as the Majority Lenders shall reasonably require, subject in each case to any provisions of law or regulation (having the force of law) prohibiting such person from entering into such Security Documents.

(b) The Obligors shall procure that any entity which becomes a Material Group Subsidiary (other than, if it becomes a Material Group Subsidiary, Standard Aero (San Antonio) Inc. for so long only as prohibited from giving security) after Closing and any Subordinated Borrower shall execute and deliver to the Security Agent such Security Documents in relation to its assets in substantially the same terms as the Security Documents entered into at Closing subject to any provision of law prohibiting such person from entering into such Security Documents.

(c) Where a wholly owned Subsidiary of the Company becomes an Additional Borrower pursuant to Clause 19.1(b) the Obligors shall procure that such Subsidiary shall execute and deliver to the Security Agent such Security Documents in relation to its assets in substantially the same terms as the Security Documents entered into at Closing subject to any provision of law prohibiting such person from entering into such Security Documents.

(d) Where any such prohibition as is referred to above exists, the Obligors shall use their reasonable endeavours lawfully to overcome the prohibition.

(e) The Obligors shall at their own expense execute and do all such assurances, acts and things as the Security Agent may reasonably require (subject to the Agreed Security Principles) for (i) perfecting or protecting the security intended to be afforded by the Security Documents (and shall deliver to the Security Agent such constitutional documents, directors and shareholders resolutions, title documents and other documents as the Security Agent may reasonably require) or (ii) facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets.

(f) Dunlop Investments and Dutchco shall at their own expense re-execute the pledges of shares of Dutchco, BTR Aerospace B.V. and BTR Vliegwiel B.V. referred to in Schedule 7 Part II not more than once at the request of the Facility Agent following syndication of the Facilities.

(g) Following the merger of Canadaco with BTR Canada Inc. and Standard Aero Limited, the resulting entity will, and the Company shall procure that any resulting entity will, if required by the Security Agent, execute such further or additional Security Documents as the Security Agent shall reasonably require in relation to such entity's assets in substantially the same terms as the Security Documents entered into at Closing.

19.4       Release of Guarantors and Security

(a) Subject to Clause 19.4(c), at the time of completion of any sale or other disposal to a person or persons outside (and which will remain outside) the Group of all of the shares in the capital of any Guarantor (or of all of the shares in any other member of the Group such that any Guarantor ceases as a result thereof to be a member of the Group) and in such other circumstances (if any) as all the Lenders may from time to time agree in writing, such Guarantor shall be released from all past, present and future liabilities (both actual and contingent and including, without limitation, any liability to any other Guarantor by way of contribution) hereunder and under the Security Documents to which it is a party (other than liabilities which it has in its capacity as a Borrower), and the security provided over its assets under such Security Documents shall be released.

(b) Subject to Clause 19.4(c), at the time of completion of any sale or other disposal to a person or persons outside (and which will remain outside) the Group of any assets owned by an Obligor over which security has been created by the Security Documents to which that Obligor is party, those assets shall be released from such security.

(c) The release of the guarantees and security referred to in Clause 19.4(a) and (b) shall only occur (save to the extent otherwise agreed by all the Lenders) if:

           (i) either (1) such disposal by any member of the Group is permitted in accordance with Clause 21.8 or otherwise expressly by the provisions of this Agreement and will not result directly or indirectly in any breach of any of the terms of this Agreement, or (2) such disposal is of assets (not being shares in any Obligor) of any member of the Group and is approved in writing by Lenders the aggregate of whose Commitments represent by value at least 75 per cent. (75%) of the Total Commitments or is of assets (not being shares) the Net Proceeds of which are less than (pound)100,000, or (3) such disposal is being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable, or (4) such disposal is being effected by enforcement of the Security Documents; and

           (ii) if required by Clause 9.5 an amount equal to the amount of the Net Proceeds arising out of such disposal will be applied in prepayment of the Utilisations; and

           (iii) any assets to be transferred to other members of the Group before completion of such disposal shall have been so transferred and (if so required by the Majority Lenders and if a security interest existed over such assets prior to transfer) security over such assets shall have been granted to the Security Agent to its satisfaction.

           The Security Agent shall (at the expense of the relevant Obligor) execute such documents effecting such release as shall be reasonably required to achieve such release as aforesaid (and the Security Agent shall execute such documents promptly upon (and only upon) it being satisfied that the conditions in (i), (ii) and (iii) above are satisfied or all the Lenders have otherwise agreed).

(d) If any person which is a member of the Group shall cease to be such a member in consequence of the enforcement of any of the Security Documents or in consequence of a disposal of the shares therein or in any Holding Company of it effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable, any claim which any Obligor may have against such person or any of its Subsidiaries or which that person or any of its Subsidiaries may have against any Obligor in or arising out of this Agreement or any of the Security Documents (including, without limitation, any claim by way of subrogation to the rights of the Agents and the Lenders under the Senior Finance Documents and any claim by way of contribution or indemnity) shall be released automatically and immediately upon such person ceasing to be a member of the Group.

20.        REPRESENTATIONS AND WARRANTIES

20.1       Representations and warranties

           Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party (in the case of an Obligor which is not the Company, in respect of itself and (where required) its Subsidiaries only). The representations and warranties in Clauses 20.1(h) - 20.1(k) (in each case inclusive), (m), (n) and
           (s) shall be subject to any matter fairly and adequately disclosed to the Finance Parties in the Disclosure Letter.

           (a) Status:

                     (i) It is, and each Subsidiary of it is or, in the case of Dutchco, will be, shortly after Closing, a limited liability company (or in the case of Dutchco a limited liability partnership), duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, with the power to own its assets and carry on its business in all material respects as it is being conducted; and

                     (ii)      on or prior to the Closing Date no
                               administrator, receiver, liquidator, custodian, trustee or similar official has been appointed with respect to it or any of its assets who has not been released or discharged from such appointment and no petition or proceeding for such an appointment is pending.

           (b) Powers and authority: It has the power to enter into, and has taken all necessary action to authorise the entry into and delivery by it of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

           (c) Legal validity: Subject to the Reservations, each Transaction Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation and no limit on its powers will be exceeded as a result of the borrowings, grant of security or giving of guarantees contemplated by the Transaction Documents to which it is a party.

           (d) Non-conflict: The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not:

                     (i) conflict in any material respect with any law or judicial or official regulation applicable to it; or

                     (ii)      conflict with its constitutional documents; or

                     (iii) conflict in any respect with, or entitle any third party to terminate, any agreement or document which is binding upon it, any other member of the Group or any asset of any member of the Group in a manner or to an extent which might have a Material Adverse Effect or would or would be reasonably likely to have a material adverse effect on the business, assets or financial condition of the Company, any Borrower or any Material Group Subsidiary or in a manner or to an extent which could result in any liability on the part of any Finance Party to any third party.

           (e) No default:

                     (i) No Default is outstanding or is reasonably likely to result from the making of any Utilisation; and

                     (ii) no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, will constitute) a default under any agreement or document which is binding on any member of the Group or any asset of any member of the Group, which event or default or any action which any third party is entitled to take following any such event or default would have a Material Adverse Effect.

           (f) Authorisations: All authorisations required by any Obligor in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect, save for any filings, applications and registrations to the extent that the Company has notified the Facility Agent in writing prior to the Signing Date that they can only be obtained after Closing or where the failure to obtain such authorisation could not reasonably be expected to have a material impact either on the business, assets or financial condition of any Obligor or the Finance Parties or on the validity or enforceability of the Transaction Documents.

           (g) Accounts:

                     (i) Its Accounts most recently delivered to the Facility Agent (if audited) present a true and fair view of or (if unaudited) fairly present its and (if consolidated) its Subsidiaries consolidated financial condition as at the date to which they were drawn up, subject in the case of quarterly and monthly Accounts to normal year end adjustments.

                     (ii) All forecasts and projections delivered to the Facility Agent pursuant to Clause 21.3 were arrived at after careful consideration, were fair and were based on reasonable grounds and as at the date of such delivery were not to the Company's knowledge misleading in any material respect.

           (h) Litigation and Labour Disputes: No litigation, arbitration, administrative or regulatory proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely to be adversely determined to it, and which would, if so determined, have a Material Adverse Effect. No labour disputes are current or, to its knowledge, threatened which would have a Material Adverse Effect.

           (i) Tax liabilities: No claims are being or are reasonably likely to be asserted against any member of the Group with respect to Taxes which are reasonably likely to be determined adversely to such member of the Group and which, if so adversely determined, would have a Material Adverse Effect. It is not overdue in the filing of any Tax returns to an extent which would have a Material Adverse Effect.

           (j)       Information Package and Reports:

                     (i) All material factual information contained in the Information Package was true or, in the case of information provided by any person other than the Company or its advisers, was to its knowledge true in all material respects at the date (if any) ascribed thereto in the Information Package or (if none) at the date of the relevant component of the Information Package.

                     (ii) All expressions of opinion or intention and all forecasts and projections contained in the Information Package were arrived at after careful consideration, were fair and were based on reasonable grounds. The forecasts and projections contained in the Business Plan are reasonable and are believed by the Executives to be attainable.

                     (iii) The Information Package as of its date (or the relevant component thereof) was not misleading in any material respect and did not omit to disclose any matter failure to disclose which would result in any information contained in the Information Package being misleading in any material respect in the context of this Agreement.

                     (iv)      To the Company's knowledge as at the Signing
                               Date :

                               (A)        all material factual information
                                          furnished to each of the firms which
                                          prepared a Report and contained or
                                          referred to therein was true at the
                                          date (if any) ascribed thereto or
                                          (if none) on the date of the
                                          relevant Report;

                               (B)        none of the Reports is misleading;

                               (C)        all expressions of opinion or
                                          intention given by or on behalf of
                                          any member of the Group and all
                                          forecasts and projections furnished
                                          by any member of the Group to each
                                          such firm and contained or referred
                                          to in their respective Reports were
                                          arrived at after careful
                                          consideration, were fair and were
                                          based on reasonable grounds;

                               (D)        such Reports do not omit any
                                          information which would make any
                                          material information, forecasts or
                                          projections in the Reports (or any
                                          of them) misleading;

                               (E)        nothing has occurred or come to
                                          light which renders any of the
                                          material factual information,
                                          expressions of opinion or intention,
                                          projections or conclusions contained
                                          in the Information Package or any of
                                          the Reports, as the case may be,
                                          inaccurate or misleading (or in the
                                          case of expressions of opinion,
                                          conclusions or projections, other
                                          than fair and reasonable),

                               in each case, in any material respect (or in the case of (A) or (C) above in all material respects) in the overall context of the Acquired Assets, the Group and the transactions contemplated hereby or which would be reasonably likely, if disclosed, to adversely affect the decision of a person (including the Original Lenders) considering whether to enter into this Agreement.

           (k) Base Financial Statements:

                     The Base Financial Statements have been prepared in the manner described in the Accountants Report using accounting principles and practices described therein consistently applied and fairly present the aggregated position of the Target Group as at the date to which the same were prepared and changes in financial position during the period for which they were prepared (save to the extent that, if the Base Financial Statements do not so fairly present the aggregated position of the Target Group the manner or extent to which it fails to do so would not, if disclosed, be reasonably likely adversely to affect the decision of a person (including the Original Lenders) considering whether to become a Lender under this Agreement) and the Base Financial Statements do not consolidate or include the results of any company, business or partnership whose business at the Closing Date is not part of the Acquired Assets.

           (l) Documents:

                     (i) The documents delivered to the Agents (or any of them) by or on behalf of any Obligor on or before Closing pursuant to Clause 4.1 and any other provision of the Finance Documents were genuine and in the case of copy documents, were true, complete and accurate copies in all material respects, of originals which on the Closing Date had not been amended, varied, supplemented or superseded in any way which would be likely materially and adversely to affect the interests of the Lenders under the Senior Finance Documents.

                     (ii) The documents delivered to the Agents (or any of them) after the Closing Date by or on behalf of any Obligor pursuant to Clauses 19.1, 19.2,
                               19.3 and any other provision of the Finance
                               Documents were when delivered genuine and in the case of copy documents, were true, complete and accurate copies in all material respects, of originals which had not been amended, varied, supplemented or superseded in any way which would be likely materially and adversely to affect the interests of the Lenders under the Senior Finance Documents.

                     (iii) The Acquisition Agreements, as furnished to the Facility Agent pursuant to Clause 4.1, contain all the material terms of the Acquisition. The Shareholders Agreement and the articles of the Company, contain all the material terms of the agreements and arrangements between the Investors and the Company (or any other member of the Group).

           (m)       Intellectual Property Rights:

                     (i) It and each of its Subsidiaries owns or has licensed to it all the Intellectual Property Rights which are material in the context of the business of any Material Group Subsidiary and which are required by such Material Group Subsidiary in order for it to carry on its business in all material respects as it is being conducted and as contemplated in the Business Plan; and

                     (ii) it and each of its Subsidiaries has taken all actions (including payment of fees) required to maintain in full force and effect any such registered Intellectual Property Rights referred to in paragraph (i) above owned by it.

           (n)       Environmental Matters:

                     (i) It and its Subsidiaries have obtained all material Environmental Licences required for the carrying on of its business as currently conducted and have at all times complied with
                               (A) the terms and conditions of such
                               Environmental Licences and (B) all other applicable Environmental Laws which, in each case, if not complied with would have a Material Adverse Effect or an effect which is, or is reasonably likely to be, materially adverse to the business, assets or financial condition of any Material Group Subsidiary. There are to its knowledge no circumstances which may prevent or interfere with such compliance in the future.

                     (ii) There is no Environmental Claim current or, to its knowledge, pending or threatened, and there are no past or present acts, omissions, events or circumstances that would be reasonably likely to form the basis of any Environmental Claim (including, without limitation, any arising out of the generation, storage, transport, disposal or release of any Dangerous Substance), against any Obligor which if adversely determined would have a Material Adverse Effect or an effect which is, or is reasonably likely to be, materially adverse to the business, assets or financial condition of any Material Group Subsidiary.

           (o) Representations to the Company: As at the Signing Date the Company has no reason to believe that any of the representations and warranties (as qualified by any related disclosure letter) by the Vendors in the Acquisition Agreements and/or by the Executives in the Shareholders Agreement are untrue or inaccurate in any material respect.

           (p) Newcos: Save as arises under the Transaction Documents and save also for Acquisition Costs, before Closing none of the Newcos has traded or has any material liabilities or commitments (actual or contingent, present or future).

           (q)       Structure Memorandum:

                     (i) The Structure Memorandum contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure (legal and beneficial) of the Group (including details of any minority shareholdings held by any person who is not a member of the Group and details of all partnerships in which any member of the Group has an interest) showing each Subsidiary and all inter-company loans of more than (pound)1,000,000 (or its equivalent in other currencies) as they will be immediately after Closing.

                     (ii) There are no re-organisational steps contemplated at or within 3 months after the Closing Date (including, without limitation, significant transfers of business or assets from one member of the Group to another) nor any inter-company loans between members of the Group of more than (pound)1,000,000 (or its equivalent in other currencies) which are not described in the Structure Memorandum which might have a material adverse effect on the Lenders' interests under the Senior Finance Documents.

           (r) Acquired Assets: Immediately upon Closing each member of the Group which is contemplated as acquiring shares pursuant to the Sale and Purchase Agreements will become the beneficial owner (or owner as the case may be) of such shares and will be entitled forthwith (subject to the payment of any necessary stamp or transfer taxes (which the Company undertakes to pay or procure the payment of promptly after Closing)) to become the legal registered owner of such shares free from all Encumbrances, claims and competing interests whatsoever save as expressly permitted under the Senior Finance Documents.

           (s) Ownership of assets: Save to the extent disposed of without breaching the terms of any of the Senior Finance Documents, with effect from and after Closing, each Material Group Subsidiary has good and marketable title (save as disclosed in the Certificates of Title) to or valid leases or licences of or is otherwise entitled to use and permit other members of the Group to use all material assets necessary to conduct the business conducted by it at Closing and Serck Aviation Limited has good and marketable title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct the Serck Business (as defined in the UK Sale and Purchase Agreement).

           (t)       Security Documents:

                     (i) It is the legal and beneficial owner (or owner, as the case may be) of the shares of each of the Material Group Subsidiaries which it purports to charge pursuant to any of the Security Documents. The shares charged (or purported to be charged) by it pursuant to the Security Documents are all fully paid and non-assessable, are charged by way of first ranking charge and are not subject to any option to purchase or similar rights and, represent all of the issued share capital of the relevant company; and

                     (ii) save as disclosed in the Certificates of Title it is the legal and beneficial owner of the Key Properties; and

                     (iii) it is the legal and beneficial owner (or owner, as the case may be) of the property (other than shares) which it charges or purports to charge pursuant to any of the Security Documents save to the extent that if it does not so legally and beneficially own such property it would not be reasonably likely materially and adversely to effect the legality, validity or enforceability (including enforceability against any third party) of the security taken as a whole (but excluding share security) given or purported to be given by members of the Group forming an Operating Division under the Security Documents.


           (u) ERISA:

                     (i) No act, omission or transaction has occurred which will result in the imposition on any U.S. Obligor or any ERISA Affiliate (whether directly or indirectly) of:

                               (1)       either a civil penalty assessed
                                         pursuant to section 502(i) of ERISA
                                         or a tax imposed by section 4975 of
                                         the IRC;

                               (2)       breach of fiduciary duty liability
                                         damages,

                               which would in any such case have a Material
                               Adverse Effect.

                     (ii) No Reportable Event has occurred, is planned or is reasonably expected to occur with respect to any Pension Plan and no condition or event currently exists or currently is expected to occur that could result in any such Reportable Event. No amendment with respect to which security is required under Section 401(a)(29) of the IRC or Section 307 of ERISA has been made or is reasonably expected to be made to any Pension Plan. No Pension Plan has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived.

                     (iii) Payment has been made of all amounts which any U.S. Obligor or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan which failure to pay would have a Material Adverse Effect.

                     (iv) Each U.S. Obligor and each ERISA Affiliate are in compliance in all material respects with the presently applicable provisions of ERISA, the IRC, its terms, and all other applicable laws, rules and regulations with respect to each Plan.

                     (v) Neither any U.S. Obligor nor any ERISA Affiliate has at any time maintained, contributed to or been obliged to contribute to any Multiemployer Plan or Pension Plan which, upon the complete or partial withdrawal of the U.S. Obligor or any ERISA Affiliate from such Multiemployer Plan or the termination of such Pension Plan, respectively, individually or in the aggregate, could result in the imposition of complete or partial withdrawal liability or other liability respectively, which would have a Material Adverse Effect.

                     (vi) There are no actions, suits or claims pending (other than routine claims for benefit) against any Plan or the assets of any such Plan which could result in a Material Adverse Effect.

           (v)       Investment Company Status: Each U.S. Obligor is either
                     (i) not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an "investment company" in each case within the meaning of the United States Investment Company Act of 1940, as amended or (ii) is exempt from all provisions of such Act, as amended.

           (w) Solvency of U.S. Obligors: At the date of this Agreement or, if later, the date it became an Additional Guarantor, each U.S. Obligor is, and immediately after consummation of the transactions contemplated to occur under this Agreement and the other Transaction Documents and after giving effect to all obligations incurred and Encumbrances created by such U.S. Obligor in connection herewith and therewith will be, Solvent. No Obligor is entering into this Agreement or any other Transaction Document or the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.

                     As used in this Agreement, "Solvent" means, with respect to any U.S. Obligor on a particular date, that on such date (i) the fair value of the assets of such U.S. Obligor is greater than the total amount of liabilities, including, without limitation, subordinated and contingent liabilities, of such U.S. Obligor, (ii) the amount that will be required to pay the probable liabilities of such U.S. Obligor on its debts as they become absolute and matured will not be greater than the fair saleable value of the property of such U.S. Obligor at such time, (iii) such U.S. Obligor is able to realise upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such U.S. Obligor does not intend to, and does not believe that it will, incur debts or liabilities beyond such U.S. Obligor's ability to pay as such debts and liabilities become absolute and mature, and (v) such U.S. Obligor is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such U.S. Obligor's property would constitute unreasonably small capital with which to conduct the businesses in which it is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability and taking into account the value of rights of contribution, reimbursement and subrogation which such U.S. Obligor might reasonably be expected to realise in respect thereof.

           (x) Computer reprogramming and testing:

                     (a) Any reprogramming required to permit the proper functioning at all times following 1st January, 2000 of:

                               (i) the computer systems of each member of the Group; and

                               (ii)       equipment of each member of the
                                          Group containing embedded microchips
                                          (including systems and equipment
                                          supplied by others or which that
                                          member's systems interface),

                               and the testing of all such systems and
                               equipment, as so reprogrammed, will be
                               completed by 30th June, 1999 except where failure to do so would not have a Material Adverse Effect.

                     (b) The cost to the Group of such reprogramming and testing and of the reasonably foreseeable consequences of the advent of the year 2000 to the Group (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect.

20.2       Times for making representations and warranties

           The representations and warranties set out in Clause 20.1:

           (a)       (i)       in the case of an Obligor which is a Party on
                               the Signing Date are made by that Obligor on the Signing Date, on the date of delivery of the first Request and on the Closing Date; and

                     (ii) in the case of an Obligor which becomes a Party after the Signing Date will be deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement or Guarantor Accession Agreement (with the exception of Clauses (e)(i), (j), (k), (o), (p), (q) and
                               (r)); and

           (b)       (with the exception of Clauses 20.1(a)(ii), (e)(i), (f),
                     (k), (l)(i), (o), (p), (q), (r) and (s) are in addition deemed to be repeated after the Closing Date by each Obligor on the date of each Request, each Utilisation Date and on each Interest Date with reference to the facts and circumstances then existing, provided that the representation and warranty set out in Clause 20.1(j)(i),
                     (ii) and (iii) shall be repeated only at the request of the Facility Agent from time to time, provided that the Facility Agent will notify the Obligors' Agents in writing at least two weeks before it wishes the representation to be repeated, the Obligors' Agent may make further written disclosures in respect of the repetition of the representation in Clause 20.1(j)(i),
                     (ii) and (iii) and the representation shall not be repeated after the end of the period of six months from the Closing Date.

21.        UNDERTAKINGS

21.1       Duration

           The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

21.2       Financial Information

           The Company shall supply to the Facility Agent in sufficient copies for each of the Lenders:

           (a) as soon as the same are available (and in any event within 120 days of the end of each of its financial years):

                     (i) the audited consolidated accounts of the Group for that financial year; and

                     (ii) (if prepared separately) the audited accounts of each Borrower and (if requested by the Facility Agent) each other Obligor
                               (consolidated in the case of an Obligor with Subsidiaries) for that financial year;

           (b) as soon as available (and in any event within 45 days) after the end of each consecutive three month period ending on an Accounting Date, the unaudited consolidated management accounts of (i) the Group and (ii) each Operating Division, for that three month period in a form and showing the detailed information provided for in the Proforma Accounts (including at least a consolidated profit and loss statement, balance sheet and cash flow statement), together with a written report of the Chief Financial Officer explaining any material variances against the budget for that period;

           (c) as soon as available (and in any event within 30 days) after the end of each calendar month, the unaudited consolidated management accounts of (i) the Group and
                     (ii) each Operating Division, for that month in a form and showing the detailed information provided for in the Proforma Accounts (including at least a consolidated profit and loss statement, balance sheet and cash flow statement), together with a written report of the Chief Financial Officer explaining any material variances against the budget for that period;

           (d)       (i)       together with the Accounts specified in
                               paragraph (a)(i) above:

                               (A)        a certificate signed by the Auditors
                                          (I) setting out in reasonable detail
                                          computations establishing compliance
                                          or otherwise with Clause 22.2, (II)
                                          setting out in reasonable details
                                          computations establishing the
                                          applicable Margin (as contemplated
                                          in Clause 10.4) and the Excess Cash
                                          Capex Amount, and (III) stating that
                                          the Auditors did not in the course
                                          of their audit discover any Event of
                                          Default under Clause 23.1 which they
                                          knew to be an Event of Default under
                                          Clause 23.1 or, if they did,
                                          describing the same;

                               (B)        a certificate signed by two
                                          directors of the Company (one of
                                          whom shall be the Chief Financial
                                          Officer) (I) listing the Material
                                          Group Subsidiaries as at the end of
                                          such annual Accounting Period, (II)
                                          confirming that all premiums
                                          required to be paid to keep the
                                          insurance policies required pursuant
                                          to Clause 21.21 in place for the
                                          next annual Accounting Period have
                                          been paid, (III) detailing the loans
                                          or other investments in Joint
                                          Ventures the proceeds of which are
                                          to be used to fund the working
                                          capital requirements of such Joint
                                          Venture, and (IV) stating that as at
                                          the date of such certificate no
                                          Default has occurred and is then
                                          continuing or providing details of
                                          any such Default and of the remedial
                                          action proposed to be taken; and

                     (ii) together with the Accounts specified in paragraph (b) above, a certificate signed by two directors (one of whom shall be the Chief Financial Officer) setting out in reasonable detail computations establishing (I) compliance with Clause 22.2 as at the date to which those Accounts were drawn-up, (II) the applicable Margin (as contemplated in Clause 10.4), (III) detailing the loans or other investments in Joint Ventures the proceeds of which are to be used to fund the working capital requirements of such Joint Venture, and (IV) stating that as at the date of the certificate no Default is outstanding or, if there is an outstanding Default, providing details of the same and of any proposed remedial action.

21.3       Projections

(a) The Company shall furnish to the Facility Agent in sufficient copies for each of the Lenders:

           (i) not later than the start of each financial year, a budget showing a projected consolidated balance sheet as at the end of each quarterly Accounting Period during such financial year, profit and loss account, monthly Capital Expenditure forecast, cash flow statement and rolling monthly cash forecast of the Group (broken down by Operating Division) for such financial year and a report on business strategy together with details of the principal assumptions underlying such projections (including assumed disposals or acquisitions) all as approved by the Company's board of directors; and

           (ii) if the budget for the Group for an annual Accounting Period is revised during such annual Accounting Period, promptly an updated set of financial projections for the remainder of such annual Accounting Period, in each case in a format consistent with the Business Plan and the Proforma Accounts and prepared in accordance with the Applicable Accounting Principles.

(b) At least once in every financial year the directors of the Company will, if requested by the Facility Agent (on the instructions of the Majority Lenders), give a presentation to the Lenders, at a time and venue agreed with the Facility Agent (or otherwise as specified by the Facility Agent by not less than 10 Business Days' notice and in London), about the ongoing business and financial performance of the Group and about such other matters relating to the ongoing business and financial performance of the Group as any of the Lenders may reasonably request.

21.4       Notifications

           The Company shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the Lenders:

           (a) promptly, documents required to be despatched by the Company to its shareholders generally (or any class of them) in their capacity as such and all documents relating to the financial obligations of any Obligor despatched by or on behalf of any Obligor to its creditors generally (in their capacity as creditors) and all documents (not being of a purely routine or administrative nature and to the extent not already provided to the Facility Agent pursuant to this Agreement) despatched by or on behalf of any Obligor to the facility agent under the Subordinated Finance Documents or to the bond trustee under any bonds or notes issued by the Subordinated Borrower;

           (b) promptly upon being notified of the same, details of all transfers of more than five per cent. (5%) of any class of shares in the Company's capital;

           (c) on request from the Facility Agent (to be given not more often than once a year unless an Event of Default under Clause 23.1 is then outstanding or the Facility Agent has reasonable grounds for believing that there have been changes since the furnishing of the last such copy), an up to date copy of the shareholders register of the Company;

           (d) as soon as the same are instituted or, to its knowledge, threatened, details of any litigation, arbitration or administrative proceedings involving any Group member which, if adversely determined would have a Material Adverse Effect or which would involve potential or alleged liability in excess of (pound)5,000,000 (or its equivalent in other currencies);

           (e) as soon as the same are delivered or received (i), reasonable details of all warranty and indemnity claims, and of any alleged breach involving liability or potential liability, in excess of (pound)5,000,000 (or its equivalent in other currencies) made by or against any member of the Group pursuant to the Acquisition Agreements and (ii) details of any post closing adjustment or other payment required to be made by the Vendors to the Company (or any of its subsidiaries) or by the Company (or any of its Subsidiaries) to the Vendors under the Sale and Purchase Agreements;

           (f) promptly, such further information regarding its financial condition, business and assets and that of the Group and/or any member thereof (including any requested amplification or explanation of any item in any Accounts, forecast, projections or other material provided by any Obligor hereunder) as the Facility Agent (on behalf of the Lenders or any of them) may reasonably request from time to time;

           (g) promptly, upon any member of the Group becoming an Insolvent Group Member, details of the occurrence of any such event together with a certificate signed by a director of the Company specifying the gross assets and latest annual pre-tax profits and turnover of such Insolvent Group Member;

           (h) promptly if requested by the Facility Agent, a copy of the Service Contracts;

           (i) written details of any Default forthwith upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default and, promptly after being requested by the Facility Agent, a certificate signed by a director of the Company confirming that there is no outstanding Default or, if there is, giving details of the same; and

           (j) promptly on receipt, copies of any Group Account Returns of members of the Target Group received either in the period before Closing or in the period before the first monthly consolidated Accounts of the Group are delivered to the Facility Agent under Clause 21.2(c) after Closing.

21.5       Accounts and Accounting Dates

           The Company will ensure that:

           (a) each annual Accounting Period and each quarterly Accounting Period of the Group ends on an Accounting Date;

           (b) each of the annual Accounting Periods (and each financial year) of it and each Obligor ends on 31st December; and

           (c) all Accounts are prepared in accordance with the Applicable Accounting Principles or where any Accounts have been prepared in any respect so as to depart materially from the Applicable Accounting Principles the Company shall provide to the Facility Agent (in sufficient copies for each of the Lenders) a written explanation (and calculations in reasonable detail) prepared or confirmed by the Auditors of the effect of such departure on the financial covenants in Clause 22 and the definitions referred to therein. The Facility Agent (acting on the instructions of the Majority Lenders) may instruct the Auditors to check, at the cost of the Company, any such calculations where the Facility Agent has reasonable grounds for believing that they may be inaccurate. If the Majority Lenders approve any such departure it shall become part of the Applicable Accounting Principles.

21.6       Negative Pledge

           No Obligor will, and each Obligor will procure that no member of the Group will, create or permit to subsist any Encumbrance on the whole or any part of its respective present or future business, assets or undertaking except for the following:

           (a)       Encumbrances constituted or evidenced by the Security
                     Documents;

           (b) Encumbrances expressly permitted in writing by the Majority Lenders, provided that the principal amount of the indebtedness secured by such Encumbrances shall not at any time be increased beyond the amount expressly so permitted;

           (c) Encumbrances arising by operation of law (or by agreement to the same effect) in the ordinary course of business and not as a result of any default or omission on the part of any member of the Group;

           (d) Encumbrances over goods and documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

           (e) Encumbrances over credit balances on bank accounts of members of the Group with Approved Banks together created in order to facilitate the operation of such bank accounts and other bank accounts of such members of the Group with such Approved Banks on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes;

           (f) Encumbrances over assets acquired after the Closing Date and existing at the date of their acquisition but not created in contemplation of their acquisition, provided that (A) the principal amount secured by any such Encumbrance shall not be increased beyond the amount secured thereby at the date of such acquisition and (B) such Encumbrances are released and discharged within three months after such acquisition;

           (g) Encumbrances arising automatically by operation of law in favour of any governmental authority in respect of Taxes or governmental charges in an aggregate amount not exceeding (pound)1,000,000 (or its equivalent in other currencies) which are being contested by the relevant member of the Group in good faith diligently pursued provided that an appropriate reserve or provision has been made in the Accounts of the Group;

           (h) Encumbrances which may be constituted by retention of title arrangements entered into (A) in the ordinary course of trading or (B) with the vendors of stock or raw materials over stock and/or raw materials purchased in the ordinary course of trading;

           (i) Encumbrances over the asset financed or acquired created by any finance lease, hire purchase agreements and conditional sale agreements which are entered into primarily as a method of raising finance or financing the acquisition (as the case may be) of any vehicles, machinery, plant or equipment provided that such finance lease or agreement is permitted by Clause 21.11; or

           (j) Encumbrances (not being over the shares of any member of the Group) not otherwise permitted pursuant to paragraphs
                     (a)-(i) (inclusive) above together securing indebtedness in an aggregate principal amount not exceeding (pound)7,500,000 (or its equivalent in other currencies), provided that Encumbrances over the assets of members of the Group incorporated or established in the United Kingdom, Canada or the United States of America (or any part thereof) may not secure indebtedness in an aggregate principal amount (for all such members of the Group) exceeding (pound)2,500,000 (or its equivalent in other currencies).

21.7       Transactions similar to security

           No Obligor will, and each Obligor will procure that no member of the Group will:

           (a)       sell, transfer or otherwise dispose of:

                     (i) any of its assets on terms whereby such asset is or it is contemplated may be leased to or re-acquired or acquired by any member of the Group other than where the asset to be sold, transferred or disposed of is not subject to any fixed or similar security pursuant to the Security Documents or for the sale and leaseback of aircraft engines by members of the Group and where in any such case the lease is permitted under Clause 21.11; or

                     (ii) any of its receivables on recourse terms except for the discounting of bills and notes in the ordinary course of business where the resulting Borrowing is permitted by Clause 21.10; or

           (b) except for assets acquired in the normal course of trading purchase any asset on terms providing for a retention of title by the vendor or on conditional sale terms or on terms having a like substantive effect to any of the foregoing.

21.8       Disposals

           No Obligor will, and each Obligor will procure that no member of the Group will, (save as expressly provided for in the Structure Memorandum) either in a single transaction or in a series of transactions, sell, transfer, lease, licence or otherwise dispose of:

           (a) any shares in any member of the Group save where such disposal has been approved by the Majority Lenders and the Net Proceeds are applied in accordance with Clause 9.5; or

           (b) all or any part of its respective assets or undertaking (not being shares in a member of the Group), other than:

                     (i) (A) disposals of trading assets or (B) the expenditure of cash or (C) the sale or discounting of receivables on a non-recourse basis, in each case in the ordinary course of trading on arm's length terms;

                     (ii) disposals of obsolete or redundant plant and equipment, or of real property (not being any of the Key Properties or the real properties owned by members of the Group at Winnipeg in Canada and Tennessee in the United States of America) not required for the efficient operation of its business, on arm's length terms;

                     (iii) the lending of cash and the repayment of cash lent in compliance with the terms of the Finance Documents;

                     (iv) the payment of fees and interest on the amounts outstanding under the Finance Documents in compliance with the Priority Agreement;

                     (v) disposals of Cash Equivalent Investments on arm's length terms;

                     (vi) the sale and leaseback of engines by members of the Group;

                     (vii) subject to compliance with Clause 9.5, disposals of assets (not being any of the Key Properties or the real properties owned by members of the Group at Winnipeg in Canada and Tennessee in the United States of America) where all or part of the sale price is to be applied by the Obligor in the purchase of replacement assets which are comparable or superior as to type, value and quantity and such replacement assets are purchased within twelve months of such disposal provided that where part only of such proceeds are so utilised, that part is sufficient to satisfy the entire amount of such purchase price;

                     (viii) disposals which have the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders);

                     (ix) disposals of assets on arm's length terms not otherwise permitted under this Clause 21.8 provided that the aggregate fair market value of the assets disposed of does not exceed (pound)2,500,000 (or its equivalent in other currencies) during any annual Accounting Period or (pound)20,000,000 (or its equivalent in other currencies) in aggregate until the Facilities have been repaid in full;

                     (x) the disposal of the shares of Wheels India Limited as provided for in the UK Sale and Purchase Agreement where the Net Proceeds are paid to the Vendors.

                     All such sales, transfers, leases or other disposals (other than under paragraph (b)(i)(B), (iii) and (iv)) shall be made only for a cash consideration payable in full at the time of disposal,

                     Provided that no Obligor incorporated or resident in Canada may make a disposal of a type not described in Clause 9.5(i) to (v) (inclusive) but otherwise permitted by 21.8(b)(ii), (vii) or (ix), save that such Obligor may be released from the restriction set out in this proviso if it prepays an amount of the Utilisations equal to the Net Proceeds arising from any such disposal.

21.9       Pari passu ranking

           Each Obligor undertakes that its obligations under this Agreement rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated obligations, other than obligations applicable generally to companies which have priority by operation of law.

21.10      Borrowing

           No Obligor will, and each Obligor will procure that no other member of the Group will, incur or permit to remain outstanding any Borrowings falling within paragraphs (a), (b), (c), (d) or (h) of the definition of Borrowings in Clause 1.1 other than:

           (a) under the Subordinated Finance Documents (in an aggregate principal amount not exceeding(pound)125,000,000 (or its equivalent in other currencies)); or

           (b)       under the Senior Finance Documents; or

           (c)       any such Borrowings as are permitted by Clause 21.16(b);
                     or

           (d) Borrowings to the extent covered by a Documentary Credit made available under this Agreement; or

           (e) any other Borrowings to the extent approved in writing by the Facility Agent on behalf of the Majority Lenders; or

           (f) any other Borrowings in an aggregate principal amount at any time outstanding for members of the Group as a whole not exceeding (pound)15,000,000 (or its equivalent in other currencies) for the first six months after the Closing Date and thereafter (pound)10,000,000 (or its equivalent in other currencies) and which in any such case when aggregated with the Original Sterling Amount of the then outstanding Tranche D Utilisations will not exceed the amount of the then Tranche D Commitments; or

           (g) any other Borrowings in an aggregate principal amount at any time outstanding for members of the Group as a whole not exceeding (pound)10,000,000 (or its equivalent in other currencies) PROVIDED THAT the aggregate principal amount of such Borrowings incurred or owed by the Obligors (taken as a whole) at any time may not exceed (pound)5,000,000 (or its equivalent in other currencies).

21.11      Leases

(a) No Obligor will, and each Obligor will procure that no member of the Group will enter into any operating leases, finance leases or conditional sale agreement of or in respect of vehicles, machinery, plant or equipment (the "Equipment") if the amount payable (excluding any interest element) under such operating leases, finance lease or conditional sale agreement when taken together with the amounts payable (excluding any interest element) under all other operating leases, finance leases or conditional sale agreements of members of the Group would exceed (pound)45,000,000 (or its equivalent in other currencies) at any time.

(b) The Company will, if requested by the Facility Agent, provide reasonable details of the Equipment subject to any such operating leases, finance leases or conditional sale agreements and the amounts payable thereunder.

21.12      Third party guarantees

           No Obligor will, and each Obligor will procure that no member of the Group will, incur or permit to be outstanding any guarantee, indemnity or other assurance against loss of a type referred to in paragraph (i) of the definition of Borrowing in Clause 1.1 other than (a) under the Finance Documents, or (b) the endorsement of negotiable instruments for the purpose and in the ordinary course of carrying on the relevant entity's trade, or (c) guarantees in favour of an Approved Bank to facilitate the operation of bank accounts of Obligors maintained with such Approved Bank on a net balance basis, or (d) guarantees of members of the Group which are not Obligors in favour of an Approved Bank to facilitate the operation of bank accounts of members of the Group which are not Obligors maintained with such Approved Bank on a net balance basis, or (e) in respect of the Borrowings of any other Obligor which are permitted under Clause 21.10 or only in the case of members of the Group who are not Obligors in respect of the Borrowings of any other member of the Group which are permitted under Clause 21.10, or (f) under the letter executed by Dunlop Standard Aerospace Overseas Limited addressed to Mr Stuart McCulloch of Allen, Allen & Helmsley solicitors, Sydney as in force on the date of this Agreement.

21.13      Options

           No Obligor will, and each Obligor will procure that no member of the Group will, enter into or permit to subsist any option or other arrangement whereby any person has the right (whether or not exercisable only on a contingency) to require any member of the Group to purchase or otherwise acquire or sell or otherwise dispose of any property or any interest in any property otherwise than where (I) any such arrangement is in respect of trading assets and is entered into in the ordinary course of trade of the member of the Group concerned, or (II) any such arrangement is in respect of assets having a market value in an aggregate amount (for all such arrangements of members of the Group) which if it were exercised would, at the date of such exercise, be a disposal permitted under Clause 21.8 or an investment permitted under Clause 21.15 and is entered into on arm's length terms, or (III) any such arrangement is permitted by Clause 21.14.

21.14      Treasury Transactions

           Save for those transactions specified in the list of outstanding treasury transactions provided to the Facility Agent by the Company prior to the Signing Date (if any), no Obligor will, and each Obligor will procure that no member of the Group will, enter into or permit to subsist any interest rate or currency swap, cap, ceiling, collar, floor or financial futures or commodity contract or option or any similar treasury or hedging transaction, other than (a) the Hedging Documents, (b) spot foreign exchange contracts entered into in the ordinary course of business and (c) transactions entered into for the hedging of actual or projected exposures arising in the ordinary course of ordinary trading activities of members of the Group carried on in compliance with the terms of the Finance Documents for periods of not more than 36 months.

21.15      Investments

           No Obligor will, and each Obligor will procure that no member of the Group will incorporate any company or enter into any merger or consolidation with any business or person or acquire (by subscription or otherwise) or invest in any business or company or any shares or other securities (or any interest therein) other than:

           (a)       Cash Equivalent Investments; or

           (b) pursuant to the Re-organisation (or as expressly provided for in the Structure Memorandum); or

           (c) for the acquisition of shares in members of the Target Group acquired at Closing; or

           (d) for the acquisition of all of the shares of limited liability companies or for the acquisition of businesses (provided that if any liabilities (actual or contingent, present or future) are being acquired such acquisition must be made by forming a limited liability company whose sole purpose is to make the acquisition, and which acquires such business) which (I) carry on a similar business or which business is similar to those currently undertaken by a Target and its Subsidiaries, and (II) which have an aggregate purchase price (including the amount of any Borrowings of the acquired company or business repaid or prepaid at the time of acquisition or which remain outstanding) for all such acquisitions not exceeding(pound)20,000,000 (or its equivalent in other currencies) in any annual Accounting Period or(pound)90,000,000 (or its equivalent in other currencies) from the period from the Closing Date until the Final Maturity Date, PROVIDED THAT:

                     (i) the aggregate purchase price (the "Total Purchase Price") for all such acquisitions (including associated costs and expenses together with the aggregate amount of outstanding Borrowings or other liabilities of all such companies or businesses so acquired at the time of their acquisition) does not exceed the aggregate amount of:

                               (A)        an amount equal to the aggregate
                                          amount of the Net Proceeds received
                                          by members of the Group which,
                                          pursuant to Clause 9.5(v), has not
                                          been required to be applied in
                                          prepayment of the Utilisations (but
                                          excluding any amount of Net Proceeds
                                          retained by members of the Group
                                          pursuant to Clauses 9.5(i)-(iv)
                                          (inclusive)); plus

                               (B)        the amount of the proceeds of any
                                          subscription in cash for shares in
                                          the Company (other than any such
                                          subscription (I) made on or prior to
                                          the Closing Date pursuant to the
                                          Shareholders Agreement, or (II)
                                          which constitutes an Investors Capex
                                          Contribution Amount or (III) to the
                                          extent such proceeds have been used
                                          to make Joint Venture Investments
                                          pursuant to Clause 21.34 or used to
                                          redeem share capital pursuant to
                                          Clause 21.18) or the proceeds of any
                                          subordinated loan made to the
                                          Company which in either case is not
                                          redeemable or repayable until one
                                          year after the Subordinated
                                          Discharge Date (as defined in the
                                          Priority Agreement) and which is
                                          otherwise on terms approved by the
                                          Majority Lenders; plus

                               (C)        an amount not exceeding
                                          (pound)5,000,000 (or its equivalent
                                          in other currencies) per annum;

                     (ii) no Default has occurred and is continuing at the time of acquisition and the purchase price for such acquisition is paid in full in cash on the date of acquisition;

                     (iii) investments in or acquisition of any company or business which (A) has made an operating loss of greater than(pound)500,000 (or its equivalent in other currencies) in any of the previous 3 financial years as evidenced in the audited (or if unaudited, management) financial statements of such company or business and/or
                               (B) is located outside the European Union or the United States of America or Canada or the country of incorporation of any Obligor, may only be made (I) if in the case of a company or business located in the European Union, the United States of America or Canada the operating loss in any of the previous financial years exceeds(pound)500,000 but does not exceed(pound)5,000,000 (or its equivalent in other currencies) if the Company has delivered to the Facility Agent prior to the making of any such disposal a business plan approved by the Chief Financial Officer relating to such company or business projecting that such company or business makes an operating profit in the annual Accounting Period following its acquisition together with an independent accountants report on such company or business, or (II) with the prior written consent of the Majority Lenders; and

                     (iv) to the extent lawful, security is given over such shares or assets (subject to the Agreed Security Principles) upon or immediately following their acquisition in favour of (and in form and substance satisfactory to) the Security Agent (or as otherwise provided in this Agreement) for the Lenders by the relevant member of the Group; or

           (e) the acquisition of shares in Joint Ventures to the extent permitted by Clause 21.34.

21.16      Loans out

           No Obligor will, and each Obligor will procure that no member of the Group will, be the creditor in respect of any Borrowings, save for:

           (a) any Borrowings under paragraph (e) of the definition of "Borrowings" in Clause 1.1 where trade credit is extended by any member of the Group on normal commercial terms and in the ordinary course of its business; or

           (b) loans made by one member of the Group to another member of the Group where:

                     (i)       the loan is specified in the Structure
                               Memorandum; or

                     (ii) the recipient of the loan is an Obligor and requires the funds to meet its normal working capital requirements or to meet its obligations under the Finance Documents; or

                     (iii) loans by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor and which is its Holding Company or a Subsidiary of it; or

           (c) loans made by any member of the Group to the employees of the Group in an aggregate amount for the Group as a whole at any time outstanding not exceeding (pound)500,000 (or its equivalent in other currencies); or

           (d)       Borrowings not otherwise permitted pursuant to paragraphs
                     (a), (b) or (c) in an aggregate amount for the Group as a whole at any time outstanding not exceeding (pound)5,000,000 (or its equivalent in other currencies), PROVIDED THAT the aggregate amount of such Borrowings plus the aggregate amount of the Borrowings permitted under Clause 21.10(g) outstanding at any time may not exceed (pound)10,000,000 (or its equivalent in other currencies); or

           (e) loans or Borrowings made with the prior written consent of the Majority Lenders; or

           (f) loans made by a member of the Group to the Kelly Air Force Base Joint Venture or other Joint Ventures provided that the aggregate principal amount (taken together with any investment in Joint Ventures permitted under Clause 21.34(a)(iii)) of any such loans (excluding the amount used to fund the working capital of such Joint Venture) does not exceed one hundred and fifteen per cent. (115%) of the amounts specified in Clause 22.3(b).

21.17      Dividends and fees

           The Company will not:

           (a) declare, make or pay any dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of its Shares (or any class of its Shares) or distribute any dividend or share premium reserve account or pay any amount of interest on or other amount relating to any loan stock; and

           (b) (and will procure that no other member of the Group will) pay any management, advisory or other fee to or to the order of the Investors or any of them or pay any directors' fee other than any such fees (and in such amounts as have been notified to the Facility Agent prior to the Signing Date) as are payable under or referred to in the Shareholders Agreement as in force on the Signing Date.

21.18      Share Capital and Loan Stock

           No Obligor will, and each Obligor will procure that no member of the Group will:

           (a) redeem, repurchase, defease, retire or repay any of its share capital or any loan stock, or resolve to do so, unless, in the case of the Company only, such redemption, repurchase, retirement or repayment is financed out of the proceeds received in cash of an issue of shares by the Company (not being any proceeds, which constitute an Investors Capex Contribution Amount or to the extent the proceeds are used to fund any acquisition under Clause
                     21.15 or any Joint Venture Investment under Clause 21.34) or subordinated shareholder loans made to the Company (to the extent the proceeds are not used to fund any acquisition under Clause 21.15 or Joint Venture Investment under Clause 21.34), which are not redeemable or repayable prior to the date one year after the Subordinated Discharge Date (as defined in the Priority Agreement) and the other terms of which are satisfactory to the Majority Lenders; or

           (b) issue any shares which by their terms are redeemable or any loan stock which by its terms is repayable prior to the date falling one year after the Subordinated Discharge Date (as defined in the Priority Agreement); or

           (c) issue any share capital to any person other than to another member of the Group, save that the Company may issue share capital as contemplated by the Shareholders Agreement (as in force on the Signing Date hereof ) or the Warrant Instrument (as defined in the Bridge Facility Agreement and as in force on the Closing Date) and other share capital of a type substantially similar to any class of its shares in issue at Closing which in each case is subscribed for in full in cash and in respect of which no dividend or distribution is payable while any amount is outstanding under the Senior Finance Documents.

21.19      Intellectual Property Rights

           Each Obligor will, and will procure that each member of the Group will, except to the extent the Facility Agent (on the instructions of the Majority Lenders) otherwise consents in writing (such consent not to be unreasonably withheld):

           (a) make such registrations and pay such fees and other amounts as are necessary to keep those registered Intellectual Property Rights which are material to the business of an Obligor or a Material Group Subsidiary in force and to record its interest in those Intellectual Property Rights;

           (b) take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above; and

           (c) not, without the prior written consent of the Majority Lenders sell, assign, transfer, charge, terminate or enter into any material contract or licence arrangement in respect of those rights save for (i) licence arrangements entered into with members of the Group for so long as they remain members of the Group, (ii) non-exclusive licence arrangements entered into on normal commercial terms and in the ordinary course of its trade and which do not in either case affect any Encumbrance arising under any of the Security Documents or the value of any assets secured by such Encumbrances.

21.20      Environmental matters

           Each Obligor will and will procure that each other member of the Group will:

           (a) obtain all requisite Environmental Licences and comply with (i) the terms and conditions of all such Environmental Licences applicable to it, and (ii) all other applicable Environmental Law, where in each such case failure to do so would have a Material Adverse Effect or would have, or would be reasonably likely to have, a material adverse effect on the business, assets or financial condition of any Material Group Subsidiary;

           (b) implement in all material respects the requirements specified in the environmental report referred to at paragraph (d) of the definition of Reports in Clause 1.1 within the time-period referred to in such report;

           (c) promptly upon receipt of the same, notify the Facility Agent of any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which would, if substantiated, have a Material Adverse Effect or would have, or would be reasonably likely to have, a material adverse effect on the business, assets or financial condition of any Material Group Subsidiary; and

           (d) indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers, employees, agents and delegates (together the "Indemnified Parties") against any cost or expense suffered or incurred by them (except if caused by their own negligence) which:

                     (i) arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

                     (ii) arises by virtue of the release or threatened release of, or exposure to, any Dangerous Substance stored or handled upon, transported from, or otherwise associated with, the past or present facilities or operations of any Obligor or Group member, and which would not have arisen if the Finance Documents or any of them had not been executed.

21.21      Insurance

(a) Each Obligor will, and will procure that each member of the Group will, insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same class of business as that carried on by it at levels no lower than (and covering at least the same risks as) those recommended in the Insurance Report with reputable independent insurance companies or underwriters.

(b) Without prejudice to paragraph (a) above, each Obligor will, and will procure that each member of the Group will, effect and maintain insurance against business interruption, loss of profits, product liability, professional indemnity, pollution and public liability and those other risks or liabilities recommended in the Insurance Report at levels no lower than (and on substantially the same terms as) those recommended in the Insurance Report or as otherwise agreed by the Facility Agent acting reasonably with reputable independent insurance companies or underwriters.

(c) Each Obligor will, and will procure that each member of the Group will, promptly pay all premiums and do all other things necessary to ensure that the insurances required to be taken out and maintained by it pursuant to paragraphs (a) and (b) above remain in force and will use all reasonable endeavours to procure that (except for public liability, employers liability and professional indemnity insurances) all of the insurance policies required to be taken out and maintained by it pursuant to paragraphs (a) and (b) above shall contain loss payee provisions acceptable to the Security Agent noting the Security Agent's interest thereon and naming the Security Agent as the payee.

(d) The Company will promptly supply to the Facility Agent on request copies of each insurance policy (or if not then available the relevant brokers summary of cover relating to such insurance policy) required to be taken out and maintained by any member of the Group pursuant to this Clause 21.21 and will procure that the insurer in the case of each such policy undertakes to the Facility Agent to notify the Facility Agent should any renewal fee or other sum payable by any member of the Group not be paid when due.

21.22      Change of business

           No Obligor will, and each Obligor will procure that no member of the Group will, make any material change in the nature of its respective business as conducted at the Closing Date which would result in a material change to the nature of the business carried on by the Group as a whole.

21.23      Inter-Company Debt

(a) Each Obligor will procure that unless the borrower in respect of such Borrowings has sufficient readily available cash or credit lines with available headroom (and not being subject to conditions precedent other than the mere request for the funds) to pay the sum due or demanded or save as provided for in the Priority Agreement, any member of the Group which is the creditor in respect of any Borrowings by any other member of the Group shall take no action to cause such Borrowings to become due or to be paid.

(b) Each Obligor will promptly notify the Facility Agent if it (or any of its Subsidiaries) makes a loan (or series of loans to the same person) to any other member of the Group which is either (A) a loan from Dunlop Standard Aerospace Group Limited or Dunlop Standard Aerospace Holdings Limited to Holdco or any Subsidiary of Holdco and whether or not from out of the proceeds of an Investors Capex Contribution Amount or (B) is for an amount of (pound)5,000,000 (or its equivalent in other currencies) or more and is expected to remain (or has remained) outstanding for six months or more, and if required by the Facility Agent shall procure that (i) the borrower and lender of such loan become party to the Priority Agreement as an Intercompany Debtor and Intercompany Creditor respectively, and
           (ii) security (in a form satisfactory to the Security Agent acting reasonably and in accordance with the Agreed Security Principles) in favour of the Lenders is granted over any such loan (or series of loans).

21.24      Arm's length terms

           No Obligor will, and each Obligor will procure that no member of the Group will, enter into any material transaction with any person otherwise than on arm's length terms, save for intercompany loans permitted pursuant to Clause 21.16(b).

21.25      Surplus Cash

(a) The Company will procure that each member of the Group shall, subject to retaining sufficient cash for the forecast cashflow requirements of such member of the Group (which shall be determined by the board of directors of such member of the Group, acting reasonably, having regard to their responsibilities under applicable law), utilise their cash balances so as to reduce or minimise working capital borrowings (including any under the Tranche D Facility) and (to the extent that to do so would not be likely to cause a breach of law or regulation on the part of the relevant company or its directors) to service the required interest and scheduled principal payable on the Facilities and, to the extent that the directors of any member of the Group consider that such member of the Group would otherwise accumulate material cash balances in excess of the amounts otherwise required by it, shall (to the extent not in breach of applicable law) if the company concerned is incorporated in a jurisdiction where security over cash has not been created in favour of the Lenders lend such surplus cash to another member of the Group in a jurisdiction in which the Lenders have the benefit of security over cash pursuant to the Security Documents.

(b) Each Obligor will, and each Obligor will procure that each of its Subsidiaries will, if incorporated in a jurisdiction where an Encumbrance over cash is being given pursuant to any of the Security Documents ensure that, save as otherwise permitted by this Agreement (or prohibited by applicable law) all of its cash and the cash of its Subsidiaries is kept in any account which is subject to security in favour of the Security Agent (or as otherwise provided in this Agreement) pursuant to the Security Documents.

21.26      Amendments to documents

(a) No Obligor will, and each Obligor will procure that no member of the Group will, without the prior written consent of the Facility Agent (on the instructions of the Majority Lenders), amend, supplement, supersede or waive (i) any material term of the Transaction Documents or (ii) its memorandum or articles of association or other constitutional document in any material respect which might adversely affect the interests of the Lenders under Senior Finance Documents or (iii) any other document delivered to the Agents (or any of them) pursuant to Clauses 4.1, 19.1, 19.2, 19.3 or any other provision of this Agreement in any material respect which might adversely affect the interests of the Lenders under the Senior Finance Documents or (iv) enter into any agreements or arrangements (other than on arm's length terms) with the Investors in their capacity as such other than the Shareholders Agreement and Articles of the Company (provided that if any such undertaking would not be enforceable against any Obligor it shall not be given by that Obligor).

(b) The consent of the Lenders shall not be unreasonably withheld where such amendments are required to comply with the terms of the Senior Finance Documents.

(c) This Clause 21.26 shall not prevent the Company from agreeing to renew any Service Contracts on substantially the same terms.

21.27      Bank Accounts

           No Obligor incorporated in England and Wales, the United States of America or Canada will open or maintain any account with any branch of any bank or other financial institution providing like services (other than an account maintained with a Finance Party pursuant to the requirements of the Senior Finance Documents) unless such branch and bank or financial institutions are Approved Banks.

21.28      Compliance with laws

           Each Obligor will, and will procure that each member of the Group will, comply in all material respects with all applicable laws and regulations of any governmental authority, whether domestic or foreign having jurisdiction over it or any of its assets, where failure to comply with any such laws or regulations would have a Material Adverse Effect or would have, or would be reasonably likely to have, a material adverse effect on the business, assets or financial condition of any Material Group Subsidiary or which are required to enable it lawfully to enter into the Senior Finance Documents and will obtain and promptly renew from time to time, and if so requested promptly furnish certified copies to the Facility Agent of all material authorisations which may be required under any applicable law or regulation to enable each Obligor to perform its respective obligations under the Senior Finance Documents or required for the validity or enforceability of such Senior Finance Documents or of any security provided for thereby.

21.29      Auditors

(a) Each Obligor will, and will procure that each other member of the Group will, instruct its auditors (at the cost of such Group member) to provide to the Facility Agent such information on or about the Group's and/or such other Group member's financial position or to explain to the Facility Agent any such information provided to the Facility Agent under this Agreement or to verify any of the calculations delivered pursuant to Clause 21.2(d) on request from the Facility Agent (not to be made more than once in any annual Accounting Period unless the Facility Agent has reasonable grounds for believing that there is a breach of Clause 22 or that any of the calculations delivered pursuant to Clause 21.2(d) may be incorrect or that any of the Accounts delivered pursuant to Clause 21.2 have not been prepared in accordance with the Applicable Accounting Principles) and to disclose to the Facility Agent for itself and the Lenders (and provide them with copies of) such information as the Facility Agent and the Lenders have requested from the Company pursuant to this Agreement regarding the financial condition and operations of the Group and any member of the Group (if, when requested, the Company has failed to provide or procure the provision of the same to the reasonable satisfaction of the Lenders).

(b) The Company will appoint one of the firms specified in the definition of "Auditors" in Clause 1.1 to be its auditors and to audit its consolidated annual accounts.

(c) The Company will, if it changes its Auditors, instruct both the outgoing and incoming Auditors to discuss the Group's financial condition with the Facility Agent (if so requested by the Facility Agent).

21.30      Access

           Upon reasonable notice being given by the Facility Agent, each Obligor will procure that any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent be allowed (at the Facility Agent's risk and expense or if after the occurrence of an Event of Default at the Company's expense) to have access during normal business hours to the assets, books and records of each member of the Group and to inspect the same.

21.31      Pension Schemes and Tax Allowances

(a) The Obligors will if requested by the Facility Agent deliver to the Facility Agent at intervals of no more than three calendar years, and in any event at such time as those reports are prepared in order to comply with then current statutory or auditing requirements, actuarial reports in relation to the pension schemes for the time being operated by members of the Group and will ensure that the pension schemes (and any other scheme required by law to be fully funded) are fully funded as required by law and based on reasonable actuarial assumptions.

(b) Each Obligor shall and shall procure that each of its Subsidiaries shall use all reasonable endeavours to retain and/or utilise the benefit of any carried forward tax allowances or losses available to it either for its own account or for the account of another member of the Group.

21.32      Syndication

           The Company shall provide reasonable assistance to the Syndication Agent in the preparation of the information memorandum for syndication of the Facilities and will comply with all reasonable requests for access (including site visits to those sites agreed with the Arranger) and information from potential syndicate members. The Company shall procure that the Executives shall, if requested by the Facility Agent, give a presentation in London to potential syndicate members. The Company shall in good faith agree the Information Package with the Syndication Agent.

21.33      Executives

(a) The Company will procure that each of the Executives will perform the functions for which he or she has been employed and undertakes that if he or she ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform such duties it will promptly notify the Facility Agent and will find a replacement for him or her reasonably acceptable to the Majority Lenders and effectively appoint the same (such appointment deemed to be effective on its acceptance by the replacement) within 180 days of such Executive ceasing to perform such duties provided that if the Majority Lenders reject the first replacement tendered by the Company, the Company shall have three months from the date on which the Majority Lenders notified it that the tendered replacement was unacceptable to find and appoint a replacement.

(b) The Company will procure that at least one of the Executives or the Operating Division Heads is at all times on the board of directors (or equivalent management body) of each of the Obligors.

21.34      Joint Ventures

(a) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or acquire or subscribe for any shares, stock, securities or other interest in or transfer any assets to or lend to or guarantee the obligations of any Joint Venture (each a "Joint Venture Investment"), PROVIDED THAT members of the Group can make Joint Venture Investments (i) where the aggregate amount applied in making any such acquisitions, together with the aggregate book value (at the time of transfer) of all such assets transferred and the aggregate principal amount of all such loans and maximum contingent liability under all such guarantees from time to time outstanding does not exceed(pound)7,500,000 (or its equivalent in other currencies) and the making of any such Joint Venture Investment is permitted by Clause 22.3 or (ii) to the extent that such Joint Venture Investment is financed from out of the proceeds of any subscription for shares in the Company (which are not redeemable prior to the Senior Discharge Date (as defined in the Priority Agreement) and on which no dividends are payable until after such date) or subordinated loans made to the Company (subordinated on terms agreed in writing by the Majority Lenders) received in cash by the Company after the Closing Date (not constituting an Investors Capex Contribution Amount) or (iii) such Joint Venture Investment is in the Kelly Air Force Base Joint Venture and the aggregate amount of such Joint Venture Investments does not exceed 115% of the amount specified in Clause 22.3(b) as being invested in the Kelly Air Force Base Joint Venture AND PROVIDED FURTHER THAT loans to or the acquisition of shares or stock or securities or other investment in any Joint Venture to the extent that such loans acquisitions or investments are made to fund the working capital of such Joint Venture will not constitute a Joint Venture Investment.

(b) Each Obligor will, and each Obligor will procure that each of its Subsidiaries will, only enter into or become party to any Joint Venture which carries on a business substantially the same as a business carried on by another member of the Group.

(c) No Obligor will, and each Obligor will procure that none of its Subsidiaries will, commit to any third party or enter into any Joint Venture or become party to any joint venture agreement or arrangement where it has any obligation (whether to such Joint Venture or to any other person and whether actual or contingent) to lend to or guarantee or transfer assets to or otherwise fund or incur any liability in respect of such Joint Venture or any other person or to acquire any shares or interest in or assets of such Joint Venture in each case (i) where any such obligation or liability is not subject to an express maximum limit, (ii) where if such maximum level of obligations or liabilities was incurred it would cause any breach of this Clause 21.34 and (iii) where any such obligation or liability would, if exercised, cause any breach of any other provision of this Agreement.

(d) No Obligor will, and each Obligor will procure that none of its Subsidiaries (ignoring for these purposes the special purpose company referred to below) will, enter into, become a member of or acquire any interest in any Joint Venture other than by the acquisition of shares in a Joint Venture which is itself a limited liability entity or by means of the ownership by such member of the Group of a special purpose limited liability company which is itself a party to any such Joint Venture.

21.35      Holding Company

(a) The Company shall not hold or acquire any shares other than shares in Dunlop Standard Aerospace Holdings Limited or the Subordinated Borrower (if different) or carry on any business (other than the provision of administrative services to other members of the Group). The Company shall lend the proceeds of any Investors Capex Contribution Amount to Holdco.

(b) Dunlop Standard Aerospace Holdings Limited and the Subordinated Borrower (if different) shall not carry on any business or acquire any assets (other than in the case of Dunlop Standard Aerospace Holdings Limited the holding of shares in Holdco) other than Cash, Cash Equivalent Investments and the benefit of the intercompany loan between Dunlop Standard Aerospace Holdings Limited and Holdco set up at Closing, without the prior written consent of the Majority Lenders.

21.36      Subordinated Debt

(a) The Company will not repay, prepay, redeem or repurchase any principal amount outstanding under the Subordinated Finance Documents until all amounts outstanding under the Senior Finance Documents have been repaid in full and the Commitments of the Lenders cancelled, save that the Company may prepay or procure the prepayment of all (but not some only) of the amounts outstanding under the Bridge Facility Agreement either from out of the net proceeds borrowed under the Subordinated Facility Agreement or from out of the net proceeds received in cash by the Subordinated Borrower from the issue of any high yield bonds or notes (the "Bonds").

(b) Neither the Company nor any other member of the Group may enter into the Subordinated Facility Agreement or issue the Bonds unless:

           (i) the principal amount of the Subordinated Facility Agreement or the net proceeds of the Bond is not less than (pound)125,000,000 (or its equivalent in other currencies) and sufficient to prepay amounts outstanding under the Bridge Facility Agreement in full;

           (ii) the maturity date of the Subordinated Facility Agreement or the Bonds is not less than 10 years from the Closing Date; and

           (iii) the other terms of the Subordinated Facility Agreement or the Bonds (and any related documentation) have been approved in writing by the Facility Agent (on behalf of the Majority Lenders acting reasonably and having regard to London market practice and the actual and projected financial condition of the Group) after taking such advice (at the cost of the Company) as the Facility Agent may require.

(c) No member of the Group will repay, prepay, redeem or purchase any of the Bonds prior to the Senior Discharge Date (as defined in the Priority Agreement) or otherwise pay any amount due under the Bonds other than for payments of scheduled interest when due.

21.37      Hedging

           The Company will enter into, or will procure that another Obligor enters into, Hedging Documents documenting the interest rate hedging plan agreed between the Facility Agent and the Company hedging interest payments on an amount equal to 75% of the aggregate amount of the Tranche A Commitments, the Tranche B Commitments, the Tranche C Commitments and the Tranche E Commitments for a period of 4 years from the Closing Date within 30 days of the Closing Date.

21.38      Taxes

           Each member of the Group will pay all Taxes due and payable by it within a reasonable time of the relevant due date and in any event before penalties attach thereto (save to the extent that payment of the same is being contested in good faith and adequate reserves are being maintained for those Taxes).

21.39      The Company and the Subordinated Borrower

           Neither the Company nor the Subordinated Borrower will at any time hold Cash or Cash Equivalent Investments in amounts greater than that required for the next interest payment due under the Subordinated Finance Documents and such other amounts as are reasonably required for its other forecast cash requirements for the next three months.

21.40      Acquisition Agreements

(a) The Company will, and will procure that each other member of the Group which has a claim against any of the Vendors under the Acquisition Agreement will, enforce its rights and pursue claims under the Acquisition Agreements (if necessary by legal action) and shall not waive or vary any of its material claims or rights thereunder unless such claim is for an amount of less than (pound)1,000,000 (or its equivalent in other currencies) and in the reasonable opinion of the Company it is commercially beneficial not to pursue such claim.

(b) On or prior to the Closing Date the Company will not (and no other Obligor will) amend, vary or waive in any material respect any provisions of the Acquisition Agreements or complete or elect to complete the Acquisition in circumstances where it would be entitled not to do so.

21.41      ERISA

           Each U.S. Obligor will not, and will procure that none of its ERISA Affiliates will:

           (a) fail to make payment when due of all amounts due as a contribution to any Plan, engage in any transaction in connection with which any U.S. Obligor or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(i) of ERISA, a tax imposed by section 4975 of the IRC or breach of fiduciary duty liability damages if, in any such case, such penalty or tax or such liability, or the failure to make such payment, or the existence of that deficiency, as the case may be, would have a material adverse effect on the business assets or financial condition of that U.S. Obligor;

           (b) (i) permit any Pension Plan to incur any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the IRC), whether or not waived, or (ii) at any time maintain, contribute to or be obliged to contribute to any Multiemployer Plan or Pension Plan which, upon the complete or partial withdrawal of the U.S. Obligor or any ERISA Affiliate from such Multiemployer Plan or the termination of such Pension Plan, respectively, individually or in the aggregate, would result in the imposition of complete or partial withdrawal liability or other liability, respectively, which would have a Material Adverse Effect.

21.42      Compliance with Margin Stock Regulation

           Each U.S. Obligor shall not, and shall procure that its Subsidiaries shall not:

           (a)       (i)       sell, carry, pledge or otherwise dispose of any
                               margin stock ("Margin Stock") within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the U.S.A., as in effect from time to time
                               ("Regulation U"), now owned or acquired after the date of this Agreement; or

                     (ii) incur any Borrowings directly or indirectly secured (within the meaning of Regulation U) by any Margin Stock;

                     if such transaction would cause any of the Advances or any part thereof to be in violation of Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System of the U.S.A., as in effect from time to time ("Regulation X");

           (b) use the proceeds of any Advance or Utilisation, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a Margin Stock or for any other purpose which might constitute any of the Facilities or Utilisations or this Agreement a "purpose credit" within the meaning of Regulation U or Regulation X. No Obligor and no agent acting on its behalf will take or has taken any action which might cause this Agreement or the Advances to violate Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

21.43      UCC filings

           Each U.S. Obligor at its own expense will make and renew promptly, and in any event in the case of renewal before any UCC filing relating to any Finance Document expires, all UCC filings relating to any Finance Document reasonably required by the Facility Agent and will pay all applicable fees.

21.44      Re-organisation

           The Company will procure that the proposed articles of amalgamation for the amalgamated Canadian company (pursuant to the Canadian Re-organisation) together with all supporting documents, are filed at Industry Canada, Corporations Directorate in Ottawa, Ontario, Canada, within seven days of the Closing Date.

21.45      PPSA filings

           Each Obligor incorporated in Canada at its own expense will make and renew promptly, and in any event in the case of renewal before any PPSA filings relating to any Finance Document expires, all PPSA filings relating to any Finance Document reasonably required by the Facility Agent and will pay all applicable fees.

21.46      Creditors

           Each Obligor will, and will procure that each of its Subsidiaries shall, pay all material amounts outstanding to its trade creditors substantially in accordance with the terms for payment applying to such debts and in any event before such amounts become materially overdue unless it (or such Subsidiary) is in good faith disputing any amount payable.


21.47      Share certificates

           The Company will procure that all share certificates (to the extent not required to be delivered to the Facility Agent prior to Closing) in respect of the entire issued share capital of those members of the Group in respect of whose shares the Banks have, or will, following execution of the Security Documents, have a charge, are received by the Facility Agent within 21 days of the Closing Date (or, if production of such share certificates is delayed due to the Stamp Office adjudication process (or equivalent) only, as soon as practicable).


22.        Financial covenants

22.1       Definitions

(a)        In this Agreement:

           "Balance Sheet" means, at any time, the latest published audited (or, prior to the delivery of an audited balance sheet, unaudited) consolidated balance sheet of the Group.

           "Consolidated Cash Flow" for any period means Consolidated EBIT for such period:

           (i) plus all depreciation, amortisation and other non-cash charges deducted in establishing Consolidated EBIT for such period or minus the amount of all provisions released included in establishing Consolidated EBIT for such period;

           (ii) plus the proceeds of any subscription in cash for shares in or subordinated loans made by the Investors to the Company (which by their terms are not redeemable prior to the Senior Discharge Date (as defined in the Priority Agreement)) received by the Company (other than any such subscription made pursuant to the Shareholders Agreement which is not an Investors Capex Contribution Amount);

           (iii) plus the amount of any tax rebate or credit in respect of any advance corporation tax, mainstream corporation tax or withholding tax or their equivalents in any relevant jurisdiction actually received in cash by any member of the Group during such period;

           (iv) minus all Capital Expenditure (save to the extent funded from amounts standing to the credit of the Disposals Account) and all consideration and related acquisition costs (other than Acquisition Costs in an aggregate amount not exceeding (pound)30,000,000 (or its equivalent in other currencies) for all periods since the Closing
                     Date) for all businesses, companies or shares acquired by any member of the Group and the amount of all Joint Venture Investments in each case actually paid or contractually required to be paid by members of the Group during such period;

           (v) minus all advance corporation tax, mainstream corporation tax and withholding tax actually falling due for payment during such period;

           (vi) plus the Original Sterling Amount of any Tranche E Utilisations drawndown during such period less any amount standing to the credit of the Capex Blocked Account on the last day of such period;

           (vii) plus the amount of any cash held by members of the Group on the first day of such period after deducting therefrom the aggregate of the Original Sterling Amount of any Tranche D Utilisations and the Sterling Equivalent of any Ancillary Outstanding and the Sterling Equivalent of any other cash Borrowings made by members of the Group (not being under the Finance Documents), in each case outstanding on such day, provided that such sum shall not be a negative number;

           (viii) minus the amount of all dividends, redemptions and other distributions paid or which have become due and payable by any member of the Group during such period on, of or in respect of any of its share capital not held by a member of the Group;

           (ix) minus (to the extent not taken into account in calculating Consolidated EBIT for such period and not otherwise deducted in this definition) all amounts paid or contractually required to be paid by any member of the Group to or for the account of any joint venture or other person in which the Group has an ownership interest but which is not a member of the Group during such period and minus the amount by which profit of any joint ventures or such other persons included in Consolidated EBIT for such period exceeds the amount of such profit distributed or otherwise made available in cash to members of the Group during such period;

           (x) minus any increase or plus any decrease in Consolidated Net Working Investment between the Accounting Dates at the beginning and end of such period;

           (xi) plus all Restructuring Costs paid in cash by members of the Group during such period;

           (xii) minus the amount of any loans to, acquisitions of shares or other investments in any Joint Venture made during such period by any member of the Group which do not constitute Joint Venture Investments and plus the amount received in cash by any member of the Group during such period in repayment or prepayment of any such loan or by way of dividend or interest or redemption from any such Joint Venture.

           "Consolidated EBIT" for any period means the profit of the Group for such period:

           (i) before deducting advance corporation tax, mainstream corporation tax and their equivalents in any relevant jurisdiction;

           (ii) before deducting amortisation of any goodwill arising from the Acquisition or any other permitted acquisition and the amortisation of any Acquisition Costs;

           (iii) before taking into account Interest accrued as an obligation of or owed to any member of the Group, in each case whether or not paid, deferred or capitalised during such period;

           (iv) after deducting any gain over book value arising in favour of the Group or before deducting any loss against book value incurred by the Group on the sale, lease or other disposal of any asset (other than on the sale of trading stock) during such period and any gain arising on revaluation of any asset during such period, in each case to the extent that it would otherwise be taken into account;

           (v) after adding back currency exchange losses (to the extent otherwise deducted) or after deducting currency exchange gains (to the extent otherwise included) arising from the conversion of assets or liabilities denominated in currencies other than Sterling; and

           (vi)      after adding back to the extent deducted, Restructuring
                     Costs.

           "Consolidated EBITDA" for any period means Consolidated EBIT for such period before deducting any amortisation or depreciation.

           "Consolidated Net Interest Payable" for any period means the Interest accrued during such period as an obligation of any member or members of the Group (whether or not paid or capitalised during or deferred for payment after such period but after taking into account Interest receivable (net of withholding Tax) by any member of the Group on any bank deposits which is not more than 30 days overdue, adjusted to take account of any amount constituting Interest receivable by any members of the Group (after deducting all withholding Taxes applicable thereto) under interest rate and/or currency hedging agreements or instruments under which all parties are in compliance with their material obligations.

           "Consolidated Net Working Investment" as at any Accounting Date means Consolidated Current Commercial Assets as at such Accounting Date minus Consolidated Current Commercial Liabilities as at such Accounting Date. For this purpose:

           (i) "Consolidated Current Commercial Assets" as at any Accounting Date means all of the current assets (other than Cash, Cash Equivalent Investments, credits receivable for advance corporation tax, mainstream corporation tax or withholding tax suffered, Deferred Costs, Interest receivable and repayments of Borrowings within paragraphs (a), (c) or (i) of the definition of that term in Clause 1.1) of the Group as at such Accounting Date;

           (ii) "Consolidated Current Commercial Liabilities" as at any Accounting Date means all of the current liabilities (excluding Borrowings within paragraph (a), (b), (c),
                     (d), (f), (g), (h) and (i) (unless consisting of a liability in relation to items falling within paragraph
                     (e)) of the definition of Borrowings in Clause 1.1) and any accrued or unpaid Interest and excluding any liabilities payable in respect of advance corporation tax, mainstream corporation tax and their equivalents in any relevant jurisdiction and dividends, redemptions and other distributions payable to shareholders of the Company and any fee payable to Doughty Hanson & Co Limited by the Company pursuant to the Shareholders Agreement and any other fees payable in connection with the Acquisition or the financing thereof of the Group as at such Accounting Date.

           "Consolidated Net Worth" means at any time the aggregate of:

           (i) the amount (including share premium amount) paid up or credited as paid up on the issued share capital of the Company;

           (ii) the amount standing to the credit of the consolidated revenue reserves of the Group (other than a reserve set up for goodwill arising at Closing in respect of the Acquisition and Acquisition Costs);

           based on the Balance Sheet but:

           (i) adding back (to the extent otherwise deducted) the amount of any Acquisition Costs written off after Closing up to an amount equal to (pound)30,000,000 (or its equivalent in other currencies) plus all Security Costs or goodwill arising on any acquisition permitted pursuant to Clause 21.15;

           (ii) plus any amount standing to the credit and minus any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet (and adding back any goodwill arising in respect of the Acquisition or any subsequent acquisition permitted under Clause 21.15 written off through the profit and loss account since the Closing
                     Date);

           (iii) excluding any amount attributable to a revaluation of assets (including, without limitation, intangibles) after 31st December, 1997 or, in the case of assets of a company which becomes a member of the Group after the Closing Date, the date on which that company becomes a member of the Group;

           (iv) before taking into account the effect on reserves of any deferred tax which has been included in the annual profit and loss account of the Group for any period ending on or before the Balance Sheet date;

           (v) minus (to the extent otherwise included) the amount attributable to the interests of outside holders of any issued share capital in any member of the Group other than the Company;

           (vi) minus the amount of any write-back of those provisions and excluding fair value adjustment which existed or were made on the Closing Date; and

           (vii) provided that for the purpose of the calculation of Consolidated Net Worth changes in the capital value of assets and liabilities due to foreign exchange rate movements which would not be included in the calculation of Consolidated EBIT by virtue of paragraph (v) thereof shall be disregarded and the Group's consolidated balance sheet shall be adjusted to show Consolidated Net Worth calculated in Sterling using the exchange rates used in the preparation of the closing balance sheet prepared by PricewaterhouseCoopers.

           "Consolidated Total Debt Service" for any period means Consolidated Net Interest Payable for such period:

           (i) plus the amount of any reduction in any Repayment Instalment which fell (or would otherwise have fallen) due during such period caused by a mandatory prepayment made pursuant to this Agreement in any previous period;

           (ii) plus all Borrowings (excluding Borrowings within paragraphs (d) and/or (e) of the definition of Borrowings in Clause 1.1, documentary credits to the extent issued in respect of trade credit only and excluding any voluntary prepayments pursuant to Clause 9) of members of the Group which fell due for repayment during such period (whether or not paid during or deferred for payment after such period), but excluding any principal amount which fell due under any overdraft, working capital or revolving credit facility and which was available for simultaneous redrawing according to the terms of such facility or of a similar facility or under the Tranche D Facility.

           "Restructuring Costs" means:

           (i) those costs incurred by members of the Group in any period in any reorganisation envisaged in the Structure Memorandum, to the extent that the aggregate amount of such costs in any period and any Restructuring Costs incurred in any previous period do not exceed (pound)250,000 (or its equivalent in other currencies);

           (ii) any other non-recurring costs incurred by members of the Group in an aggregate amount not exceeding (pound)250,000 (or its equivalent in other currencies) in any period and (pound)1,000,000 (or its equivalent in other currencies) in aggregate from the period from the Closing Date until the Final Maturity Date involved in rationalising or restructuring the business which would be considered as exceptional costs under the Applicable Accounting Principles and separately disclosed in the profit and loss statement, and which have been charged in the profit and loss account in arriving at Consolidated EBIT.

           "Total Net Debt" at any time means the aggregate at that time of all Borrowings of members of the Group (other than contingent liabilities under any letter of credit, bond or guarantee save to the extent that such contingent liability is backstopping an amount of Borrowings which are then actually outstanding) minus the cash or Cash Equivalent Investments held by members of the Group which are Obligors.

           "Total Net Senior Debt" at any time means the aggregate at that time of all Borrowings of members of the Group under the Senior Finance Documents (other than any contingent liability under any Documentary Credit save to the extent that such contingent liability is backstopping an amount of Borrowings which are then actually outstanding) minus the cash or Cash Equivalent Investments held by members of the Group which are Obligors.

(b)        (i)       All the terms defined in paragraph (a) above are to be
                     determined on a consolidated basis and (except as expressly included or excluded in the relevant definition) in accordance with the Applicable Accounting
                     Principles and as determined from the consolidated
                     Accounts of the Group for the relevant periods delivered pursuant to Clause 21.2.

           (ii) For the purposes of this Clause 22 no item shall be deducted or credited more than once in any calculation.

22.2       Financial Covenants

           The Obligors shall procure that:

           (a)       Consolidated EBIT to Consolidated Net Interest Payable:

                     Consolidated EBIT for any period comprising an annual Accounting Period of the Group or four (or less taking into account the provisions of Clause 22.4) consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on any Accounting Date specified in the table below, shall not be less than Y times Consolidated Net Interest Payable for such period, where Y has the value indicated for such Accounting Date in such table:

                     Accounting Date (before any adjustment)              Y
                     31st March, 1999                                     1.20
                     30th June, 1999                                      1.20
                     30th September, 1999                                 1.20
                     31st December, 1999                                  1.23
                     31st March, 2000                                     1.25
                     30th June, 2000                                      1.25
                     30th September, 2000                                 1.35
                     31st December, 2000                                  1.40
                     31st March, 2001                                     1.45
                     30th June, 2001                                      1.50
                     30th September, 2001                                 1.55
                     31st December, 2001                                  1.60
                     31st March, 2002                                     1.65
                     30th June, 2002                                      1.70
                     30th September, 2002                                 1.75
                     31st December, 2002                                  1.80
                     31st March, 2003                                     1.85
                     30th June, 2003                                      1.90
                     30th September, 2003                                 1.95
                     31st December, 2003                                  2.00
                     31st March, 2004                                     2.05
                     30th June, 2004                                      2.05
                     30th September, 2004                                 2.10
                     31st December, 2004                                  2.10
                     31st March, 2005                                     2.15
                     30th June, 2005                                      2.15
                     30th September, 2005                                 2.20
                     31st December, 2005                                  2.20
                     31st March, 2006                                     2.20
                     30th June, 2006                                      2.20
                     30th September, 2006                                 2.20
                     31st December, 2006                                  2.20
                     31st March, 2007                                     2.20
                     30th June, 2007                                      2.20
                     30th September, 2007                                 2.20

           (b)       Consolidated Cash Flow to Consolidated Total Debt Service:

                     Consolidated Cash Flow for any period comprising an annual Accounting Period of the Group or four (or less taking into account the provisions of Clause 22.4) consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on any Accounting Date specified in the table below, shall not be less than Y times Consolidated Total Debt Service for such period, where Y has the value indicated for such Accounting Date in such table:

                     Accounting Date (before any adjustment)               Y
                     31st March, 1999                                      1.00
                     30th June, 1999                                       1.00
                     30th September, 1999                                  1.00
                     31st December, 1999                                   1.00
                     31st March, 2000                                      1.00
                     30th June, 2000                                       1.00
                     30th September, 2000                                  1.00
                     31st December, 2000                                   1.00
                     31st March, 2001                                      1.00
                     30th June, 2001                                       1.00
                     30th September, 2001                                  1.00
                     31st December, 2001                                   1.00
                     31st March, 2002                                      1.00
                     30th June, 2002                                       1.00
                     30th September, 2002                                  1.00
                     31st December, 2002                                   1.00
                     31st March, 2003                                      1.00
                     30th June, 2003                                       1.00
                     30th September, 2003                                  1.00
                     31st December, 2003                                   1.00
                     31st March, 2004                                      1.00
                     30th June, 2004                                       1.00
                     30th September, 2004                                  1.00
                     31st December, 2004                                   1.00
                     31st March, 2005                                      1.00
                     30th June, 2005                                       1.00
                     30th September, 2005                                  1.00
                     31st December, 2005                                   1.00
                     31st March, 2006                                      1.00
                     30th June, 2006                                       1.00
                     30th September, 2006                                  1.00
                     31st December, 2006                                   1.00
                     31st March, 2007                                      1.00
                     30th June, 2007                                       1.00
                     30th September, 2007                                  1.00

           (c)       Total Net Debt to Consolidated Net Worth:

                     Total Net Debt shall not be more than Y times Consolidated Net Worth of the Group on any of the Accounting Dates in Column A below, where Y has the value set out in Column B below opposite such Accounting Date:


                                         Column A                             Column B
                                     Accounting Date                   Consolidated Net Worth
                     30th June, 1999                                            3.00
                     31st December, 1999                                        2.85
                     30th June, 2000                                            2.70
                     31st December, 2000                                        2.60
                     30th June, 2001                                            2.50
                     31st December, 2001                                        2.40
                     30th June, 2002                                            1.80
                     31st December, 2002                                        1.80
                     30th June, 2003                                            1.50
                     31st December, 2003                                        1.50
                     30th June, 2004                                            1.50
                     31st December, 2004                                        1.50
                     30th June, 2005                                            1.50
                     31st December, 2005                                        1.50
                     30th June, 2006                                            1.50
                     31st December, 2006                                        1.50
                     30th June, 2007                                            1.50

           (d)       Total Net Senior Debt to Consolidated EBITDA:

                     Total Net Senior Debt as at each of the Accounting Dates indicated in the table below shall not be more than Y times Consolidated EBIT for any period comprising an annual Accounting Period of the Group or four consecutive quarterly Accounting Periods of the Group (taken together as one period), where Y has the value indicated for such Accounting Date in the table below:

                     Accounting Date (before any adjustment)               Y
                     30th June, 1999                                       4.80
                     31st December, 1999                                   4.50
                     30th June, 2000                                       4.50
                     31st December, 2000                                   4.00
                     30th June, 2001                                       3.90
                     31st December, 2001                                   3.50
                     30th June, 2002                                       2.90
                     31st December, 2002                                   2.90
                     30th June, 2003                                       2.40
                     31st December, 2003                                   2.40
                     30th June, 2004                                       2.40
                     31st December, 2004                                   2.40
                     30th June, 2005                                       2.40
                     31st December, 2005                                   2.40
                     30th June, 2006                                       2.40
                     31st December, 2006                                   2.40
                     30th June, 2007                                       2.40

22.3       Capital Expenditure

(a) In respect of each period from the Closing Date to the date set out in the first line of column (1) below and in respect of each of the annual Accounting Periods ending on or about the dates set out in the second line onwards of column (1) below (each an "Expenditure Period") the Company will procure that the Group taken as a whole will not (a) purchase, lease (by finance lease) or make Capital Expenditure (save to the extent acquired or funded from amounts standing to the credit of the Disposals Account) on assets or (b) make Joint Venture Investments (excluding any Joint Venture Investment in the Kelly Air Force Base Joint Venture or any Joint Venture Investment permitted by Clause 21.34(a)(ii)), in an aggregate amount for each such Expenditure Period in excess of one hundred and fifteen per cent. (115%) of the amount set out in column (2) below opposite the relevant Expenditure Period:


                    (1)                                      (2)
            Expenditure Period                       Capital Expenditure
                                          (pound) (or equivalent in other currencies)
         31st December, 1998                               19,300,000
         31st December, 1999                               23,800,000
         31st December, 2000                               24,500,000
         31st December, 2001                               21,300,000
         31st December, 2002                               22,300,000
         31st December, 2003                               22,600,000
         31st December, 2004                               23,500,000
         31st December, 2005                               24,500,000
         31st December, 2006                               25,500,000
         31st December, 2007                               26,500,000

           Provided that if for the relevant Expenditure Period referred to in column (1) above the Company is in compliance with its obligations under Clause 22.2 on the Accounting Date as at the end of such Expenditure Period, up to 25 per cent. (25%) of the amount of any such Capital Expenditure limit specified in column (2) not utilised in any such Expenditure Period may be carried forward for one Expenditure Period only and added (otherwise than for the purposes of the further application of this proviso) to the Capital Expenditure limit for the next Expenditure Period specified in column (2).

(b) In respect of each period measured from the date on which members of the Group first start making Joint Venture Investments in the Kelly Air Force Base Joint Venture (the "Kelly Expenditure Period") specified in Column (1) below the Company will procure that the Group taken as a whole will not incur Capital Expenditure on or make Joint Venture Investments in the Kelly Air Force Base Joint Venture in an aggregate amount for each Kelly Expenditure Period in excess of one hundred and fifteen per cent. (115%) of the amount set out in Column (2) below opposite the relevant Kelly Expenditure
           Period:


                                  (1)                                                (2)
                       Kelly Expenditure Period                              Capital Expenditure
          months from commencing Joint Venture Investments in       (pound) (or equivalent in other currencies)
             Kelly Air Force Base Joint Venture agreement
                                0 - 12                                            8,700,000
                                12 - 24                                           2,200,000
                                24 - 36                                           1,300,000
                                36 - 48                                           1,300,000
                                48 - 60                                           1,300,000
                                60 - 72                                           1,300,000
                                72 - 84                                           1,300,000
                                84 - 96                                           1,300,000
                               96 - 108                                           1,300,000

22.4       Periods

(a) Where any of the periods referred to in Clauses 22.2 would otherwise commence before the Closing Date, such period shall instead commence on the Closing Date (and the part falling before the Closing Date shall be ignored), subject to paragraph (b) below.

(b) The first period referred to in Clause 22.2(a) and (d) shall commence on 1st April, 1998 and the second period shall commence on 1st July, 1998. For the purposes of Clause 22.2(a) where any period commences before the Closing Date (such part of the period being the "Pre-Closing Period") Consolidated Net Interest Payable shall be deemed to have accrued during the Pre-Closing Period at the same average daily rate as Consolidated Net Interest Payable accrued during the part of such period falling on and after the Closing Date, and the amount of Consolidated Net Interest Payable during such period shall be calculated by the Company and agreed with the Facility Agent accordingly (or in the absence of agreement shall be as calculated by the Auditors).

23.        DEFAULT

23.1       Events of Default

           Each of the events set out in this Clause 23.1 is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

           (a) Non-payment: an Obligor does not pay on the due date any amount payable by it under any Senior Finance Document at the place and in the funds and currency in which it is expressed to be payable unless (i) the unpaid amount (not being an amount of principal of or interest on any Utilisation or any fee referred to in Clause 25) is paid in full within 5 Business Days of demand, or (ii) the Facility Agent is satisfied that the failure to pay is due solely to technical or administrative delays in the transmission of funds and the relevant amount is paid in full within 3 Business Days of the due date; or

           (b) Breach of other obligations: an Obligor does not comply with any provision of:

                     (i)       Clauses 21.6, 21.7, 21.8, 21.15, 21.17, 21.18,
                               21.19, 21.27(a)(i), 21.36 or 22.2; or

                     (ii) any Senior Finance Document (other than a provision referred to in paragraphs (a) or
                               (b)(i) above) and, if such default is capable of remedy within such period, within 21 days after the earlier of the Company or any of the Executives becoming aware of such default and receipt by the relevant Obligor of written notice from the Facility Agent requiring the failure to be remedied, such Obligor shall have failed to cure such default, provided that such Obligor shall not have any such 21 day remedy period where in the Facility Agent's reasonable opinion it would be materially prejudicial to the interests of the Lenders under the Senior Finance Documents to wait to determine whether or not such Obligor would remedy any such failure; or

           (c) Misrepresentation: a representation, warranty or statement made or repeated by or on behalf of any Obligor (in the case of statements, made in circumstances such that the recipient could reasonably be expected to rely on its accuracy), in any Senior Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Senior Finance Document, is incorrect in any respect when made or deemed to be made or repeated by reference to the facts and circumstances then subsisting and, if the facts and circumstances causing such misrepresentation are in the reasonable opinion of the Majority Lenders capable of remedy within such period, within 21 days after the earlier of the Company or any of the Executives becoming aware of such misrepresentation and receipt by such Obligor of written notice from the Facility Agent requiring the facts and circumstances causing such misrepresentation to be remedied, such Obligor shall have failed to remedy such facts and circumstances; or

           (d)       Cross-default:

                     (i) any Borrowings of a member or any members of the Group (taken together) aggregating (pound)2,000,000 (or its equivalent in other currencies) or more at any one time outstanding become due and payable or due for redemption before their normal maturity date by reason of the occurrence of an event of default (howsoever characterised) or any event having the same effect; or

                     (ii) any Borrowings of any member or members of the Group (taken together) aggregating (pound)2,000,000 (or its equivalent in other currencies) or more are not paid when due (whether falling due by demand, at scheduled maturity or otherwise) or within any applicable grace period provided for in the original document evidencing or constituting those Borrowings; or

                     (iii) any Borrowings of a member or any members of the Group (taken together) aggregating (pound)5,000,000 (or its equivalent in other currencies) or more at any one time outstanding become capable of being declared due and payable or due for redemption before their normal maturity date or are placed on demand by reason of the occurrence of an event of default (howsoever characterised) or any event having the same effect,

                     PROVIDED THAT for a period of 30 days from the Closing Date there shall be no Default or Event of Default under paragraph (d)(i) above if Borrowings of members of the Group (taken together) aggregating more than (pound)2,000,000 (or its equivalent in other currencies) but less than (pound)10,000,000 (or its equivalent in other currencies) have become capable of being declared prematurely due and payable or are put on demand by reason of a change of control of any member of the Target Group or the transactions provided for in the Acquisition Agreements but have not yet been demanded or become due but unpaid, where an amount of the Tranche D Commitments at least equal to the amount of such Borrowings capable of being declared prematurely due and payable or which have been put on demand is undrawn and PROVIDED FURTHER THAT the terms of this proviso will not waive and are without prejudice to any Default or Event of Default which arises at the end of such 30 day period as a result of any such Borrowings;

           (e) Invalidity:

                     (i) any of the Finance Documents ceases to be in full force and effect in any material respect or, subject to the Reservations, (i) ceases to constitute the legal, valid and binding obligation of any Obligor party to it or, (ii) in the case of any Security Document, fails to provide valid and enforceable security in favour of the Security Agent and the Lenders over the assets over which security is intended to be given by that Security Document, in each case in a manner and to an extent reasonably considered by the Majority Lenders to be materially adverse to their interests under the Senior Finance Documents and where, if such unlawfulness is capable of remedy within such period, within 21 days after the earlier of the Company or any of the Executives becoming aware of such unlawfulness and receipt by the relevant Obligor of written notice from the Facility Agent requiring the failure to be remedied such Obligor shall have failed to cure such unlawfulness, provided that such Obligor shall not have any such 21 day remedy period where in the Facility Agent's reasonable opinion it would be materially prejudicial to the interests of the Lenders under the Senior Finance Documents to wait to determine whether or not such Obligor would remedy any such unlawfulness; or

                     (ii) it is unlawful for any Obligor to perform any of its material obligations under any of the Finance Documents (save to the extent that such unlawfulness relates only to the obligations of an Obligor under any of the Security Documents and would not be reasonably likely materially and adversely to affect the legality, validity or enforceability of (A) any security over shares, or (B) any assignment of or charge over rights under the Acquisition Agreements or any intra-Group loan set up at Closing, or (C) the security (taken as a whole) given by a Material Group Subsidiary) and where in the case of unlawfulness affecting an Obligor's obligations under a Security Document, if such unlawfulness is capable of remedy within such period, within 21 days after the earlier of the Company or any of the Executives becoming aware of such unlawfulness and receipt by the relevant Obligor of written notice from the Facility Agent requiring the failure to be remedied such Obligor shall have failed to cure such unlawfulness, provided that such Obligor shall not have any such 21 day remedy period where in the Facility Agent's reasonable opinion it would be materially prejudicial to the interests of the Lenders under the Senior Finance Documents to wait to determine whether or not such Obligor would remedy any such unlawfulness; or

                     (iii) any Obligor alleges in writing that any Finance Document is ineffective or invalid; or

           (f) Insolvency:

                     (i) any Obligor or any Material Group Subsidiary is, or is deemed or declared for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits in writing its inability to pay its debts as they fall due, save where such Obligor or such Material Group Subsidiary is deemed to be insolvent solely under Section 123(1)(a) of the Insolvency Act 1986 in circumstances where it is contesting the relevant debt in good faith and with due diligence; or

                     (ii) any Obligor or any Material Group Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

                     (iii) any Obligor or any Material Group Subsidiary by reason of financial difficulties, begins negotiations with its creditors generally with a view to the readjustment or rescheduling of any of its indebtedness; or

           (g) Insolvency proceedings:

                     (i) any step (including petition, proposal or convening a meeting) is taken by, or on behalf of, any Obligor or any Material Group Subsidiary with a view to a composition, assignment or arrangement with any creditors of any Obligor or any Material Group Subsidiary; or

                     (ii) a meeting of any Obligor or any Material Group Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed (not being the solvent liquidation of any Obligor or any Material Group Subsidiary which is not an Obligor and which would not have a Material Adverse Effect); or

                     (iii) any person presents a petition for the winding-up or for the administration of any Obligor or any Material Group Subsidiary (not being a frivolous or vexatious petition and not being the solvent liquidation of any Obligor or of any Material Group Subsidiary which is not an Obligor and which would not have a Material Adverse Effect); or

                     (iv) any order for the winding-up or administration of any Obligor or any Material Group Subsidiary is made (not being the solvent liquidation of a member of the Group which is not an Obligor and which would not have a Material Adverse Effect); or

                     (v) any other step (including petition, resolution, proposal or convening a meeting) is taken by or on behalf of any Obligor or any Material Group Subsidiary with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of any Obligor or any Material Group Subsidiary or any other insolvency proceedings involving any Obligor or any Material Group Subsidiary, save where (A) in the case of any such step or action, other than the convening of a meeting to consider any resolution or petition for its administration or the presentation of a petition or making of an order for its administration, the relevant Obligor or Material Group Subsidiary demonstrates to the Majority Lenders' satisfaction that the action has been dismissed or revoked within 21 days, and (B) the Majority Lenders (acting reasonably) are satisfied that it would not be materially prejudicial to the interests of the Lenders under the Senior Finance Documents to wait to determine whether or not such step or action would be dismissed or revoked within 21 days; or

           (h) Appointment of receivers and managers:

                     (i) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of any Obligor or any Material Group Subsidiary or any material part of its assets; or

                     (ii) the directors of any Obligor or any Material Group Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like in respect of any Obligor or any Material Group Subsidiary or its assets; or

                     (iii) any other steps are taken to enforce any Encumbrance over any part of the assets of any Obligor or any Material Group Subsidiary, save where that Obligor or Material Group Subsidiary is in good faith contesting such enforcement by appropriate proceedings and the Majority Lenders acting reasonably are satisfied that the ability of any Obligor to comply with its obligations under any Finance Document will not be materially and adversely affected; or

           (i) Creditors' process: any attachment, sequestration, distress or execution affects any assets of any Obligor or any Material Group Subsidiary having an aggregate value of (pound)2,000,000 (or its equivalent in other currencies), and is not discharged within 21 days; or

           (j) U.S. Bankruptcy:

                     (i) any Obligor or any Material Group Subsidiary shall commence a voluntary case under the U.S. Bankruptcy Code, or an involuntary case is commenced under the U.S. Bankruptcy Code against that member and the petition is not controverted within 10 days and is not dismissed within 30 days, after commencement of the case, or a custodian, receiver, trustee or similar officer is appointed for, or takes charge of, all or substantially all of the property of that Obligor; or

                     (ii) any U.S. Obligor (A) is dissolved or liquidated, or (B) fails or is unable to pay its debts generally as they become due, or (C) commences a voluntary case in bankruptcy or any other action or proceeding for any other relief under any law affecting creditors' rights that is similar to a bankruptcy law or (D) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding; or a court enters an order for relief or a decree in an involuntary case in bankruptcy or any other such action or proceeding, or a receiver, trustee or similar official is appointed in respect of any U.S. Obligor or any of its respective property, and that order or decree is not dismissed or stayed or that appointment is not terminated, on or before the sixtieth day after the entry of the order or decree or after the appointment (as the case may be) or any such dismissal or stay ceases to remain in effect; or

           (k) Analogous Proceedings: there occurs in relation to any Obligor or any Material Group Subsidiary any event in any jurisdiction in which such Obligor or such Material Group Subsidiary is incorporated or carries on business which, in the reasonable opinion of the Majority Lenders, corresponds or is analogous to any of the events referred to in paragraphs (f) to (j) inclusive above; or

           (l) Insolvent Group Member: members of the Group, the aggregate of whose gross assets, pre-tax profits or turnover, exceeds five per cent. of the gross assets, Consolidated EBIT or turnover, as the case may be, of the Group become Insolvent Group Members in each case calculated in accordance with the Applicable Accounting Principles and by reference to the latest audited or management accounts of the relevant members of the Group prior to them becoming Insolvent Group Members and the latest consolidated Accounts of the Group delivered pursuant to Clause 21.2; or

           (m) Ownership of the Obligors: any Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company other than as contemplated by this Agreement; or

           (n)       Control:

                     (i) any single person, or group of persons acting in concert (as defined in the City Code of Takeovers and Mergers) other than the Investors initially party to the Shareholders Agreement (or funds managed by Doughty Hanson & Co. Limited) acquires control (as defined in
                               Section 416 of the Income and Corporation Taxes Act 1988) of the Company after the date of this Agreement or becomes interested in shares carrying the right to fifty per cent. or more of the votes at general meetings of the Company; or

                     (ii) funds managed by Doughty Hanson & Co. Limited cease to hold the largest economic interest in the Company; or

                     (iii) funds managed by Doughty Hanson & Co. Limited and investors in any such funds cease to hold in aggregate at least 50.1 per cent. of the voting shares of the Company; or

           (o) Proceedings: there shall occur any litigation, arbitration, administrative, regulatory or other proceedings or enquiry (including without limitation, any such by any monopoly, anti-trust or competition authority or commission, or any equivalent body in the European Commission or any division of any thereof or authority deriving power from any thereof) concerning or arising in consequence of any of the Transaction Documents and/or the implementation of any matter or transaction provided for in the Transaction Documents and the same has in the reasonable opinion of the Majority Lenders a Material Adverse Effect or an effect which is, or is reasonably likely to be, materially adverse to the legality, validity or enforceability of any Security Document providing for security over shares or the assignment of (or charge over) rights under the Acquisition Agreements or a material adverse effect on the legality, validity or enforceability of the security (taken as a whole) granted by any Material Group Subsidiary pursuant to the Security Documents; or

           (p) Rescission: any party to the Acquisition Agreements or the Shareholders Agreement rescinds any of those agreements where to do so would materially and adversely affect the interest of the Lenders under the Senior Finance Documents; or

           (q) Priority Agreement: any party to the Priority Agreement (other than a Finance Party) fails to comply with its material obligations under the Priority Agreement and in the reasonable opinion of the Majority Lenders the interests of the Lenders under the Senior Finance Documents are likely to be materially and adversely affected; or

           (r) Audit qualification: the Auditors qualify their report on any audited consolidated Accounts of the Group or any Material Group Subsidiary in a manner which is material in the context of the Senior Finance Documents and the transactions contemplated thereby; or

           (s) Subordinated Debt: any event of default occurs under any of the Subordinated Finance Documents; or

           (t)       ERISA:

                     (i) any U.S. Obligor or any Subsidiary of a U.S. Obligor or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under that part of ERISA dealing with fiduciary responsibility, Title IV of ERISA or
                               Section 4971 or 4975 of the Code, or any U.S. Obligor or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) subject to ERISA which provide benefits to retired or terminated employees (other than as required by Part 6 of Subtitle B of Title I of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) subject to ERISA, and there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability, which lien, security interest or liability (or the enforcement thereof) is reasonably likely to have a Material Adverse Effect; or

                     (ii) any U.S. Obligor, any Subsidiaries of a U.S. Obligor or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code in respect of such failure shall be equal to or greater than (pound)2,000,000 (or its equivalent in other currencies); or

                     (iii) any Reportable Event with respect to a Pension Plan shall have occurred.

           (u) Expropriation: the authority or ability of any Obligor or any Material Group Company to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention or other action by or on behalf of any governmental or regulatory authority; or

           (v) Cessation: any Obligor or any Material Group Subsidiary ceases, or threatens to cease to carry on all or a substantial part of its business; or

           (w)       Security Documents: the Security Documents specified in
                     Schedule 7 Part II have not been executed by the relevant members of the Group and delivered to the Security Agent in each case in the agreed form, or any of the members of the Group specified in Schedule 7 Part III have not become an Additional Guarantor, in each case within 7 days of the Closing Date (and whether or not by reason of any provision of law restricting or prohibiting the relevant member of the Group from executing such Security Documents or becoming an Additional Guarantor); or

           (x) Material adverse change: any event or series of events occurs which is, or is reasonably likely to be, materially adverse to the business, assets or financial condition of the Company and/or of any of the Operating Divisions; or

           (y) Listing: any of the shares in the Company or any shares in any other member of the Group or in any Holding Company of the Company are listed on any recognised or reputable stock exchange or are sold or issued by way of flotation or public offering.

23.2       Acceleration

           On and at any time after the occurrence of an Event of Default which is subsisting the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors' Agent:

           (a)       declare that an Event of Default has occurred; and/or

           (b)       cancel the Total Commitments; and/or

           (c) declare that all or part of the Advances to some or all of the Borrowers be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent (and if any such demand is subsequently made those Advances, together with accrued interest and all other amounts accrued under this Agreement, shall be immediately due and payable); and/or

           (d) declare that all or part of the Advances to some or all of the Borrowers, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

           (e) require the payment to the Facility Agent of a sufficient sum to cover the Outstanding Liability Amounts under some or all outstanding Documentary Credits issued for the account of some or all of the Borrowers, whereupon the same shall become immediately due and payable by the relevant Borrowers and, once paid, shall be held by the Facility Agent in an interest bearing account for application in reimbursing the LC Bank or the Lenders forthwith for all payments made or to be made under such outstanding Documentary Credits,

           Provided (I) that no action or determination by any of the Finance Parties shall be required in respect of any or all of the obligations and liabilities (whether actual or contingent) of any Obligor upon or at any time after the occurrence of an Event of Default specified in Clause 23.1(j)(ii) in respect of any U.S. Obligor and on the occurrence of any such Event of Default all of the obligations and liabilities of the Obligors shall become automatically and immediately due and payable and, (II) provided further that the Facility Agent (on the instructions of the Majority Lenders) can by notice to the Obligors rescind any such acceleration in whole or in part.

24.        THE AGENTs AND THE ARRANGER

24.1       Appointment and duties of the Agents

           Each Finance Party irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises each Agent on its behalf (a) to execute on its behalf such of the Senior Finance Documents (and those Documentary Credits) which are expressed by this Agreement to be executed by such Agent on behalf of the Finance Parties, and (b) to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. Each Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

24.2       Role of the Arranger

           Except as otherwise provided in this Agreement, the Arranger has no obligation of any kind to any other Party under or in connection with any Finance Document.

24.3       Relationship

           The relationship between each Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement (other than in relation to the Security Agent and the Security Documents) constitutes any Agent as trustee or fiduciary for any other Party or any other person and except where and to the extent otherwise stated in this Agreement such Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

24.4       Majority Lenders' directions

           Each Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instructions each Agent may act as it considers to be in the best interests of all the Lenders.

24.5       Delegation

           Each Agent may act under the Finance Documents through its personnel and agents.

24.6       Responsibility for documentation

           Neither any Agent nor the Arranger is responsible to any other Party for:

           (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

           (b) the collectability of amounts payable under any Finance Document; or

           (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (or in any Report or information memorandum).

24.7       Default

(a) No Agent is obliged to monitor or enquire as to whether or not a Default has occurred. No Agent will be deemed to have knowledge of the occurrence of a Default. However, if an Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders.

(b) Each Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

24.8       Exoneration

(a) Without limiting paragraph (b) below, no Agent will be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of any Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

24.9       Reliance

           Each Agent may:

           (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

           (b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

           (c) engage, pay for and rely on legal or other professional advisers selected by it (including those in such Agent's employment and those representing a Party other than such Agent).

24.10      Credit approval and appraisal

           Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

           (a) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Agent or the Arranger in connection with any Finance Document; and

           (b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.11      Information

(a) The Facility Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b) Each Agent shall, at the cost of the Company, promptly supply a Lender with a copy of each document received by such Agent under Clauses 4, 19.1(d) or 19.2(a) upon the request of that Lender.

(c) Except where this Agreement specifically provides otherwise, no Agent is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d) Except as provided above, neither any Agent nor the Arranger has any duty:

           (i) either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

           (ii) unless specifically requested to do so by a Lender where the Facility Agent or such Lender is entitled to request such certificates, documents or information in accordance with this Agreement, to request any certificates or other documents or information from any Obligor.

24.12      The Agents and Arranger individually

(a) If it is also a Lender, each Agent and the Arranger has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not an Agent or the Arranger, as the case may be.

(b)        Each Agent and the Arranger may:

           (i) carry on any business with any Obligor or its related entities;

           (ii) act as agent or trustee for, or in relation to any financing involving, any Obligor or its related entities; and

           (iii) retain any fees, profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

24.13      Indemnities

(a) Without limiting the liability of any Obligor under the Finance Documents, each Lender shall forthwith on demand indemnify each Agent for its proportion of any liability or loss incurred by such Agent in any way relating to or arising out of its acting as an Agent, except to the extent that the liability or loss arises directly from such Agent's negligence or wilful misconduct.

(b)        A Lender's proportion of the liability or loss set out in paragraph
           (a) above is the proportion which its participation in the Utilisations (if any) bear to all the Utilisations on the date of the demand. If, however, there are no Utilisations outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c) The Company shall forthwith on demand reimburse each Lender for any payment made by it under paragraph (a) above.

24.14      Compliance

(a) Each Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, no Agent need disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of such Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

24.15      Resignation

(a) Notwithstanding Clause 24.1, each Agent may resign (after consultation with the Company) by giving notice to the Lenders and the Company and may be removed by the Majority Lenders giving notice to such Agent and the Company. In that event the Majority Lenders, after consultation with the Company, may appoint a successor (a "Replacement") for such Agent which shall be a reputable and experienced bank, incorporated in England or having a branch in London.

(b) If the Majority Lenders have not, within 30 days after any such notice, so appointed a Replacement which shall have accepted such appointment, the retiring Agent, after consultation with the Company, shall have the right to appoint a Replacement which shall be a reputable and experienced Lender incorporated in England or having a branch in London.

(c) The resignation of the retiring Agent and the appointment of any Replacement shall, subject to Clause 24.15(d), both become effective upon the Replacement notifying all the parties hereto in writing that it accepts such appointment, whereupon the Replacement shall succeed to the position of the retiring Agent and the term "Agent", "Facility Agent" or "Security Agent" in all of the Senior Finance Documents shall include such Replacement where appropriate. This Clause 24 shall continue to benefit a retiring Agent in respect of any action taken or omitted by it hereunder while it was an Agent.

(d) The resignation or removal of a Security Agent shall not become effective until the Facility Agent is satisfied that all things required to be done in order that the Security Documents or replacements therefor shall provide for effective and perfected security in favour of the replacement Security Agent have been done. The Obligors shall take such action as the Facility Agent may reasonably require in order that the Security Documents or replacements therefor shall provide for effective and perfected security in favour of any replacement Security Agent.

(e) The retiring Agent shall make available to the Replacement such documents and records as the Replacement may reasonably request for the purpose of performing its function as the Facility Agent or Security Agent as the case may be.

24.16      Security Agent as Trustee

(a) The Security Agent in its capacity as trustee or otherwise:

           (i) shall not be liable for any failure, omission, or defect in perfecting the security constituted by any Security Document or any security created thereby;

           (ii) may accept without enquiry such title as any Obligor may have to the property over which security is intended to be created by any Security Document.

(b) Save where the Security Agent holds a legal mortgage over, or over an interest in, real property or shares, the Security Agent in its capacity as trustee or otherwise shall not be under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same. The Security Agent may permit the relevant Obligor to retain all such title deeds and other documents in its possession.

(c) Save as otherwise provided in the Security Documents, all moneys which under the trusts herein or therein contained are received by the Security Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders. Additionally, the same may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including any Agent) and upon such terms as the Security Agent may think fit. Any and all such monies and all interest thereon shall be paid over to the Facility Agent forthwith upon demand by the Facility Agent.

(d) Each Finance Party authorises, empowers and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents as trustee or as otherwise provided (and whether or not expressly in the Finance Parties' names) on its behalf.

24.17      Lenders

(a) Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than 5 Business Days' notice from such Lender to the contrary prior to the relevant payment.

(b) Each Lender represents to the Facility Agent that, in the case of a Lender which is a Lender on the date of this Agreement, on the date of this Agreement and, in the case of a Lender which becomes a Lender after the date of this Agreement, on the date it becomes a Lender it is:

           (i)       either:

                     (A) not resident in the United Kingdom for United Kingdom tax purposes; or

                     (B) a "bank" as defined in section 840A of the Income and Corporation Taxes Act 1988 and resident in the United Kingdom; and

           (ii) beneficially entitled to the principal and interest payable by the Facility Agent to it under this Agreement,

           and shall forthwith notify the Facility Agent if either representation ceases to be correct.

24.18      Co-Security Agents

(a) The Security Agent may appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act either as a separate security agent or a co-security agent jointly with the Security Agent (i) if the Security Agent considers that without such appointment the interests of the Finance Parties under the Senior Finance Documents would be materially and adversely affected or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions in any jurisdiction in which any particular act or acts is or are to be performed or (iii) for the purposes of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction of either a judgment already obtained or any of the provisions of the Senior Finance Documents, provided in each case that such separate security agent or co-security agent becomes bound by the terms of the Priority Agreement as if it were the Security Agent.

(b) Each separate security agent or co-security agent shall (subject always to the provisions of the Priority Agreement) have such trusts, powers, authorities and discretions (not exceeding those conferred on the Security Agent by this Agreement) and such duties and obligations as shall be conferred or imposed by the instrument of appointment.

(c) The costs, charges and expenses properly incurred by such separate security agent in performing its function as such shall be treated as costs, charges and expenses incurred by the Security Agent.

25.        FEES

25.1       Arrangement fee

           The Company shall pay to the Arranger on the Closing Date an arrangement fee in the amount agreed in the letter dated on or before the Signing Date from the Facility Agent on behalf of the Arranger to the Company and counter-signed by the Company. The arrangement fee shall be distributed by the Arranger among the Lenders in the proportions agreed between the Arranger and the Lenders. No arrangement fee shall be payable if Closing does not occur.

25.2       Commitment fee

(a) The Company shall pay to the Facility Agent for each Lender a commitment fee in Sterling computed at the rate of zero point seven five per cent. (0.75%) per annum on the daily unutilised balance of that Lender's Tranche A Commitment, Tranche B Commitment and Tranche C Commitment during the period from the date six weeks after the date of this Agreement to (and including) the Closing Date.

(b) The Company shall pay to the Facility Agent for each Lender a commitment fee in Sterling computed at the rate of zero point seven five per cent. (0.75%) on the undrawn, uncancelled amount of such Lender's Tranche D Commitment and Tranche E Commitment during the period from the earlier of the date six weeks after the date of this Agreement and the Closing Date to (and including) the last day of the Tranche D Availability Period or the Tranche E Availability Period (as the case may be) or the date on which the Tranche D Commitments or the Tranche E Commitments (as the case may be) are cancelled in full.

(c) Accrued commitment fee is payable to the Facility Agent quarterly in arrear (the first payment being due on the Closing Date) and also for any Lender on the cancelled amount of its Commitment at the time the cancellation takes effect.

(d) The Company shall not be obliged to pay any of the commitment fees set out in this Clause 25.2 if Closing does not occur.

25.3       Agency fees

           The Company shall pay to the Facility Agent for the account of the Agents the agency fees on the dates and in the amount agreed in the letter dated on or before the Signing Date from the Facility Agent to the Company and counter-signed by the Company. No agency fee shall be payable if Closing does not occur.

25.4       Documentary Credit Issuance Fee

           Each Borrower shall pay to the Facility Agent (for its own account) on the Utilisation Date in respect of each syndicated Documentary Credit an administration fee of (pound)1,000.

25.5       Documentary Credit per annum Fee

           Each Borrower shall pay to the Facility Agent for application by it as agreed between it and the Lenders a fee equivalent to the aggregate of:

           (a) the Margin applied on the face amount of each Documentary Credit issued at its request; and

           (b)       (in the case only of Documentary Credits issued by the LC
                     Bank) an additional point one two five per cent. (0.125%) per annum applied on that portion of the face amount of each Documentary Credit for which the LC Bank is counter-indemnified by the Lenders (other than itself where the LC Bank is also the Lender) pursuant to Clause 5.7, in each case in respect of the period between the date of issue of the Documentary Credit and the earlier of its Expiry Date and the date on which its Outstanding Liability Amount has been reduced to nil.

           The fee shall be payable quarterly in arrears and on the Expiry Date of such Documentary Credit.

25.6       VAT

           Any fee referred to in this Clause 25 (Fees) is exclusive of any value added tax or any other Tax which might be chargeable in connection with that fee. If any value added tax or other Tax is so chargeable, it shall be paid in addition by the relevant Obligor at the same time as it pays the relevant fee.

26.        EXPENSES

26.1       Initial and special costs

           The Company shall promptly on demand pay or procure that the other Borrowers pay the Agents and the Arranger the amount of all reasonable costs and expenses (including legal and notarial fees and expenses) incurred by any of them in connection with:

           (a) due diligence visits, the negotiation, preparation, printing and execution of this Agreement and any other Senior Finance Document (including any executed after the date of this Agreement) or any Documentary Credit and the syndication of the Facilities subject to any limit previously agreed in writing the between the Arranger and the Company;

           (b) any amendment, supplement, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or, in the case of Clause 2.5, the Facility Agent and relating to a Senior Finance Document; and

           (c) any other matter, not of an ordinary administrative nature, arising out of or in connection with a Senior Finance Document,

           together in each case with any applicable value added tax or other Taxes.

26.2       Enforcement costs

           The Company shall promptly on demand pay or procure that the other Borrowers pay to each Finance Party the amount of all costs and expenses (including legal fees and expenses) incurred by it:

           (a) in connection with the enforcement of, or the preservation of any rights under, any Senior Finance Document; or

           (b) (in the case of any Agent only) reasonable costs in investigating any Default where such Agent has reasonable grounds for believing that a Default has, or may have, occurred,

           together in each case with any applicable value added tax or other Taxes.

           While any Event of Default is continuing, the Company shall promptly on demand pay each Agent for the reasonable cost of the management time charged (on the basis of an hourly rate) by such Agent in connection with any additional administration of the Senior Finance Documents arising in consequence of such Event of Default.

26.3       Stamp Duties

           The Company shall pay and promptly on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar Tax which is or becomes payable in connection with the entry into, registration, performance or enforcement of any Finance Document.

27.        INDEMNITIES

27.1       Currency Indemnity

(a) If any amount payable by any Obligor under or in connection with any Senior Finance Document is received by any Finance Party in a currency (the "Payment Currency") other than that agreed to be payable under that Senior Finance Document (the "Agreed Currency"), whether as a result of any judgment or order or the enforcement of the same, the liquidation of such Obligor or otherwise and the amount produced by converting the Payment Currency so received into the Agreed Currency at market rates prevailing at or about the time of receipt of the Payment Currency is less than the amount of the Agreed Currency due under that Senior Finance Document, then the Obligors shall, as an independent and additional obligation, indemnify each Finance Party for the deficiency and any loss sustained as a result.

(b) The indemnities set out in paragraph (a) above shall constitute separate and independent obligations of each of the Obligors from their other obligations under the Senior Finance Documents and shall apply irrespective of any indulgence granted by any Finance Party. The Obligors shall pay the reasonable costs of making any conversion from the Payment Currency to the Agreed Currency.

(c) Each Obligor waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable under that Senior Finance Document.

27.2       General Indemnities

           The Company shall promptly on demand indemnify each Finance Party against any loss, costs or liability which that Finance Party incurs as a consequence of:

           (a)       the occurrence of any Default;

           (b)       the operation of Clause 2.5, Clause 23.2 or Clause 33;

           (c) any payment of principal of or interest on an Advance or of an overdue amount being received otherwise than on its Interest Date;

           (d) (other than by reason of default by a Finance Party) a Utilisation not being made after a Request has been delivered for that Utilisation; or

           (e) acting in accordance with any telex or facsimile instructions purporting to be from the Obligors' Agent or any Obligor,

           including any loss of Margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance (provided that the loss or liability recoverable by any Finance Party under paragraphs (c) or (d) shall not exceed the amount which such Finance Party could claim if it had funded such Advance or overdue amount on a matched basis in the London Interbank Eurocurrency Market).

27.3       Indemnity Relating to Facilities

           The Company agrees to indemnify each Finance Party and each of their respective directors, officers and employees against any and all claims, damages, liabilities, costs and expenses (including legal fees) which may be incurred by or asserted against such Finance Party or their respective directors, officers and employees in connection with or arising out of any such proceedings, actions or enquiry by any regulatory authority of a type referred to in Clause 23.1(n) (ignoring the provision as to materiality contained therein) or any litigation or other proceedings connected with the right to transfer the Acquired Assets (or any part thereof), or the shares of any member of the Target Group under the Transaction Documents or any competing rights to the Acquired Assets (or any part thereof), or to any of the Shares, provided that this indemnity shall not extend to any claim, damage, liability cost or expense arising out of such Finance Parties' negligence or wilful misconduct or that of their respective directors, officers and employees including any breach of any law, regulation or official directive with which it was, at the time of such breach, the practice of banks in its jurisdiction to comply.

28.        EVIDENCE AND CALCULATIONS

28.1       Accounts

           Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

28.2       Certificates and determinations

           Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3       Calculations

           Interest and the fees payable under Clauses 25.2 and 25.5 accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days (or 365 days in the case of any amount denominated in Sterling or Belgian Francs or any other currency in respect of which interest is customarily calculated on the basis of a year of 365 days in the London Interbank Market).

28.4       Certification

           No person who, acting in good faith, gives a certificate on behalf of an Obligor under the Senior Finance Documents shall incur any personal liability by virtue of so doing save to the extent such person acted fraudulently or with gross negligence in giving such certificate.

28.5       Language

           The original English language version of this Agreement shall prevail over any transactions hereof. All notices and other communications and documents (other than where necessary any Security Document) to be delivered hereunder shall be in the English language.

28.6       Interest Act (Canada)

           Without prejudice to Clauses 10.6 and 28.3 and without in any way affecting or altering the calculation of interest under this Agreement, in respect of Utilisations made available to Borrowers incorporated in Canada each rate of interest which is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.


29.        AMENDMENTS AND WAIVERS

29.1       Procedure

(a) Subject to Clause 29.2, if authorised by the Majority Lenders, the Facility Agent or (in the case of the Security Documents) the Security Agent may waive or (with the consent of the Obligors' Agent) amend or vary any term of the Senior Finance Documents. Any such waiver, amendment or variation so authorised and effected shall be binding on all the Finance Parties and the Facility Agent (or Security Agent as the case may be) shall be under no liability in respect of any such waiver, amendment or variation.

(b) The Facility Agent shall promptly notify the Obligors' Agent and the other Finance Parties of any waiver, amendment or variation effected under paragraph (a) above, and any such waiver, amendment or variation shall be binding on all the Parties.

29.2       Exceptions

           A waiver, amendment or variation which relates to:

           (a)       the definition of "Majority Lenders" in Clause 1.1;

           (b) an extension of the date for, or a decrease in an amount or a change in the currency or waiver of, any payment under the Senior Finance Documents;

           (c) a change in a Lender's Commitment or an extension of any Availability Period;

           (d) the incorporation of Additional Borrowers and/or drawers or a change in the Guarantors otherwise than in accordance with Clauses 19.1 or 19.2;

           (e) a term of a Senior Finance Document which expressly requires the consent of each Lender;

           (f)       Clauses 8, 9, 12.6, 33, 38 or this Clause 29;

           (g) any variation as to the ranking of Senior Debt (as defined in the Priority Agreement) or any individual Advance or Utilisation or of Clause 15 of the Priority Agreement; or

           (h) any release of any material security constituted or evidenced by or any amendment or waiver of a material provision of any Security Document or any release of security over shares charged by any of the Security Documents (save where such disposal is expressly permitted by Clause 21.8(a) or any other provision of this Agreement) save where such amendment or waiver is made to correct any inconsistency between the relevant Security Documents and the provisions of this Agreement or the Agreed Security Principles, may not be effected without the consent of each Lender.

29.3       Waivers and remedies cumulative

           The rights of each Finance Party under the Senior Finance Documents:

           (a)       may be exercised as often as necessary;

           (b) are cumulative and not exclusive of its rights under the general law; and

           (c)       may be waived only in writing and specifically.

           Delay in exercising or non-exercise of any such right is not a waiver of that right.

30.        CHANGES TO THE PARTIES

30.1       Transfers by Obligors

           No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

30.2       Transfers by Lenders

(a) A Lender (the "Existing Lender") may at any time, with the prior consent of the Company (not to be unreasonably withheld or delayed and to be deemed to have been given if the Company has not notified the Facility Agent that it does not so consent within 10 Business Days of receipt by the Company of a request for such consent), assign, transfer or novate any of its rights and/or obligations under this Agreement to another bank, trust or financial institution (the "New Lender"), provided that no such consent by the Company will be required where the New Lender is:

           (i)       an Affiliate of the Existing Lender; or

           (ii)      a Lender.

           Unless the Facility Agent otherwise agrees, any partial assignment, transfer or novation must be in a minimum amount of at least (pound)2,000,000.

(b)        A transfer of obligations will be effective only if either:

           (i)       the obligations are novated in accordance with Clause
                     30.3 (Procedure for novation); or

           (ii) the New Lender confirms to the Facility Agent and the Company that it undertakes to be bound by the terms of the Senior Finance Documents as a Lender in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Lender shall be relieved of its obligations under the Senior Finance Documents to the extent that they are transferred to the New Lender.

(c) Nothing in this Agreement restricts the ability of a Lender to sub-participate or sub-contract an obligation if that Lender remains liable under this Agreement for that obligation.

(d) Save where the Existing Lender is an Original Lender, on each occasion an Existing Lender assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent an administration fee of (pound)1,000 and the amount of all third party costs and expenses (together with any applicable value added tax) incurred by the Facility Agent in connection with such assignment, transfer or novation.

(e) Neither an Existing Lender nor any other Finance Party is responsible to a New Lender for:

           (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

           (ii) the collectability of amounts payable under any Finance Document or the financial condition of or the performance of its obligations under the Finance Documents by any Obligor; or

           (iii) the accuracy of any statements or information (whether written or oral) made in or in connection with or supplied in connection with any Finance Document.

(f) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

           (i) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

           (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force; and

           (iii) is a bank, trust or financial institution whose ordinary business includes participation in syndicated facilities of this type.

(g) Nothing in any Finance Document obliges an Existing Lender to:

           (i) accept a re-transfer from a New Lender of any of the rights and/or obligations assigned, transferred or novated under this Clause 30.2 or Clause 30.3; or

           (ii) support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(h) Any reference in this Agreement to a Lender includes a New Lender, but excludes a Lender if no amount is or may be owed to or by that Lender under this Agreement and its Commitment has been cancelled or reduced to nil.

30.3       Procedure for novation

(a) A novation of rights and obligations is effected if:

           (i) the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Substitution Certificate executed by the Existing Lender and the New Lender and the Facility Agent executes it; or

           (ii) a Novation Agreement substantially in the form of Part IV of Schedule 6 is executed by all of the parties to it.

(b) Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Substitution Certificate in the form of Part I of
           Schedule 6 on its behalf. Each Obligor irrevocably authorises the Company to execute any duly completed Novation Agreement on its behalf.

(c) To the extent that they are expressed to be the subject of the novation in the Substitution Certificate or a Novation Agreement each of the Obligors and each of the Lenders agree that:

           (i) the Existing Lender and the other Parties (the "existing Parties") will be released from their obligations to each other under the Senior Finance Documents (the "released obligations"), except for any obligation which the Existing Lender has to the LC Bank pursuant to Clause 5.7 in respect of Documentary Credits issued prior to the date on which such assignment and transfer takes effect as determined below unless otherwise agreed in writing by the LC Bank;

           (ii) the New Lender and the existing Parties will assume obligations towards each other under the Senior Finance Documents which differ from the released obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

           (iii) the rights of the Existing Lender against the existing Parties under the Senior Finance Documents and vice versa (the "released rights") will be cancelled and released; and

           (iv) the New Lender and the existing Parties will acquire rights against each other under the Senior Finance Documents which differ from the released rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, all on the date of execution of the Substitution Certificate by the Facility Agent or, if later, the date specified in the Substitution Certificate or, as the case may be, the Effective Date specified in the Novation Agreement.

           The transferred obligations shall not include any obligation under Clauses 13 and 15 in respect of payments made prior to the effective date of such Substitution Certificate or Novation Agreement.

           The Facility Agent shall notify the Obligors' Agent (on behalf of the Obligors) of any such novation pursuant to this Clause 30.3.

30.4       Reference Banks

           If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be one of the Lenders, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.5       Register

           The Facility Agent shall keep a record of all the Parties and shall supply any other Party (at that Party's expense) with a copy of the record on request.

30.6       Change of Facility Office

           A Lender may change its Facility Office with respect to any Utilisation from time to time on giving not less than five Business Days' prior notice to the Facility Agent provided that if any change in Facility Office would otherwise result in amounts being payable to the relevant Lender pursuant to Clauses 13 or 15.1 then such Lender shall be entitled to receive such amounts only to the extent that such Lender acting through its original Facility Office would have been entitled to claim and receive such amounts.

31.        DISCLOSURE OF INFORMATION

(a) A Lender may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this
           Agreement:

           (i)       a copy of any Finance Document; and

           (ii) any information which that Lender has acquired under or in connection with any Finance Document,

           provided that any such proposed transferee, participant or assignee has agreed with the Company to keep any such Finance Document or information confidential.

(b) The Company and the Facility Agent shall agree the form of all press announcements issued in respect of the Finance Documents and any transaction contemplated thereby.

32.        SET-OFF

           A Finance Party may set off any obligation due but unpaid by an Obligor under the Senior Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not due and payable) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation, at the cost of such Obligor, at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

33.        PRO RATA SHARING

33.1       Redistribution

           If any amount owing by an Obligor under this Agreement to a Finance Party (the "recovering Finance Party") is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 12 (a "recovery"), then:

           (a) the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

           (b) the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 12;

           (c) subject to Clause 33.3 the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "redistribution") equal to the excess;

           (d) the Facility Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 12 and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 12.6; and

           (e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

33.2       Reversal of redistribution

           If:

           (a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

           (b) the recovering Finance Party has paid a redistribution in relation to that recovery,

           each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 33.1(e) will operate in reverse to the extent of the reimbursement.

33.3       Exception

           A recovering Finance Party need not pay a redistribution to the Facility Agent (i) to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 33.1(e) or (ii) where the recovering Finance Party made the recovery as a consequence of a judgment in any legal proceedings, to the extent that any other Finance Party was given notice of such proceedings and, being entitled to do so, did not join in such proceedings.

34.        SEVERABILITY

           If a provision of any Senior Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

           (a) the legality, validity or enforceability in that jurisdiction of any other provision of the Senior Finance Documents; or

           (b) the legality, validity or enforceability in other jurisdictions of that or any other provision of the Senior Finance Documents.

35.        COUNTERPARTS

           This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

36.        NOTICES

36.1       Giving of notices

           All notices or other communications under or in connection with this Agreement shall be given in writing or by telex or facsimile. Any such notice will be deemed to be given as follows:

           (a)       if in writing, when delivered;

           (b) if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; and

           (c)       if by facsimile, when received.

           However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

36.2       Addresses for notices

           The address, telex number and facsimile number of each Party for all notices under or in connection with this Agreement are:

           (a) as specified in Schedule 1 or 2, as the case may be, or in the Transfer Agreement or Guarantor Accession Agreement by which such Party became a party to this Agreement, as such Party's address for notices; or

           (b) as otherwise notified by that Party for this purpose to the Facility Agent (or in the case of the Facility Agent as otherwise notified by the Facility Agent to the other Parties) by not less than five Business Days' notice.

37.        JURISDICTION

37.1       Submission

           For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document (other than the Security Documents) and accordingly submits to the jurisdiction of the English courts.

37.2       Service of process

           Without prejudice to any other mode of service, each Obligor which is not incorporated in England or Wales:

           (a) irrevocably appoints Sisec Limited whose registered office is at 65 Holborn Viaduct, London EC1A 2DY (Attention: Ms Starr Delorme (ref:
                     A7/BJP/SC/AJAP/H0638.00697/London) (provided that if Sisec Limited shall for any reason resign each such Obligor irrevocably appoints the Company) as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

           (b) agrees that failure by such process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

           (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause
                     36.2 (Addresses for notices).

37.3       Forum convenience and enforcement abroad

           Each Obligor:

           (a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

           (b) agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

37.4       Non-exclusivity

           Nothing in this Clause 37 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance
           Document:

           (a)       in any other court of competent jurisdiction; or

           (b)       concurrently in more than one jurisdiction.

38.        GOVERNING LAW

           This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

                                  SCHEDULE 1

                                VARIOUS PARTIES

                                    PART I
                              ORIGINAL BORROWERS


DUNLOP STANDARD AEROSPACE (UK) LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG


Attention:                     Ken Terry

Fax:                           0171 663 9350


SERCK AVIATION LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350


DUNLOP STANDARD AEROSPACE OVERSEAS LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350

DUNLOP STANDARD AEROSPACE (US) INC.

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350


STANDARD AEROSPACE (CANADA) LIMITED (PREVIOUSLY KNOWN AS 351439-1
CANADA INC.)

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350

                                    PART II
                              ORIGINAL GUARANTORS


DUNLOP STANDARD AEROSPACE GROUP LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350


DUNLOP STANDARD AEROSPACE HOLDINGS LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350


DUNLOP STANDARD AEROSPACE (UK) LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350


SERCK AVIATION LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350

DUNLOP STANDARD AEROSPACE OVERSEAS LIMITED

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350


DUNLOP STANDARD AEROSPACE (US) INC.

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350


STANDARD AEROSPACE (CANADA) LIMITED (PREVIOUSLY KNOWN AS 351439-1 CANADA INC.)

Address for notices:           Times Place
                               45 Pall Mall
                               London
                               SW1Y 5JG

Attention:                     Ken Terry

Fax:                           0171 663 9350

                                   PART III

                                    AGENTS

Facility Agent and Security Agent
and Syndication Agent

The Fuji Bank, Limited
River Plate House
7-11 Finsbury Circus
London
EC2M 7DH

Attention:           Mr. Sato
                     Loans Administration Department

Fax:       0171 588 1400
Telex:     886352 FUJIBK G.

                                  SCHEDULE 2

                            LENDERS AND COMMITMENTS


Lenders and Notice                    Tranche A            Tranche B           Tranche C            Tranche D           Tranche E
Details                              Commitments          Commitments         Commitments          Commitments         Commitments
                                       (pound)              (pound)             (pound)              (pound)             (pound)

The Fuji Bank, Limited               160,000,000          50,000,000           50,000,000          50,000,000           75,000,000
River Plate House
7-11 Finsbury Circus
London EC2M 7DH

Attention:

Mr. Sato
Loans Administration
Department

                                  SCHEDULE 3

                        CONDITIONS PRECEDENT DOCUMENTS

                                    PART I

                                 Signing Date


1.

           A certified copy of the constitutional documents, including the memorandum and articles of association, and certificates of registration of each Obligor (or, for each U.S. Obligor, the certificate and articles of incorporation and by-laws), as currently in force.

2.

           (a) A certified copy of a resolution of the board of directors (or equivalent governing body authority) of each of the Newcos (other than Dutchco) approving the terms of, and the transactions contemplated by the Senior Finance Documents to which it is a party and resolving that it execute each such Senior Finance Document;

           (b) satisfactory evidence of the authority of each signatory of each Newco (other than Dutchco) (where such authorised signatories are not registered at the commercial registry as authorised to bind that company by their signature);

           (c) a specimen of the signature of each authorised signatory of each Newco (other than Dutchco);

           (d) a certificate of a director of each Newco (other than Dutchco) (or, for Newcos incorporated in the United States of America, by one of its officers) confirming that utilisation of that part of the Facilities available to it in full would not cause any borrowing limit binding on it to be exceeded;

           (e) a certified copy of a resolution, signed by all the holders of the issued or allotted shares in each Newco (other than the Company, Dutchco, Canadaco or Dunlop Standard Aerospace (US) Inc.), approving the terms of, and the transactions contemplated by, the Senior Finance Documents to which such Newco is to be a party;

           (f)       certificates of good standing for each U.S. Obligor.

3. A certified copy (or originals) of the duly executed Acquisition Agreements, Priority Agreement, Bridge Finance Documents, Shareholders Agreement and any other Transaction Document.

4.         A certified copy of the Base Financial Statements.

5.         A certified copy of the Business Plan.

6.         The Disclosure Letter.

7. Each of the Reports together with signed reliance letters addressed to the Agents and the Lenders where required.

8. Written confirmation from Sisec Limited that it accepts the appointment as process agent for each Obligor which is not incorporated in England and any subsequent appointment made by any Additional Borrower or Additional Guarantor and confirmation from Sisec Limited that any conditions referred to in its letter of appointment have been satisfied.

9.         A certified copy of the Agreed Security Principles.

10. The Structure Memorandum including a list of the Borrowers of the Tranche A Advances, Tranche B Advances and Tranche C Advances and the amounts being borrowed by such Borrowers.

11.        At least four originals of each of the Security Documents listed in
           Part I of Schedule 7 duly executed by each Obligor party thereto, together with the share certificates (other than those relating to the shares in Target Companies), stock transfer and title documents relating to assets charged by such Security Documents which are contemplated to be delivered to the Security Agent (or as it may direct) and copies of all notices required to be despatched pursuant to such Security Documents.

12. Each of the Certificates of Title addressed to the Agents and the Lenders.

13.        The executed Fee Letters.

14. The agreed form intercompany loan agreement between Dunlop Standard Aerospace Holdings Limited and Holdco.

15.        A legal opinion of:

           (a) Allen & Overy, English legal advisers to the Agents, addressed to the Finance Parties;

           (b) Cleary Gottlieb Steen & Hamilton, New York legal advisers to the Agents, addressed to the Finance Parties;

           (c) Borden & Elliot, Canadian legal advisers to the Agents, addressed to the Finance Parties.

16. Letters in the agreed form from each of the directors of each of Dunlop Holdings Limited, Dunlop Limited and Dunlop Aerospace Limited (or from each of the persons who will be appointed a director of any such company at Closing) and of the auditors of each such company confirming that they would be able to make the necessary declarations and provide the necessary reports to enable such company to complete the sections 155-158 CA 1985 procedure were it to be carried out on the Signing Date and that they are not aware of any reason why they will not be able to make such declarations or provide such reports at Closing.

17. List of existing Treasury Transactions (if any) and evidence that such Treasury Transactions have been transferred to Holdco by way of novation.

18. Letter from the Investors to the Facility Agent concerning, amongst other matters, the Reports.

19. Agreed form of the Security Documents to be entered into by members of the Target Group at Closing.

20. Agreed form shareholder resolutions and board resolutions to be passed by the shareholders or board of directors of members of the Target Group (other than, with the exception of BTR Canada Inc, any incorporated in Canada or the United States of America) giving security and/or guarantees at Closing.

21. Agreed form constitutional documents of those members of the Target Group giving security and/or guarantees at Closing;

22.        Agreed form legal opinions to be given at Closing by each of:

           (a)       Allen & Overy;

           (b)       Cleary Gottlieb Steen & Hamilton;

           (c)       Borden & Elliot;

           (d)       Stibbe Simont Monahan Duhot; and

           (e)       Rodyk & Davidson.

23. Agreed form share pledge to be executed on or before Closing by Dutchco over its shares in BTR Aerospace B.V. and BTR Vliegwiel B.V.

24. Agreed form Borrower Accession Agreements to be entered into by Dunlop Aerospace Limited and BTR Canada Inc. together with agreed form board and shareholder resolutions in respect thereof.

25. Agreed form Guarantor Accession Agreements to be entered into by Dutchco and those companies and corporations specified in Schedule 7 Part III.

26. Agreed form board and shareholder resolutions, statutory declarations, reports and letters for each company going through the S155-158 Companies Act 1985 whitewash procedure together with agreed form confirmation from the solicitors for the Company that they will register all relevant resolutions and declarations at the Companies Registry in the United Kingdom.

27. Agreed form full mortgage debenture to be executed on or before Closing by Dunlop Aerospace Limited together with agreed form shareholder resolutions and board resolutions in respect thereof.

28. Agreed form general business charge to be executed on or before Closing by BTR Canada Inc. together with agreed form board resolutions in respect thereof.

29. Agreed form share pledge to be executed on or before Closing by BTR Canada Inc. over its shares in Standard Aero Limited together with agreed form board resolutions in respect thereof.

30. Agreed form share pledge to be executed on or before Closing by Dunlop Standard Aerospace Overseas Limited of the shares of Standard Aero (Asia) Pte Limited and Dunlop Aviation (SEAsia) Pte Limited.

31. Agreed form share pledge to be executed on or before Closing by Dunlop Standard Aerospace Overseas Limited of the shares of Dutchco.

                                    PART II

                             On or before Closing

1.         (a)       A certified copy of a resolution of the board of
                     directors of each of Dunlop Aerospace Limited and Dunlop
                     Investments approving the terms of, and the transactions contemplated by, the Senior Finance Documents to be executed by it at Closing and resolving that it execute each such Senior Finance Document;

           (b) satisfactory evidence of the authority of each signatory of each of Dunlop Aerospace Limited and Dunlop Investments;

           (c) a specimen of the signature of each authorised signatory of each of Dunlop Aerospace Limited and Dunlop Investments;

           (d) a certificate of a director of each of Dunlop Aerospace Limited and Dunlop Investments confirming that Utilisation of that part of the Facilities available to it in full would not cause any borrowing limit binding on it to be exceeded;

           (e) a certified copy of a resolution, signed by all the holders of the issued or allotted shares in Dunlop Investments, approving the terms of, and the transactions contemplated by, the Senior Finance Documents to which such company or corporation is to be a party;

           (f) certified copy of the constitutional documents of each of Dunlop Aerospace Limited and Dunlop Investments.

2. At least two originals of each of:

           (a)       (i)       a full mortgage debenture in the agreed form
                               executed by Dunlop Aerospace Limited;

                     (ii) a share pledge in the agreed form given by Dunlop Standard Aerospace Overseas Limited over its shares in Standard Aero (Asia) Pte Limited and Dunlop Aviation (SE Asia) Pte Limited;

                     (iii) a share pledge in the agreed form to be given by Dunlop Investments over its shares in BTR Aerospace B.V. and BTR Vliegwiel B.V.;

                     (iv) a deed of accession to the mortgage debenture executed by, inter alia, the Company in the agreed form and executed by Dunlop Investments;

                     (v) a share pledge in the agreed form to be given by Dunlop Investments over its shares in Dutchco (if and when acquired),

                     together, in each case, with (I) an undertaking from Lovell White Durrant in the agreed form relating to the title deeds to the Key Properties (other than Bagworth) and (II) the other title documents (if any) relating to the assets charged by the Security Documents which are required to be handed over by the Vendors under the Acquisition Agreements, and in either case are contemplated to be delivered to the Security Agent (or as it may direct) and copies of all notices required to be despatched pursuant to the Security Documents;

           (b) the Borrower Accession Agreements entered into by the proposed Additional Borrowers identified in Schedule 7
                     Part IV and a Guarantor Accession Agreement entered into by Dunlop Investments, or otherwise becoming party to this Agreement at Closing and of each Accession Deed required pursuant to the provisions of the Priority Agreement duly executed by all the parties thereto other than the Facility Agent.

3. A certificate, signed by a director of the Company, confirming that there are no existing Encumbrances registered in respect of any assets of any member of the Target Group other than any notified to the Facility Agent prior to 26th September, 1998 and which are permitted to remain under this Agreement after Closing.

4. Requests in relation to all Utilisations to be made at Closing, together with payment instructions in respect of all funds in the Closing Accounts.

5.         Certified Copy of the Funds Flow Statement.

6. Evidence that all Borrowings not permitted pursuant to Clause 21.10 have been repaid prior to Closing or that the Group will refinance such Borrowings at (or immediately after) Closing in full from funds advanced under this Agreement.

7. Certificate from a director of the Company confirming that each of the Sale and Purchase Agreements is unconditional and that none of the Acquisition Agreements has been amended (other than in such respects as have been notified to the Facility Agent prior to 26th September, 1998) and that neither the Company nor any of its Subsidiaries has waived or agreed to amend or waive any provision of the Acquisition Agreements or elected to complete the Acquisition in circumstances where it would be entitled to decline to do so.

8. Evidence reasonably satisfactory to the Facility Agent that all the regulatory clearances and approvals specified in the Sale and Purchase Agreements necessary for the Acquisition have been obtained.

9. A certificate from the Company delivered at Closing specifying the estimated Acquisition Costs.

10. A certified copy of the Warrant Instrument (as defined in the Bridge Facility Agreement).

11. The Facility Agent shall have received evidence satisfactory to it that the share certificates of each of the U.S. Obligors will be delivered in London at Closing.

12.        (a)       Share certificates, together with executed stock transfer
                     forms (or their equivalent) for all of the issued share capital of Dunlop Investments (provided that, for the avoidance of doubt, share certificates for additional shares in such companies issued following the capitalisation of such companies at Closing, shall not be required to be delivered prior to Closing but the Facility Agent shall require sight of such share certificates, executed but undated, prior to Closing);

           (b) executed stock transfer forms for all additional shares in the capital of any Newco (other than Dutchco) to be issued following the capitalisation of such companies at Closing;

           (c) the Facility Agent shall have had sight of the corporate book of each of the Newcos (other than Dutchco) and be satisfied that the company secretary of each such company has given instructions that such books be written up immediately after Closing to reflect the capitalisation of such companies at Closing;

           (d) share certificates for each of the companies within the Target Group received from the Vendor by the Company at Closing shall be available for inspection by the Facility Agent at Closing and the Facility Agent shall be satisfied that the share certificates for such of those companies whose immediate holding company will not, following Closing, have changed, will be handed to the Facility Agent immediately after Closing; and

           (f) the Facility Agent shall have received from Lovell White Durrant an undertaking in agreed form relating to the share certificates for those companies whose shares are are to be acquired at Closing.

13. The Proforma Accounts.

14. At least two originals of a Guarantor Accession Agreement entered into by Dunlop Investments as an Additional Guarantor, duly executed by all the parties thereto other than the Facility Agent.

                                   PART III

                           Immediately after Closing

1.         (a)       A certified copy of a resolution of the board of
                     directors of each Obligor listed in Schedule 7 Part III approving the terms of, and the transactions contemplated by the Senior Finance Documents to be executed by it at Closing and resolving that it execute each such Senior
                     Finance Document;

           (b) satisfactory evidence of the authority of each signatory of each Obligor listed in Schedule 7 Part III (where such authorised signatories are not registered at the commercial registry as authorised to bind that company by their signature);

           (c) a specimen of the signature of each authorised signatory of each Obligor listed in Schedule 7 Part III (other than Dunlop Aerospace Limited);

           (d) a certified copy of a resolution, signed by all the holders of the issued or allotted shares in each Obligor listed in Schedule 7 Part III (other than those incorporated in Canada and the United States of America), approving the terms of, and the transactions contemplated by, the Senior Finance Documents to which such Obligor is to be a party;

           (e) a certified copy of the certificate of incorporation and constitutional documents of each Obligor listed in
                     Schedule 7 Part III and a certificate of good standing for each U.S. Obligor.

2.         At least two originals of each of:

           (a) the Security Documents listed in Schedule 7 Part II duly executed by each Obligor listed in Schedule 7 Part II and each other party thereto, together with share certificates and executed blank stock transfer forms for each of the companies within the Target Group whose immediate holding company will not, following Closing, change and title documents, in each case relating to assets charged by the Security Documents which are contemplated to be delivered to the Security Agent (or as it may direct) and copies of all notices required to be despatched pursuant to the Security Documents as identified prior to Closing;

           (b) the Guarantor Accession Agreements entered into by the proposed Additional Guarantors identified in Schedule 7
                     Part III or otherwise becoming party to this Agreement at Closing and of each Accession Deed required pursuant to the provisions of the Priority Agreement duly executed by all the parties thereto other than the Facility Agent.

3. Evidence that the s.155-158 Companies Act 1985 procedure has been completed (substantially as contemplated in the agreed form resolutions agreed on or prior to the Signing Date) for each of Dunlop Holdings Limited, Dunlop Limited and Dunlop Aerospace Limited including copies of the auditors report and net assets letter in relation to each such company and copies of the directors register of each such Company, together with an undertaking from the Company to register such materials at the Companies Registry as are required by the Companies Act 1985.

4.        Legal Opinions in the agreed form given by:

           (a)       Allen & Overy;

           (b)       Cleary Gottlieb Steen & Hamilton;

           (c)       Borden & Elliot;

           (d)       Stibbe Simont Monahan Duhot;

           (e)       Rodyk & Davidson;

           (f)       McMaster Gervais;

           (g)       Aikins, Macaulay and Thorvaldson;

           (h)       Hunton & Williams; and

           (i)       Birk Kabrick.

5.        Cheque for land registry fees.

6. The share certificates existing immediately prior to Closing for the entire issued share capital of each member of the Target Group whose shares are being acquired pursuant to the Sale and Purchase Agreements and which are to be charged to the Lenders pursuant to the Security Documents.

                                    PART IV



Each of the documents referred to in paragraphs 1, 2, 4 and 15 of Schedule 3
Part I relating to the Additional Borrower or Additional Guarantor.

                                  SCHEDULE 4

                          MATERIAL GROUP SUBSIDIARIES


Dunlop Aerospace Limited
Dunlop Limited
Dunlop Holdings Limited
Serck Aviation Limited
Standard Aero Limited
BTR Canada Inc
351439-1 Canada Inc
Dunlop Standard Aerospace Overseas Limited
Dunlop Standard Aerospace (UK) Limited
Dunlop Standard Aerospace Holdings Limited
Dunlop Standard Aerospace Group Limited
Standard Aero VoF
Dunlop Standard Aerospace Overseas Investment Limited

                                  SCHEDULE 5

                                FORM OF REQUEST

To:                  The Fuji Bank, Limited as Facility Agent

Attention:           [                              ]

From:                [BORROWER]
                                                         Date:[          ]

                    Dunlop Standard Aerospace Group Limited
                    (pound)260,000,000 Term Loan Facilities
              and (pound)75,000,000 Capital Expenditure Facility
        and(pound)50,000,000 Revolving Credit Facility dated [ ], 1998
                           (the "Credit Agreement")

Terms used in this Request and defined in the Credit Agreement have the same meaning in this Request as in the Credit Agreement.

1.         On behalf of [       ] we request that the Lenders [make an
           Advance/issue a [Documentary Credit - describe]] as follows:

           (a)       Borrower:            [     ]
           (b)       Tranche:             [     ]
           (c)       Utilisation Date:    [     ]
           (d)       Currency:            [     ]
           (e)       Amount:        (pound)[    ]
           (f)       Term:                [     ]
           (g) Payment Instructions:      [     ]/Beneficiary Details: [     ].

2. We confirm, on behalf of the Obligors, that each condition specified in Clause 4.2 (Further conditions precedent) of the Credit Agreement is satisfied on the date of this Request.

[3. We confirm that Clause 5.6 of the Credit Agreement applies in relation to the Documentary Credit referred to in this Request.] *

Yours faithfully,

........................................

for and on behalf of
DUNLOP STANDARD AEROSPACE GROUP LIMITED
as Obligors' Agent

cc:  [Borrower]


*____________________________________
 Request for Documentary Credits only

                                  SCHEDULE 6

                         FORMS OF ACCESSION DOCUMENTS

                                    PART I
                           SUBSTITUTION CERTIFICATE

To:        The Fuji Bank, Limited as Facility Agent under the Credit Agreement

From:      [THE EXISTING BANK] and [THE NEW BANK]            Date: [         ]


                    Dunlop Standard Aerospace Group Limited
                    (pound)260,000,000 Term Loan Facilities
              and (pound)75,000,000 Capital Expenditure Facility
                and (pound)50,000,000 Revolving Credit Facility
                            dated [       ], 1998
                           (the "Credit Agreement")

References to Clauses are to Clauses of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning when used in this certificate.

We refer to Clause 30.3.

1. We [ ] (the "Existing Lender") and [ ] (the "New Lender") agree to the Existing Lender and the New Lender transferring and assigning all the Existing Lender's rights and obligations referred to in the
           Schedule in accordance with Clause 30.3.

2. From the date specified in paragraph 3 below, the New Lender becomes (a) party to the Credit Agreement as a Lender, and (b) party to the Priority Agreement as a Senior Creditor with the rights and obligations referred to in the Schedule and the New Lender undertakes to perform all such obligations.

3. The specified date for the purposes of Clause 30.3(c) is [date of transfer and assignment].

4. The Facility Office and address for notices of the New Lender for the purposes of Clause 36.2 are set out in the Schedule.

5. The New Lender undertakes to counter-indemnify the Existing Lender for the New Lender's pro rata share of all amounts payable by the Existing Lender (whether pursuant to Clause 5.7 or otherwise) in respect of any outstanding Documentary Credit.

6. The Existing Lender and the New Lender acknowledge and agree that Clauses 30.2(d), (e), (f) and (g) and apply to this Substitution Certificate and the transfer and assignment contemplated hereby as if set out in full herein, mutatis mutandis.

7.         This Substitution Certificate is governed by English law.

                                 THE SCHEDULE

             Rights and obligations to be transferred and assigned



[Details of the rights and obligations of the Existing Lender to be transferred and assigned.]

[New Lender]

[Facility Office                                    Address for notices]

[Existing Lender]                              [New Lender]

By:                                            By:

Date:                                          Date:

THE FUJI BANK, LIMITED

as Facility Agent under the Credit Agreement

By:

Date:

                                   PART II
                         BORROWER ACCESSION AGREEMENT

To:        THE FUJI BANK, LIMITED as Facility Agent

From:      [PROPOSED BORROWER] and DUNLOP STANDARD AEROSPACE GROUP LIMITED

                                                                 [Date]

                    Dunlop Standard Aerospace Group Limited
                    (pound)260,000,000 Term Loan Facilities
              and (pound)75,000,000 Capital Expenditure Facility
                and (pound)50,000,000 Revolving Credit Facility
                             dated [     ], 1998
                           (the "Credit Agreement")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 19.1.

We, [Name of company] of [Registered Office] (Registered no. [       ]):

(a) agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 19.1; and

(b) agree to become party to and to be bound by the terms of the Priority Agreement as an Obligor in accordance with Clause [ ] of the Priority Agreement.

[Any agreed limitations]

The address for notices of the Additional Borrower for the purposes of Clause
36.2 is:

[
                                                    ]

This Agreement is governed by English law.

[ADDITIONAL BORROWER]

By:

DUNLOP STANDARD AEROSPACE GROUP LIMITED
By:

THE FUJI BANK, LIMITED

By:

                                   PART III
                         GUARANTOR ACCESSION AGREEMENT

To:        The Fuji Bank, Limited as Facility Agent

From:      [PROPOSED GUARANTOR] and DUNLOP STANDARD AEROSPACE GROUP LIMITED
                                                             Date: [        ]


                    Dunlop Standard Aerospace Group Limited
                    (pound)260,000,000 Term Loan Facilities
            and (pound)75,000,000 Capital Expenditure Facility and
                  (pound)50,000,000 Revolving Credit Facility
                             dated [      ], 1998
                           (the "Credit Agreement")

Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.

We refer to Clause 19.2.

We, [name of company] of [Registered Office] (Registered no. [ ]):

(a) agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 19.2; and

(b) agree to become party to and to be bound by the terms of the Priority Agreement as an Obligor in accordance with Clause [ ] of the Priority Agreement.

[Agreed limitations]

Our address for notices for the purposes of Clause 36.2 is:

[                                                   ]

This Deed is governed by English law.


[EXECUTION AS A DEED
BY PROPOSED GUARANTOR]

DUNLOP STANDARD AEROSPACE GROUP LIMITED

By:

THE FUJI BANK, LIMITED

By:

                                    PART IV
                    ALTERNATIVE FORM OF NOVATION AGREEMENT


                              NOVATION AGREEMENT



                                DATED [ ], 1998



              relating to a Credit Agreement dated [     ], 1998
                (as supplemented and amended from time to time)


                                    Between


                    DUNLOP STANDARD AEROSPACE GROUP LIMITED
                   and others as Borrowers and/or Guarantors



                            THE FUJI BANK, LIMITED
                        as Arranger and Original Lender



                            THE FUJI BANK, LIMITED
            as Facility Agent, Security Agent and Syndication Agent












                                 ALLEN & OVERY

THIS AGREEMENT is dated [          ], 1998 between:

(1) DUNLOP STANDARD AEROSPACE GROUP LIMITED a company incorporated in England and Wales (Registered No. 3573726) whose registered office is at 10 Snow Hill, London EC1A 2AL for itself and as Obligors' Agent and for and on behalf of the Obligors as defined in the Credit Agreement (the "Company");

(2)        THE FUJI BANK, LIMITED as arranger (in this capacity the
           "Arranger");

(3) THE FUJI BANK, LIMITED as facility agent for the Lenders (in this capacity the "Facility Agent");

(4) [THE FUJI BANK, LIMITED] as the lender(s) party to the Credit Agreement (as defined below) as at today's date (the "Existing Lender");

(5) THE FINANCIAL INSTITUTIONS listed in Schedule 1 as the lenders who wish to accede to the Credit Agreement as Lenders (the "New Lenders");

(6) THE FUJI BANK, LIMITED as LC bank for the Lenders (in this capacity the "LC Bank").

IT IS AGREED as follows:

1.         INTERPRETATION

1.1        Definitions

           In this Agreement, unless the contrary intention appears or the context otherwise requires:

           "Credit Agreement"

           means the credit agreement dated [ ], 1998 between the Company, certain of its subsidiaries as Borrowers and/or Guarantors, The Fuji Bank, Limited as the Arranger, the Original Lender, the LC Bank, the Facility Agent, the Syndication Agent and the Security Agent (as supplemented and amended from time to time).

           "Effective Date"

           means [          ], 199[8].

1.2        Incorporation of Credit Agreement definitions

           Terms defined in the Credit Agreement shall, unless the contrary intention appears or the context otherwise requires, have the same meaning in this Agreement.

1.3        Incorporation

           Clauses 1.2 (Construction), 37 (Jurisdiction), 29.3 (Waivers and remedies cumulative) and 34 (Severability) of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

2.         CONSENT, CONFIRMATION AND DESIGNATION

2.1        Consent and confirmation

           The Company (for itself and on behalf of each of the Obligors), the Arranger, the Existing Lender and the Facility Agent each consent to the New Lenders becoming Lenders and confirm that, except as expressly provided by the terms of this Agreement, each of the Senior Finance Documents shall continue in full force and effect.

2.2        Designation

           The Facility Agent, the Lenders and the Company hereby designate this Agreement a Senior Finance Document.

3.         NOVATION

3.1        Novation of Commitments and related rights and obligations

           On the Effective Date (regardless of whether a Default is then outstanding):

           (a) each New Lender will become:

                     (i) a Lender under the Credit Agreement with the Commitments as set out opposite its name in
                               Schedule 2 Part I and with the participations in any Utilisations then outstanding as set out opposite its name in Schedule 2 Part II; and

                     (ii)      a Senior Creditor under the Priority Agreement;

           (b) each Existing Lender's Commitments shall be and be deemed to be reduced down to the levels set out opposite its name in Schedule 2 Part I;

           (c) the Existing Lender's participations in any Utilisations then outstanding shall be and shall be deemed to be reduced down to the levels set out opposite its name in
                     Schedule 2 Part II;

           (d) each New Lender will automatically obtain and assume, and undertakes to perform, all of the rights and obligations of a Lender under and in respect of each of the Senior Finance Documents in respect of the rights and obligations transferred to it and/or assumed by it under paragraphs (a), (b) and (c) above;

           (e) the obligations and liabilities of the Existing Lender and each of the New Lenders pursuant to Clause 5.7 (Lenders' Counter-guarantee) with respect to any Documentary Credit outstanding on the Effective Date shall be adjusted to that which it would have been had such Existing Lender and such New Lender had the Commitments set opposite their names in Schedule 2 Part I on the date such Documentary Credit was issued; and

           (f) each Obligor shall automatically acquire rights against and assume obligations towards each of the New Lenders on the basis of the rights and obligations transferred to and/or assumed by the New Lenders under paragraphs (a),
                     (b), (c) and (e) above.

3.2        Amounts due on or before the Effective Date

(a) All amounts (if any) payable to an Existing Lender by any Obligor on or before the Effective Date (including, without limitation, all interest and fees payable on the Effective Date) in respect of any period ending on or prior to the Effective Date shall be for the account of such Existing Lender, and none of the New Lenders shall have any interest in, or any rights in respect of, any such amount.

(b)        If any Utilisation falls to be made on the Effective Date:

           (i) the Facility Agent will promptly notify each of the New Lenders of that fact (and the amount of its participation in that Utilisation in accordance with paragraph (ii) below); and

           (ii) the Existing Lender and each New Lender shall participate in that Utilisation (subject to the terms of the Credit Agreement) as if the novation of Commitments under Clauses 3.1(a), (b) and (c) (Novation of Commitments and related rights and obligations), of this Agreement had taken effect prior to opening of business three Business Days before the Effective Date, and the Company as Obligors' Agent acknowledges that an Existing Lender will not be obliged to participate in any such Utilisation to any greater extent than its pro rata share of such Utilisation determined on the basis of the Commitments in Schedule 2 Part I.

3.3        Administrative details

           Each New Lender has delivered to the Facility Agent its initial details for the purposes of Clause 36 (Notices) of the Credit Agreement and Clause 28 (Notices) of the Priority Agreement.

4.         CONFIRMATION BY NEW LENDERS

           Each New Lender confirms that:

           (a) it has power and authority to become a party to the Senior Finance Documents and has taken all necessary action to authorise execution of this Agreement and has obtained all necessary approvals and consents to the assumption of its obligations under the Credit Agreement and the Priority Agreement;

           (b) it is a Recognised Lender [and (only if it is a bank having its principal place of business in the U.S.A.) it is a bank as defined in section 3(a)(6) of the Securities Exchange Act 1934 of the USA]; and

           (c) it does not have an entitlement, were the Effective Date to be the date of this Agreement, to receive amounts payable under Clauses 13, 15.1 or 15.3 of the Credit Agreement in amounts greater than would have been payable by the Obligors under the Credit Agreement at that time in the absence of the novation under this Agreement.

5.         NATURE OF THIS AGREEMENT

           For the avoidance of doubt, the parties to this Agreement agree that the transfer of rights and obligations contemplated by this Agreement shall take effect (in accordance with its terms) as a novation so that:

           (a) Schedule 2 is substituted for Schedule 2 to the Facility Agreement on the Effective Date; and

           (b) Clauses 30.2 (Transfers by Lenders) and 30.3 (Procedure for Novation) of the Credit Agreement are deemed to be set out in full in this Agreement.

6.         COUNTERPARTS

           This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.         GOVERNING LAW AND JURISDICTION

           This Agreement is governed by and shall be construed in accordance with English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                  SCHEDULE 1

                                  NEW LENDERS


                                  SCHEDULE 2
                                    PART I

                            LENDERS AND COMMITMENTS


        Lender               Tranche A             Tranche B             Tranche C             Tranche D             Tranche E
                            Commitments           Commitments           Commitments           Commitments           Commitments
                              (pound)               (pound)               (pound)               (pound)               (pound)







                                    PART II

                           LENDERS AND UTILISATIONS


        Lender               Tranche A             Tranche B             Tranche C             Tranche D             Tranche E
                              Advance               Advance               Advance               Advances              Advance
                              (pound)                  C$                    $                   (pound)              (pound)







[Details of Documentary Credits]

                     SIGNATORIES TO THE NOVATION AGREEMENT


The Company (for and on behalf of the Obligors)

DUNLOP STANDARD AEROSPACE GROUP LIMITED

By:


Arranger

THE FUJI BANK, LIMITED

By:


Facility Agent


THE FUJI BANK, LIMITED

By:


Existing Lender

THE FUJI BANK, LIMITED

By:


New Lenders

[                    ]

By:


LC Bank

THE FUJI BANK, LIMITED

By:

                                  SCHEDULE 7

                                    PART I
                              SECURITY DOCUMENTS

                     (To be given on or prior to Signing)


United Kingdom (English law unless otherwise stated)

1. Debenture from Dunlop Standard Aerospace Group Limited, Dunlop Standard Aerospace Holdings Limited, Dunlop Standard Aerospace (UK) Limited, Serck Aviation Limited and Dunlop Standard Aerospace Overseas Limited.

2. Pledge of shares from Dunlop Standard Aerospace Overseas Limited of shares of Dunlop Standard Aerospace (US) Inc.

3. Assignment of the benefit of the Acquisition Agreements from Dunlop Standard Aerospace (US) Inc..

United States of America (New York law unless otherwise stated)

1.         General business charge from Dunlop Standard Aerospace (US) Inc.

2. Pledge of shares from Dunlop Standard Aerospace (US) Inc. of the shares of Dunlop Aviation North America Inc, Standard Aero Inc, and Stewart Warner South Wind Corporation (English Law).

Canada (Canadian law)

1. Pledge of shares from Dunlop Standard Aerospace Overseas Limited of the shares of Canadaco.

2.         Pledge of shares from Canadaco of the shares of BTR Canada Inc.

3.         General Security Agreement from Canadaco.

                                    PART II

                              SECURITY DOCUMENTS

                           (To be given at Closing)


United Kingdom (English law unless otherwise stated)

1.* Debenture from Dunlop Aerospace Limited (to secure its own liabilities under the Finance Documents)

2. Debenture from Dunlop Holdings Limited, Dunlop Aerospace Limited and Dunlop Limited.


United States of America (New York law unless otherwise stated)

1. Pledge of Shares from Standard Aero Inc of its shares in Standard Aero (Alliance) Inc (English law).

2. General business charge from Dunlop Aviation North America Inc, Standard Aero Inc, Standard Aero (Alliance) Inc and Stewart Warner South Wind Corporation.

3.         Trademark Security Agreement from Stewart Warner South Wind
           Corporation.

4. Mortgage of Property from Standard Aero (Alliance) Inc over property located at 1029 Ross Avenue, Maryville, Tennessee.

5. Mortgage of Property from Stewart Warner South Wind Corporation over property located in Troy, Indiana.


Canada (Canadian law)

1.         Pledge of Shares from BTR Canada Inc of the shares of Standard Aero
           Limited.

2.         General Security Agreement from BTR Canada Inc.

3. General Security Agreement from Standard Aero Limited and Dunlop Aviation Canada Inc.

4. Pledge of Shares from Dunlop Aviation North America Inc of the shares of Dunlop Aviation Canada Inc.

5.         Mortgage over property located in Winnipeg.

6.         Hypothec over movable property in Quebec from Standard Aero
           Limited.

Singapore  (Singapore law)

1.* Pledge of Shares from Dunlop Standard Aerospace Overseas Limited of the shares of Standard Aero (Asia) Pte Limited and Dunlop Aviation (SE Asia) Pte Limited.


The Netherlands  (Dutch Law)

1. Pledge of shares from Dunlop Investments of the shares of BTR Aerospace B.V. and BTR Vliegwiel B.V.


* Items marked with an asterisk are to be given prior to Closing occurring.

                                   PART III
                             ADDITIONAL GUARANTORS

          (To become Guarantors as soon as practicable after Closing)


BTR Canada Inc
Standard Aero Limited
Dunlop Aviation Canada Inc
Dunlop Aviation North America Inc
Standard Aero Inc
Stewart Warner South Wind Corporation
Standard Aero (Alliance) Inc
Dunlop Holdings Limited
Dunlop Limited
Dunlop Aerospace Limited

                                    PART IV
                             ADDITIONAL BORROWERS


Dunlop Aerospace Limited

                                  SCHEDULE 8

                          FORM OF DOCUMENTARY CREDIT

                                    PART I

                             [LC Bank Letterhead]


To:        [


                                          ]


For the attention of: [                             ]


Dear Sirs,

                   Non-Transferable Letter of Credit No [ ]

We hereby issue our Irrevocable Non-Transferable Letter of Credit No. [      ],
details of which are as follows:

Account Party:                 [Borrower under Facility Agreement.]

Availability:                  By payment against delivery of Required
                               Documents.

Beneficiary:                   [Details.]

Charges: All banking charges and commissions other than our own are for Beneficiary's account.

Maximum Amount:                [                  ]

Payment Currency:              [Sterling or an Optional Currency.]

Expiry Date:                   [                  ]

Partial Payment:               Partial payments are permitted, provided that
                               the Payment Amounts shall not in the aggregate exceed the Maximum Amount.

Payment Amount:                An amount in the Payment Currency certified in
                               a Certificate of Beneficiary to be a Payment
                               Amount.

Required Documents: A Certificate of Beneficiary in the form set out in Appendix A hereto, duly completed in a manner consistent with the requirements of this Letter of Credit and signed on behalf of the Beneficiary.

We engage with the Beneficiary that within five working days in London after receipt by us at our offices at [ ] of the related Required Documents conforming to the terms of this Letter of Credit we will pay to or to the order of the Beneficiary, in the Payment Currency in funds providing same day value, by credit to the account specified in the related Certificate of Beneficiary, the lesser of:

(i)        each Payment Amount, as stated in Required Documents; and

(ii) the balance of the Maximum Amount after deducting the amount of any and all previous payments by us under this Letter of Credit.

This Letter of Credit and the Beneficiary's rights and benefits hereunder shall be Non-Transferable and shall be payable only against presentation of Required Documents. This Letter of Credit shall expire on, and no payment shall be made pursuant hereto after, the Expiry Date.

Save in so far as such provisions may be inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the provisions of the Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500.

This Letter of Credit and the Credit established hereby shall be governed by English law. For the avoidance of doubt, it is confirmed that demand may be made hereunder by tested telex.

Yours faithfully,




..........................
for and on behalf of
[                        ]

                                E X H I B I T  A

                          CERTIFICATE OF BENEFICIARY

To:        [L/C Bank]




Dear Sirs,

Non-Transferable Letter of Credit No. [             ] (the "Credit")

With reference to the above Credit, we hereby certify that:

(a)        we have provided general banking facilities to [      ] [and its
           subsidiaries] incorporated in [      ];

(b)        an aggregate amount (the "Payment Amount") of [      ] (comprising
           [      ] of principal and [      ] of interest and/or other charges)
           fell due for payment in [      ] by [      ] on [      ]and remains
           due and unpaid at the date of this Certificate.

Accordingly, we hereby request payment pursuant to the Credit of the Payment
Amount. Payment is to be made to our account (A/c No. [      ]) with [      ]
at [      ].

Yours faithfully,




......................................
for and on behalf of
[                           ]

                                    PART II

                                 (Syndicated)

To:        [                        ]



For the attention of:


[date]



Dear Sirs,

Irrevocable Non-Transferable Letter of Credit No. [      ]

The Lenders (as defined below) in their several Participation Percentages (as defined below) hereby issue this Irrevocable Non-Transferable Letter of Credit No. [ ] (the "Credit"), details of which are as follows:

Account Party:                  [Borrower under Facility Agreement.]

Facility Agent:                 The Fuji Bank, Limited as Facility Agent for
                                the Lenders or any other person notified from time to time by the Facility Agent to the Beneficiary as being the Facility Agent for the purposes of the Credit.

Facility Agent's Office:        [                 ],  or such other office
                                from time to time  notified by the Facility
                                Agent to the Beneficiary.

Availability:                   By payment against delivery of Required
                                Documents.

Lender:                                  Name          Participation Percentage

                                       [     ]                   [ %]
                                       [     ]                   [ %]
                                       [     ]                   [ %]

Beneficiary:                    [details]

Charges: Any banking or other charges and commissions (other than our own) are for the Beneficiary's account.

Maximum Amount:                 [                    ]

Payment Currency:               [Sterling or an Optional Currency.]

Expiry Date:                    [                    ]

Partial Payment:                Partial payments are permitted, provided that
                                the Payment Amounts shall not in the aggregate exceed the Maximum Amount.

Participation Percentage:       In relation to a Lender, the percentage set
                                out opposite its name above, as varied by any novation referred to below.

Payment Amount:                 An amount in the Payment Currency certified in
                                a Certificate of Beneficiary to be a Payment
                                Amount.

Required Documents:             A Certificate of Beneficiary in the form set
                                out in Appendix A hereto, (duly completed in a manner consistent with the requirements of this credit and signed on behalf of the Beneficiary).

Each Lender engages with the Beneficiary that within five working days in London after receipt by the Facility Agent at the Facility Agent's Office of the related Required Documents conforming to the terms of this Credit, such Lender will pay to or to the order of the Beneficiary, in the Payment Currency in funds providing same day value, by credit to the account specified in the related Certificate of Beneficiary, its Participation Percentage of the lesser of:

(i)        each Payment Amount, as stated in the Required Documents; and

(ii) the balance of the Maximum Amount after deducting the amount of any and all previous payments by the Banks under this Credit.

This Credit shall be non-transferable and shall be payable only against presentation of the Required Documents. This Credit shall expire on, and no payment shall be made pursuant hereto after, the Expiry Date.

The obligations of the Lenders under this Credit are several according to their respective Participation Percentages and not joint and several and neither the Facility Agent nor any Lender shall be liable for the failure of any Lender to perform its obligations hereunder. The aggregate amount payable by each Lender hereunder shall not exceed its Participation Percentage of the Maximum Amount.

The Facility Agent shall have no liability hereunder except in its capacity as a Lender.

A Lender (the "Existing Lender") may with the prior written consent of the Beneficiary, such consent not to be unreasonably withheld or delayed, novate all or part of its rights and/or obligations under this Credit to another bank or financial institution (the "New Lender"). Such consent of the Beneficiary shall not be withheld where an Existing Bank wishes to novate all or part of its obligations to a New Lender which is at the time of such novation rated BBB or above by Standard & Poor's Corporation or Baa2 by Moody's Investor Services Inc. A novation of rights and/or obligations will only be effected if the Existing Lender and the New Lender deliver to the Facility Agent a duly completed certificate, substantially in the form of Annex B hereto (a "LC Transfer Certificate") duly executed by each of them and the Beneficiary (which shall be obliged to execute the same where not entitled to withhold consent to the transaction) and then countersigned by the Facility Agent on behalf of the other Lenders.

Upon the novation becoming effective in the manner referred to in the previous paragraph, the Existing Lender shall be relieved of its obligations under this Credit to the extent that they are novated to the New Lender and any reference in this Credit to a Lender shall include the New Lender. Each Lender (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute a duly completed LC Transfer Certificate on its behalf.

Failure by the Beneficiary (within ten Business Days of receiving a written request therefor) to give consent to any novation pursuant to, and to execute an LC Transfer Certificate, which by the terms of this Credit it is not entitled to withhold or fail to execute will result in all obligations of the Existing Lender which were to have been novated being cancelled at the expiry of such ten Business Day period, such cancellation to result in non-payment by that Existing Lender of its Participation Percentage of any further Payment Amount without affecting the payments to be made by the other Lenders in respect thereof.

On the date of execution of the Transfer Certificate by the Facility Agent and (if the Beneficiary's consent is required but not deemed given) the Beneficiary or, if later, the date specified in the LC Transfer Certificate:

(i) the Facility Agent, the other Lenders and the Beneficiary (the "Existing Parties") and the Existing Lender will be released from their obligations to each other under this Credit (the "Discharged Obligations");

(ii) the New Lender and the Existing Parties will assume obligations towards each other which differ from the Discharged Obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

(iii) the rights of the Existing Lender against the Existing Parties and vice versa (the "Discharged Rights") will be cancelled; and

(iv) the New Lender and the Existing Parties will acquire rights against each other which differ from the Discharged Rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender, in each case to the extent only that the same relate to or arise out of the amount of the Existing Lender's Participation Percentage specified in the LC Transfer Certificate.

Save insofar as such provisions may be inconsistent with the express terms of this Credit, this Credit is subject to the provisions of the Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500. This Letter of Credit shall expire on, and no payment shall be made pursuant hereto after, the Expiry Date.

This Letter of Credit and the Credit established hereby shall be governed by English law. For the avoidance of doubt, it is confirmed that demand may be made hereunder by tested telex.

Yours faithfully,


.........................................
[Facility Agent to sign
on behalf of each Lender]

                                    ANNEX A

                          Certificate of Beneficiary


To:        [The Fuji Bank, Limited]


[date]


Dear Sirs,

Irrevocable Non-Transferable Letter of Credit No. [    ] (the "Credit")

With reference to the above Credit, we hereby certify that:

(a)

           we have provided general banking facilities to [      ] [and its
           subsidiaries] incorporated in [      ];

(b)        an aggregate amount (the "Payment Amount") of [      ] (comprising
           [      ] of principal and [      ] of interest and/or other charges)
           fell due for payment in [Payment Currency] by [      ] on [      ]
           and remains due and unpaid at the date of this Certificate.

Accordingly, we hereby request payment pursuant to the Credit of the Payment
Amount. Payment is to be made to our account (A/c No. [      ] with [      ]
at [      ].


Yours faithfully,



for and on behalf of
[Beneficiary]

                                    ANNEX B

                            LC Transfer Certificate

To:        The Fuji Bank, Limited

From:      [THE EXISTING LENDER], [THE NEW LENDER] and [THE BENEFICIARY]


[date]


Dear Sirs,

Irrevocable Non-Transferable Letter of Credit No. [    ] (the "Credit")

With reference to the above Credit:

1. We [ ] (the "Existing Lender"), [ ] (the "New Lender") and [ ] (the "Beneficiary") agree to the Existing Lender and the New Lender novating all the Existing Lender's rights and obligations referred to in the Schedule in accordance with the provisions of the Credit.

2. The New Lender hereby undertakes with the Existing Lender and each of the other parties to the Credit that it will perform in accordance with its terms all those obligations which by the terms of the Credit will be assumed by it under the Credit after delivery of the executed copies of this LC Transfer Certificate to the Facility Agent (as defined in the Credit) and countersignature thereof by the Facility Agent on behalf of the other Lenders (as defined in the Credit) (and, as the case may be, the Beneficiary), and the New Lender hereby undertakes to be bound by the provisions of the Credit.

3. The Existing Lender hereby gives notice that nothing herein or in the Credit (or any other document relating thereto) shall oblige the Existing Lender (i) to accept a re-transfer from or novation by the New Lender of the whole or any part of its rights, benefits and/or obligations under the Credit or (ii) to support any losses directly or indirectly sustained or incurred by the New Lender for any reason whatsoever arising out of or in connection with the Credit or its obligations thereunder. The New Lender hereby acknowledges the absence of any such obligation as is referred to in (i) and (ii) above.

4. The address for notices to the New Lender is set out in the Schedule.

5.         This LC Transfer Certificate is governed by English law.

                                 THE SCHEDULE

                   Rights and obligations to be substituted

[Details of the rights and obligations of the Existing Lender to be novated.]


[Existing Lender]          [New Lender]                    [Facility Agent]

By:                        By:                             By:

Date:                      Date:                           Date:

[Beneficiary]

By:

Date:

                                  SCHEDULE 9

                    TERMS OF LENDERS' INDEMNITY TO LC BANK

1. Each Lender ("Tranche D Bank") having a Tranche D Commitment or which had a Tranche D Commitment which it has assigned, transferred or novated without the written consent of the LC Bank in each case on the date of issue of a Documentary Credit, will pay any amount demanded of it by the LC Bank pursuant to Clause 5.7 on the later of the date that the LC Bank has itself to make payment under such Documentary Credit (as notified by the LC Bank to such Tranche D Bank in the demand) and two Business Days after receipt by such Tranche D Bank of such demand.

2. Where a Tranche D Bank makes a payment pursuant to paragraph 1 after the date on which the LC Bank makes the relevant payment under the Documentary Credit in question, such Tranche D Bank shall pay on demand to the LC Bank its pro rata share (as calculated in Clause 5.7) of such amount as the LC Bank certifies (such certification to be conclusive in the absence of manifest error) as necessary to compensate it for funding the amount demanded in the interim.

3. No assurance, security or payment avoided under any law relating to bankruptcy, liquidation, insolvency, reconstruction or reorganisation or any similar laws and no release settlement, arrangement or discharge which may have been given or made on the basis of any such assurance, security or payment shall prejudice or affect the right of the LC Bank to recover from each of the Tranche D Bank to the full extent of their obligations under Clause 5.7 and this Schedule 9.

4.         The obligations of each Tranche D Bank under Clause 5.7 and this
           Schedule 9 shall not be impaired, affected or revoked by any act, omission, transaction, limitation, matter, thing or circumstance whatsoever which but for this provision might operate to release or exonerate such Tranche D Bank from all or any part of its obligations under Clause 5.7 and this Schedule 9 or reduce, impair or affect such obligations or cause all or any part of such obligations to be irrecoverable from or unenforceable against any Obligor or to discharge, reduce, affect or impair any of such obligations, including without limitation:

           (a) any time, waiver or indulgence granted to any Obligor or any other person or the forbearance of the LC Bank in enforcing the obligations of any Obligor or any other person under this Agreement or any of the other Senior Finance Documents or in respect of any other guarantee, security, obligation, right or remedy;

           (b) the recovery of any judgment against any Obligor or any other person or any action to enforce the same;

           (c) the taking of any other security from any Obligor or any other person or the failure, refusal or neglect to take, perfect or enforce, any rights, remedies or securities from or against any Obligor or any other person or all or any part of the security constituted by any of the Senior Finance Documents;

           (d) any alteration in the constitution of any Obligor or any defect in or irregular exercise of the borrowing or other powers of any Obligor or any other person or any legal limitation, disability, incapacity or other circumstance relating to any Obligor or any other person whether arising in relation to this Agreement, any of the other Finance Documents or any other guarantee or security or otherwise howsoever;

           (e) any amendment or supplement to or variation of any Finance Document;

           (f) the insolvency, bankruptcy, liquidation, reconstruction or reorganisation of, or analogous proceedings relating to any Obligor or any other person or any composition or arrangement made by any of them with the LC Bank, any Lender or any other person or any transfer or extinction of any liabilities of or any Obligor by any law, order, regulation, decree, court order or similar instrument; or

           (g) any irregularity, unenforceability or invalidity of any obligations of any Obligor or any other person under any security or document (to the intent that such Tranche D Bank's obligations under Clause 5.7 and this Schedule 9 shall remain in full force as if there were no such irregularity, unenforceability or invalidity).

5. The LC Bank shall be entitled to enforce the obligations of each Lender under Clause 5.7 and this Schedule 9 without making any demand on or taking any proceedings against or filing any proof or claim in any insolvency, winding up or liquidation of any Obligor or any other person or exhausting any right or remedy against any Obligor or any other person or taking any action to enforce any part of the security constituted or evidenced by any of the Finance Documents.

6.         The obligations of each Tranche D Bank under Clause 5.7 and this
           Schedule 9 shall be continuing obligations and shall extend to the ultimate balance of the obligations referred to in paragraph (a) thereof. If, for any reason, such obligations cease to be continuing obligations, the LC Bank may open a new account with or continue any existing account with any Obligor or other person and the liability of each Tranche D Bank in respect of amounts guaranteed by it pursuant to Clause 5.7 and this Schedule 9 at the date of such cessation shall remain regardless of any payments in or out of any such account.

7. The LC Bank's rights under Clause 5.7 and this Schedule 9 shall be in addition to and shall be in no way prejudiced by any other rights of or security held by the LC Bank in relation to the obligations of any Obligor. The LC Bank's rights under Clause 5.7 and this Schedule 9 are in addition to and are not exclusive of those provided by law.

8. A certificate of the LC Bank as to any amount due to it from any Lender pursuant to Clause 5.7 and this Schedule 9 shall be conclusive in the absence of manifest error.

                                  SCHEDULE 10

                       CALCULATION OF THE MANDATORY COST


(a) The Mandatory Cost for an Advance for each of its Interest Periods is the rate determined by the Facility Agent to be equal to the arithmetic mean (rounded upward, if necessary, to four decimal places) of the respective rates notified by each of the Reference Banks to the Facility Agent and calculated in accordance with the following formulae:

           in relation to an Advance denominated in Sterling:

           BY + S(Y-Z) + F x 0.01 % per annum = Mandatory Cost
           ----------------------
                 100-(B + S)

           in relation to any other Advance:

           F x 0.01 % per annum = Mandatory Cost
           -------
              300

           where on the day of application of the formula:

           B is the percentage of the Reference Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

           Y is the rate at which Sterling deposits are offered by the Reference Bank to leading banks in the London interbank market at or about 11.00 a.m. on that day for the relevant period;

           S is the percentage of the Reference Bank's eligible liabilities which the Bank of England requires the Reference Bank to place as a special deposit;

           Z is the interest rate per annum allowed by the Bank of England on special deposits; and

           F is the charge payable by the Reference Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations but where for this purpose, the figure in paragraph 2.02b and 2.03b will be deemed to be zero expressed in pounds per (pound)1 million of the fee base of the Reference Bank.

(b)        For the purposes of this Schedule 10:

           (i) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England; and

           (ii)      "fee base" has the meaning given to it in the Fees
                     Regulations;

           (iii)     "Fees Regulations" means :

                     (1) prior to 31st March, 1999, the Banking Supervision (Fees) Regulations 1998; and

                     (2) on and after 31st March, 1999, any regulations governing the payment of fees for banking supervision.

           (ii) "relevant period" in relation to each Interest Period, means:

                     (A)       if it is three months or less, that Interest
                               Period; or

                     (B) if it is more than three months, each successive period of three months and any necessary shorter period comprised in that Interest Period.

(c) In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15.

(d) If a Reference Bank does not supply a rate to the Facility Agent, the applicable Mandatory Cost will be determined on the basis of the rate(s) supplied by the remaining Reference Banks.

(e)        (i)       The formula is applied on the first day of each relevant
                     period comprised in the relevant Interest Period.

           (ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(f) If the Facility Agent determines that a change in circumstances has rendered, or will render, the formula inappropriate, the Facility Agent (after consultation with the Lenders) shall notify the Company of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Facility Agent shall, in the absence of manifest error, be binding on all the Parties.

                      SIGNATORIES TO THE CREDIT AGREEMENT


Company

DUNLOP STANDARD AEROSPACE GROUP LIMITED

By:        DAVID UNRUH



Original Borrowers

DUNLOP STANDARD AEROSPACE (UK) LIMITED

By:        DAVID UNRUH


SERCK AVIATION LIMITED

By:        DAVID UNRUH


DUNLOP STANDARD AEROSPACE OVERSEAS LIMITED

By:        DAVID UNRUH


DUNLOP STANDARD AEROSPACE (US) INC.

By:        DAVID UNRUH


STANDARD AEROSPACE (CANADA) LIMITED (previously known as 351439-1 CANADA INC.)

By:        DAVID UNRUH


Original Guarantors

DUNLOP STANDARD AEROSPACE GROUP LIMITED

By:        DAVID UNRUH


DUNLOP STANDARD AEROSPACE HOLDINGS LIMITED

By:        DAVID UNRUH


DUNLOP STANDARD AEROSPACE (UK) LIMITED

By:        DAVID UNRUH


SERCK AVIATION LIMITED

By:        DAVID UNRUH


DUNLOP STANDARD AEROSPACE OVERSEAS LIMITED

By:        DAVID UNRUH


DUNLOP STANDARD AEROSPACE (US) INC.

By:        DAVID UNRUH


STANDARD AEROSPACE (CANADA) LIMITED (previously known as 351439-1 CANADA INC.)


By:        DAVID UNRUH



Arranger

THE FUJI BANK, LIMITED

By:        PAUL CARMAN



Original Lenders

THE FUJI BANK, LIMITED

By:        PAUL CARMAN



LC Bank

THE FUJI BANK, LIMITED

By:        PAUL CARMAN



Facility Agent

THE FUJI BANK, LIMITED

By:        PAUL CARMAN



Security Agent

THE FUJI BANK, LIMITED

By:        PAUL CARMAN



Syndication Agent

THE FUJI BANK, LIMITED

By:        PAUL CARMAN

               SIGNATORIES TO THE SUPPLEMENTAL CREDIT AGREEMENT


COMPANY

DUNLOP STANDARD AEROSPACE GROUP LIMITED

By:        PIET WALTON-KNIGHT



The Obligors
(other than the Company)

DUNLOP STANDARD AEROSPACE (UK) LIMITED
SERCK AVIATION LIMITED
DUNLOP STANDARD
AEROSPACE OVERSEAS LIMITED
DUNLOP STANDARD AEROSPACE (US) INC.
STANDARD AEROSPACE (CANADA) LIMITED (previously known as 351439-1 CANADA
INC.)
DUNLOP STANDARD AEROSPACE HOLDINGS LIMITED

By Dunlop Standard Aerospace Group Limited as Obligors' Agent

By:        PIET WALTON-KNIGHT

Arranger

THE FUJI BANK, LIMITED

By:        PAUL CARMAN


Original Lenders

THE FUJI BANK, LIMITED

By:        PAUL CARMAN


Facility Agent

THE FUJI BANK, LIMITED

By:        PAUL CARMAN


Security Agent

THE FUJI BANK, LIMITED

By:        PAUL CARMAN


Syndication Agent

THE FUJI BANK, LIMITED

By:        PAUL CARMAN

                                  SCHEDULE 4

                     AMENDED AND RESTATED CREDIT AGREEMENT
                 Conformed copy of the Credit Agreement dated
               31st July, 1998 as supplemented and amended by a
               supplemental agreement dated 28th September, 1998

                               CREDIT AGREEMENT

                             DATED 31st July, 1998


                              (pound)260,000,000

                             TERM LOAN FACILITIES

                               (pound)75,000,000

                              CAPITAL EXPENDITURE
                                   FACILITY

                               (pound)50,000,000

                           REVOLVING CREDIT FACILITY

                                    Between

                    DUNLOP STANDARD AEROSPACE GROUP LIMITED
                   and others as Borrowers and/or Guarantors

                            THE FUJI BANK, LIMITED
                                  as Arranger

                                  THE LENDERS

                            THE FUJI BANK, LIMITED
                     as Facility Agent and Security Agent

                            THE FUJI BANK, LIMITED
                             as Syndication Agent

                  THIS CREDIT AGREEMENT IS ENTERED INTO WITH
     THE BENEFIT OF AND SUBJECT TO THE TERMS OF A PRIORITY AGREEMENT DATED
                    ON OR ABOUT THE DATE OF THIS AGREEMENT

                                 ALLEN & OVERY
                                    London
                                  B3:139964.5

                                     INDEX

Clause                                                                    Page

1.         Interpretation....................................................1
2.         The Facilities...................................................27
3.         Purpose..........................................................31
4.         Conditions Precedent.............................................31
5.         Drawdown.........................................................35
6.         Optional Currencies..............................................39
7.         Ancillary Facilities.............................................41
8.         Repayment........................................................42
9.         Prepayment And Cancellation......................................45
10.        Interest.........................................................49
11.        Interest Periods.................................................52
12.        Payments.........................................................53
13.        Taxes............................................................55
14.        Market Disruption................................................58
15.        Increased Costs..................................................59
16.        Illegality.......................................................60
17.        Mitigation.......................................................61
18.        Guarantee........................................................62
19.        Additional Borrowers, Guarantors And Security....................66
20.        Representations And Warranties...................................70
21.        Undertakings.....................................................79
22.        Financial Covenants.............................................100
23.        Default.........................................................110
24.        The Agents And The Arranger.....................................117
25.        Fees............................................................123
26.        Expenses........................................................124
27.        Indemnities.....................................................125
28.        Evidence And Calculations.......................................127
29.        Amendments And Waivers..........................................128
30.        Changes To The Parties..........................................129
31.        Disclosure Of Information.......................................132
32.        Set-Off.........................................................132
33.        Pro Rata Sharing................................................132
34.        Severability....................................................133
35.        Counterparts....................................................134
36.        Notices.........................................................134
37.        Jurisdiction....................................................134
38.        Governing Law...................................................135

Schedules                                                                 Page

1.         Various Parties.................................................136
           Part I - Original Borrowers.....................................136
           Part II - Original Guarantors...................................138
           Part III - Agents...............................................140
2.         Lenders and Commitments.........................................141
3.         Conditions Precedent Documents..................................142
4.         Material Group Subsidiaries.....................................152
5.         Form of Request.................................................153
6.         Forms of Accession Documents....................................154
           Part I - Substitution Certificate...............................154
           Part II - Borrower Accession Agreement..........................156
           Part III - Guarantor Accession Agreement........................157
           Part IV - Alternative Form of Novation Agreement................158
7.         Security Documents..............................................166
           Part I - Security Documents - To Be Given On Or Prior
             To Signing....................................................166
           Part II - Security Documents To Be Given At Closing.............167
           Part III - Additional Guarantors................................169
           Part IV - Additional Borrowers..................................170
8.         Form of Documentary Credit......................................171
9.         Terms of Lenders' Indemnity to LC Bank..........................180
10.        Calculation of the Mandatory Cost...............................182

Signatories to the Credit Agreement........................................184


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*   Requests for Documentary Credits only.